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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-151111

Prospectus Supplement
(to Prospectus dated June 9, 2008)

           CAPITOL TRUST XII

$33,500,000
10.50% Trust Preferred Securities
(liquidation amount $10 per security)
fully and unconditionally guaranteed, as described herein, by

          Capitol Trust XII, a Delaware statutory trust will issue the Trust Preferred Securities. Each Trust Preferred Security represents an undivided beneficial interest in the Trust. The only assets of the Trust will be the 10.50% Junior Subordinated Debentures due 2038 issued by Capitol Bancorp Ltd., which we refer to as the "Debentures." The Trust will pay distributions on the Trust Preferred Securities only from the proceeds, if any, of interest payments on the Debentures.

          The Debentures will bear interest from and including July 7, 2008 at the annual rate of 10.50% of their principal amount, payable quarterly in arrears on each March 31, June 30, September 30 and December 31, commencing on September 30, 2008.

          We have the right, on one or more occasions, to defer the payment of interest for one or more interest periods by extending the interest payment period for a period not to exceed 20 consecutive quarters, during which extended interest period no interest shall be due and payable. No extended interest period may extend beyond the maturity date or end on a date other than an interest payment date.

          At our option, we may redeem the Debentures at 100% of their principal amount on or after September 30, 2013 or prior to such date after the occurrence of a "tax event," "investment company event" or "capital treatment event," as described herein, plus accrued and unpaid interest to the date of redemption.

          The Debentures will be subordinated upon our liquidation to all existing and future senior and subordinated debt of Capitol Bancorp Ltd., but will rank equally upon our liquidation with debt that by its terms does not rank senior upon our liquidation to the Debentures and with our trade creditors, and will be effectively subordinated to all liabilities of our subsidiaries. As a result, the Trust Preferred Securities also will be effectively subordinated to the same debt and liabilities. Capitol Bancorp Ltd. will guarantee the Trust Preferred Securities on a subordinated basis to the extent described in this prospectus supplement.

          The Trust Preferred Securities and the Debentures are not deposits or other obligations of a bank. They are not insured by the FDIC or any other government agency. An application has been made to list the Trust Preferred Securities on the New York Stock Exchange, Inc. We expect the Trust Preferred Securities to be approved for listing and eligible for trading on the New York Stock Exchange upon initial delivery of the Trust Preferred Securities under the symbol "CBC PrB."

          See "Risk Factors" beginning on page 13 of this prospectus supplement to read about factors you should consider before buying the Trust Preferred Securities.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Trust Preferred Security		Total(1)(2)(3)
Initial public offering price	$10.00		$33,500,000
Proceeds, before expenses and commissions, to Capitol Bancorp Ltd.	$10.00	(2)	$33,500,000

(1)
The initial public offering price does not include accrued distributions, if any, on the Trust Preferred Securities from July 7, 2008 to the date of delivery.

(2)
In view of the fact that the proceeds of the sale of the Trust Preferred Securities will be invested in the Debentures, we have agreed to pay the underwriters, as compensation for arranging the investment therein of such proceeds, $0.3150 per Trust Preferred Security, except that we will pay the underwriters $0.2150 per Trust Preferred Security for an aggregate of $15.0 million Trust Preferred Securities purchased by our bank subsidiaries or other affiliates. See "Underwriting."

(3)
The underwriters may also purchase up to an additional 502,500 Trust Preferred Securities at the public offering price within 30 days of the date on the cover of this prospectus supplement to cover over-allotments, if any.

          The underwriters expect to deliver the Trust Preferred Securities in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about July 7, 2008. Beneficial interests in the Trust Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants:

Howe Barnes Hoefer & Arnett

Keefe, Bruyette & Woods	Sandler O'Neill + Partners L.P.

Prospectus Supplement dated June 30, 2008

*
To be Merged into One Bank (See Summary Information—Recent Developments)

**
Part of a Pending Sale to a Third Party (See Summary Information—Recent Developments)

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading "Where You Can Find More Information."

        Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to "Capitol," "we," "us," "our" or similar references mean Capitol Bancorp Ltd. and its subsidiaries, and references to the "Trust" mean Capitol Trust XII.

        If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement and the accompanying prospectus and in the documents referred to in this prospectus supplement and the accompanying prospectus and which are made available to the public. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

        We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

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SUMMARY INFORMATION

        This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the Trust Preferred Securities. You should read this entire prospectus supplement and accompanying prospectus, including the "Risk Factors" section and the documents incorporated by reference.

CAPITOL BANCORP LTD.

        Capitol is a $5.1 billion national community bank development company, with a network of 64 separately chartered banks with operations in 17 states. Capitol is the holder of the largest number of individual bank charters in the country. Capitol identifies opportunities for the development of new community banks, raises capital, and mentors new community banks through their stages of development and provides efficient back-office services to its growing network of community banks. Each of Capitol's community banks has full local decision-making authority and is managed by an on-site president under the direction of a local board of directors, composed of business leaders from the bank's community. Founded in 1988, Capitol has executive offices in Lansing, Michigan, and Phoenix, Arizona. At March 31, 2008, Capitol had total assets of $5.1 billion, deposits of $3.9 billion and stockholders' equity of $387.4 million.

        Through its subsidiary banks and other affiliates, Capitol's banks provide their customers with relationship-based banking, trust and other financial services and products. Capitol's banks provide a full range of customer-focused banking services to individuals, businesses and other customers located in the bank's community, including commercial lending, equipment leasing, trust services, brokerage and investment advisory services, property and casualty insurance, brokerage services, life insurance and annuity products and portfolio management services.

Capitol's Development Strategy

        Bank Development as a Defined Focus.    Bank development on a national scale is a natural extension of Capitol's focused community banking model. Capitol's bank development philosophy is based on the following key ingredients necessary to start a new bank:

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  A bank president candidate with a significant background in the future bank's business community, who is capable of attracting customer relationships and other banking professionals;

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  An office address from which to operate a bank, optimally located in the center of commerce within the applicable business community;

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  A dynamic and diverse group of potential board members, drawn from the local business community, to oversee the future bank's activities and assist in business development; and

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  Availability of capital from community investors seeking to invest up to 49% in the required start-up equity of the future bank.

        Each new bank typically starts as a single-location office. The bank is led by a president and a team of banking professionals with significant local experience, overseen by an independent board of directors composed of business leaders drawn from that local community. Each bank has on-site authority to make all decisions which directly affect the customer, such as credit approval and the pricing and structure of loan and deposit products. Capitol's development strategy is to foster an environment where its banking professionals focus on meeting and exceeding customers' needs, as opposed to transaction-oriented financial institutions which only focus on selling financial products to customers and emphasizing market share.

        Notably, "market size" is not a significant factor in Capitol's approach to bank development. Rather, the key is people. Capitol has recognized from its beginning that its banking focus always has been, and always will be, a people business. As a result, Capitol's banks are often small in market size, which facilitates an emphasis on personalized banking relationships.

        "Incubation" of Young Community Banks.    New banks, just like most start-up businesses, are rarely profitable from the outset. Each of Capitol's new bank subsidiaries is provided with sufficient capital to absorb early period losses and to support balance-sheet growth. During these early periods of operation, Capitol's management works closely with the de novo bank's president in providing guidance and assistance to help achieve the bank's goals and objectives as it navigates toward future profitability. When a de novo bank achieves certain developmental milestones (such as age, cumulative profitability, return on equity or other measures), Capitol may offer the bank's community investors (up to 49% of the bank's start-up capital) an opportunity to exchange their bank investment for shares of Capitol's common stock, at a multiple of the bank's then current book value. The associated exchange offer (which Capitol is not contractually obligated to offer) is generally subject to approval by the bank's shareholders. When the exchange offer is made, the bank is often 'turning the corner' on cumulative profitability. If the shareholders elect to enter into the share exchange transaction, the bank's shareholders can achieve both a return on their original investment in the bank and liquidity in the form of marketable shares of Capitol's common stock. In 2007, Capitol completed one share-exchange transaction, and two share-exchange transactions were completed in 2006.

        Monitoring and Managing Capitol's Investments in Community Banks.    The concept of bank development is not limited to starting and nurturing new banks. At Capitol, it also means nurturing middle-stage and mature bank affiliates to help them maximize their potential. Capitol monitors and manages its investments in community banks through regional presidents, supported by Capitol's bank financial analysis group. Capitol's bank financial analysis group assists its bank subsidiaries in the development of detailed budgets, assists with asset/liability management strategies, monitors progress with the banks' business plans and reviews monthly operating results for each bank. In addition to the monitoring of operating results, Capitol assists its banks in managing capital, including funding supplemental capital when needed to support bank growth.

        Capitol's unique relationship with its banks is multidimensional: as an investor, mentor and service provider. As investor, Capitol closely monitors the financial performance of its bank subsidiaries. Capitol's mentoring role of providing assistance and guidance when and where necessary to help enhance bank performance is most important for its newest bank subsidiaries, where guidance is needed during their early formative stages. Capitol also provides efficient back-office support services which can be conducted centrally or regionally for all of its bank subsidiaries and which do not involve a direct interface with the bank customer. These services include:

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  Accounting;

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  Capital management;

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  Credit administration;

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  Data processing;

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  Human resources administration;

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  Internal audit; and

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  Legal support.

        Diversification Strategy.    Capitol continues to expand geographically to minimize a concentration of assets in any particular region. Over the last ten years, Capitol has specifically expanded its geographic presence by entering new markets, such as California, Colorado, Nevada, Texas and the Southeast regions.

        The following table presents the percentage of the Company's total assets for selected regions:

Percentage of Total Assets by Region:
		As of December 31,
	March 31, 2008
		2004	2000	1997
By Region:
Great Lakes	40.5%	54.2%	67.8%	91.1%
Arizona	20.8%	27.8%	25.1%	7.9%
California	10.5%	6.9%	0.0%	0.0%
Nevada	9.5%	10.2%	6.5%	0.0%
Other	18.7%	0.9%	0.6%	1.0%

Consolidated Total	100.0%	100.0%	100.0%	100.0%

        As the table above highlights, Capitol's strategy of entering new markets has resulted in diversification. The Great Lakes Region (which includes Michigan, Indiana and Ohio) continues to shrink as a percentage of the consolidated total, comprising 40.5% of Capitol's consolidated assets at March 31, 2008, compared to more than 50% at December 31, 2004 and 91.1% at December 31, 1997. In addition, in the first quarter of 2008, we announced the signing of a definitive agreement for the sale of four of our Michigan bank subsidiaries with total assets of $410 million. On a pro forma basis, after that proposed sale, the Great Lakes Region would comprise 35% of our total assets. Future asset growth and bank development is expected to emphasize regions other than the Great Lakes Region, improving the balance of Capitol's geographic presence and reducing the exposure to adverse economic conditions of any particular region.

        The following tables provide information regarding each of the regions in which we operate:

			Three Months ended March 31,
	Total Assets		Revenue		Net Income
	3/31/08	12/31/07	2008	2007	2008	2007
	(dollars in thousands)
By Region:
Arizona	$1,053,576	$1,033,001	$19,197	$21,428	$2,319	$3,532
California	533,155	525,383	8,430	7,801	20	26
Colorado	156,909	128,930	2,484	1,183	(274)	137
Great Lakes	2,050,249	2,044,487	35,474	36,639	(829)	1,044
Midwest	151,230	113,587	2,188	933	(641)	(286)
Nevada	479,997	474,882	8,501	9,070	651	1,347
Northeast	26,979	17,171	292	—	(215)	—
Northwest	135,823	123,590	2,174	1,335	(851)	(753)
Southeast	375,065	351,403	6,237	4,686	281	(47)
Texas	33,639	20,934	357	—	(440)	—
Other, net	70,061	68,395	734	349	2,170	1,271

Consolidated Total	$5,066,683	$4,901,763	$86,068	$83,424	$2,191	$6,271

	Portfolio Loans		Allowance for Loan Losses		Nonperforming Loans
	3/31/08	12/31/07	3/31/08	12/31/07	3/31/08	12/31/07
	(dollars in thousands)
By Region:
Arizona	$945,431	$949,808	$9,169	$9,129	$13,575	$11,210
California	427,710	407,391	5,613	5,110	4,143	4,548
Colorado	145,425	125,568	2,192	1,883	—	—
Great Lakes	1,877,338	1,865,340	31,821	29,140	54,918	48,271
Midwest	131,262	102,617	2,065	1,509	—	—
Nevada	436,177	422,609	4,818	4,373	5,625	1,079
Northeast	19,796	12,421	297	187	—	—
Northwest	117,553	96,851	2,092	1,587	1,910	222
Southeast	315,012	290,580	4,839	4,227	2,827	915
Texas	26,655	12,970	395	190	—	—
Other, net	25,269	28,546	(1,635)	789	5,840	6,385

Consolidated Total	$4,467,628	$4,314,701	$61,666	$58,124	$88,838	$72,630

Recent Developments

        Divestiture of Four Michigan Banks.    On March 31, 2008, Capitol announced that it had entered into a definitive agreement to sell four affiliate western Michigan banks: Grand Haven Bank, Kent Commerce Bank, Muskegon Commerce Bank and Paragon Bank & Trust, with combined assets of $410 million as of March 31, 2008, to Northstar Financial Group Inc. for approximately $52 million. No material gain or loss is expected to be reported upon completion of the sale. The transaction, which is subject to regulatory approval is expected to close during the second half of 2008, pending regulatory approval and other standard closing conditions.

        Common Stock Dividend.    On April 24, 2008, Capitol announced its 63rd consecutive quarterly cash dividend to shareholders. The declared dividend of $0.15 was paid June 2, 2008 to holders of record on May 9, 2008.

        Consolidation of Two Michigan Bank Affiliates.    On April 30, 2008, Capitol announced that it plans to consolidate two affiliate banks, Oakland Commerce Bank and Macomb Community Bank. The two southeast Michigan banks will join and operate as one. Macomb Community Bank is located in Clinton Township, approximately 30 miles northeast of Oakland Commerce Bank in Farmington Hills. This transaction is subject to regulatory approval and is expected to be completed in the third quarter of 2008.

        Community Bank and Joint Venture Developments.    On May 5, 2008, Capitol announced the opening of its 10th individually chartered community bank in Arizona, Colonia Bank, located in Phoenix. On May 15, 2008, Pisgah Community Bank, located in Asheville, North Carolina, commenced operations. Both of these banks are majority-owned by bank-development subsidiaries controlled by Capitol.

        Through May 31, 2008, Capitol has opened four de novo community banks in 2008 and currently has applications pending for five de novo banks in four states. Earlier in 2008, Capitol also announced a joint venture that will result in a 51 percent ownership of Forethought Federal Savings Bank, an industry leader in providing trust-related, pre-need funeral planning products and services.

        Private Placement.    In May 2008, Capitol commenced a private offering of up to $25 million of promissory notes, bearing interest at 9%, with a maturity of five years. Such offering was made solely to "accredited investors" who are affiliated with or associates of Capitol or its subsidiaries. It is anticipated that the offering will be completed on or about June 30, 2008. Proceeds from the offering will be used for bank development and other corporate purposes.

CAPITOL TRUST XII

        The Trust is a statutory trust formed under Delaware law pursuant to:

  •
  a trust agreement executed by us, as depositor of the Trust, the Administrative trustees and the Delaware trustee of the Trust; and

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  a certificate of trust filed with the Delaware Secretary of State.

        In connection with this offering, the trust agreement will be amended and restated in its entirety substantially in the form filed as an exhibit to our registration statement, to which this prospectus supplement relates. The Trust exists for the exclusive purposes of:

  •
  issuing the Trust Preferred Securities and common securities representing undivided beneficial interests in the Trust;

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  investing the proceeds from the sale of the Trust Preferred Securities and common securities in the Debentures; and

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  engaging in only those activities convenient, necessary or incidental to these purposes.

        The Trust's business and affairs will be conducted by its trustees. The trustees will be Wells Fargo Bank, N.A. as the "property trustee," Wells Fargo Delaware Trust Company as the "Delaware trustee," and three individual trustees, or "administrative trustees," who are employees or officers of or affiliated with us.

        The principal executive office of the Trust is c/o Capitol Bancorp Ltd., Capitol Bancorp Center, 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933 Attention: Administrative Trustees of Capitol Trust XII, and the Trust's telephone number is (517) 487-6555.

THE TRUST PREFERRED SECURITIES

        Each Trust Preferred Security represents an undivided beneficial interest in the Trust.

        The Trust will sell the Trust Preferred Securities to the public and its common securities to Capitol. It is currently contemplated that certain bank subsidiaries or other affiliates of Capitol will purchase approximately $24.6 million of the Trust Preferred Securities. The Trust will use the proceeds from those sales to purchase $34,536,090 ($39,716,510 if the underwriters' over-allotment option is exercised in full) aggregate principal amount of 10.50% Junior Subordinated Debentures due 2038 of Capitol, which we refer to in this prospectus supplement as the "Debentures." Capitol will pay interest on the Debentures at the same rate and on the same dates as the Trust makes payments on the Trust Preferred Securities. The Trust will use the payments it receives on the Debentures to make the corresponding payments on the Trust Preferred Securities.

Distributions

        If you purchase Trust Preferred Securities, you will be entitled to receive periodic distributions on the stated liquidation amount of $10 per Trust Preferred Security (the "liquidation amount") on the same payment dates and in the same amounts as we pay interest to the Trust on a principal amount of Debentures equal to the liquidation amount of such Trust Preferred Security. Distributions will accumulate from July 7, 2008. The Trust will make distribution payments on the Trust Preferred Securities quarterly in arrears on the last calendar day of March, June, September and December of each year, commencing on September 30, 2008. In the event that any date on which distributions are payable is not a business day, payment of that distribution will be made on the next business day (and without any interest or other payment in connection with this delay) except that, if the next business day falls in the next calendar year, payment of the distribution will be made on the immediately preceding business day, in either case with the same force and effect as if made on the original distribution date. If, as described below, we defer payment of interest on the Debentures, distributions by the Trust on the Trust Preferred Securities will also be deferred.

Deferral of Distributions

        We have the right, on one or more occasions, so long as no event of default under the Debentures has occurred and is continuing, to defer the payment of interest on the Debentures for one or more consecutive interest periods that do not exceed 20 consecutive quarters, without giving rise to an event of default under the terms of the Debentures or the Trust Preferred Securities. However, no interest deferral may extend beyond the maturity date of the Debentures.

        If we exercise our right to defer interest payments on the Debentures, the Trust will also defer paying a corresponding amount of distributions on the Trust Preferred Securities during that period of deferral.

        Although neither we nor the Trust will be required to make any interest or distribution payments during a deferral period, interest on the Debentures will continue to accrue during deferral periods and, as a result, distributions on the Trust Preferred Securities will continue to accumulate at the interest rate of 10.50% on the Debentures, compounded on each distribution date.

        Following the end of a deferral period, we will be required, to calculate and pay all interest accrued and unpaid on the Debentures, and then the applicable amounts will be paid with respect to the Trust Preferred Securities. During a deferral period, we will be restricted from taking certain actions. See "—Certain Payment Restrictions Applicable to Capitol" below.

        If we defer payments of interest on the Debentures, the Debentures will be treated as being issued with original issue discount for United States federal income tax purposes. This means that you must include interest income with respect to the deferred distributions on your Trust Preferred Securities in your gross income for United States federal income tax purposes, even though neither we nor the Trust will make actual payments on the Debentures, or on the Trust Preferred Securities, as the case may be, during the relevant deferral period. See "Certain United States Federal Income Tax Consequences—United States Holders—Interest Income and Original Issue Discount."

Redemption of Trust Preferred Securities

        The Trust will use the proceeds of any repayment or redemption of the Debentures to redeem, on a proportionate basis, an equal amount of Trust Preferred Securities and common securities. See "Description of the Trust Preferred Securities and Related Instruments—Redemption or Exchange."

        For a description of our rights to redeem the Debentures, see "Description of the Debentures—Redemption or Exchange."

Liquidation of the Trust and Distribution of Debentures to Holders

        Subject to our having received prior approval of the Board of Governors of the Federal Reserve System (which we refer to in this prospectus supplement as the Federal Reserve Board), if such approval is then required under applicable capital guidelines or policies of the Federal Reserve Board, we have the right at any time to terminate and liquidate the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, cause the Debentures issued by the Trust to be distributed to the holders of the Trust Preferred Securities and common securities in liquidation of the Trust.

Book-Entry

        The Trust Preferred Securities will be represented by one or more global securities registered in the name of and deposited with The Depository Trust Company ("DTC") or its nominee. This means that you will not receive a certificate for your Trust Preferred Securities, and Trust Preferred Securities will not be registered in your name, except under certain limited circumstances described below in "Book-Entry System."

        The Trust Preferred Securities will be accepted for clearance by DTC. Beneficial interests in the global securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants. Owners of beneficial interests in the Trust Preferred Securities will receive all payments relating to their Trust Preferred Securities in U.S. dollars.

THE DEBENTURES

Interest

        The Debentures will bear interest at the annual rate of 10.50% from the original date of issuance. We will pay that interest quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (we refer to these dates as "interest payment dates"), commencing on September 30, 2008, subject to our right to defer interest payments as described above.

        In the event any interest payment date is not a business day, the interest payment will be made on the following business day without adjustment, provided that if the next business day is in the next succeeding calendar year, the interest payment will be made on the immediately preceding business day without adjustment.

Subordination

        The Debentures will be unsecured and subordinated upon our liquidation, including to all of our existing and future senior and subordinated indebtedness, but will rank equally upon liquidation with our outstanding trust preferred securities, and with debt that by its terms does not rank senior upon our liquidation to the Debentures and with our trade creditors, and will be effectively subordinated to all liabilities of our subsidiaries. As of March 31, 2008, our indebtedness for money borrowed ranking senior to the Debentures upon liquidation, on an unconsolidated basis, totaled approximately $15 million and our subsidiaries' direct borrowings and deposit liabilities that would effectively rank senior to the Debentures totaled approximately $4.3 billion. See "Description of the Debentures—Subordination of the Debentures" for the definition of "senior and subordinated indebtedness."

Certain Payment Restrictions Applicable to Capitol

        If there has occurred an event that would constitute an event of default under the Debentures, if we are in default under our obligations pursuant to the Guarantee (see "—Guarantee by Capitol" below) or if we have given notice of our election to defer payment of interest on the Debentures or any such deferral period is continuing, we may not:

  •
  declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock other than:

  •
  dividends or distributions in our common stock or a declaration of a non-cash dividend in connection with implementing a shareholder rights plan, or the issuance or redemption of stock pursuant to a shareholder rights plan,

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  purchases of our common stock under officer, director or employee benefit plans, or

  •
  as a result of reclassifying our stock;

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  make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank on a parity in all respects with or junior in interest to the corresponding junior subordinated debentures, or make any payment under a guarantee of any subsidiary's securities if the guarantee ranks on a parity in all respects with or junior in interest to the corresponding junior subordinated debentures; or

  •
  redeem, purchase or acquire less than all of the outstanding Debentures or any of the Trust Preferred Securities.

Limitation on Additional Junior Indebtedness

        The indenture governing the Debentures restricts us, as well as our affiliates, from incurring certain additional junior indebtedness, other than:

  •
  indebtedness that is expressly junior and subordinated to the Debentures; and

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  indebtedness that is pari passu with the Debentures, unless the specified financial ratio is satisfied.

        See "Description of the Debentures—Limitation on Additional Junior Indebtedness."

Maturity and Redemption of Debentures

        Unless we elect to accelerate the maturity date as provided below, the principal amount of the Debentures, together with accrued and unpaid interest, is due and payable on September 30, 2038. At any time after September 30, 2013, but before the date which is 90 days before September 30, 2038, we may elect to shorten the maturity date of the Debentures, provided that we have received the prior approval of the Federal Reserve Board if then required under the applicable capital guidelines, policies or regulations of the Federal Reserve Board.

        We may elect to redeem any or all of the Debentures at any time on or after September 30, 2013, to the extent we own any Trust Preferred Securities or, subject to having received the prior approval of the Federal Reserve Board if then required under the capital guidelines, policies or regulations of the Federal Reserve Board, if certain changes occur relating to the capital treatment or tax treatment of the Debentures or investment company laws, which we sometimes refer to as special events. The redemption price of the Debentures will be equal to their principal amount, plus accrued and unpaid interest thereon to the date of redemption. For a description of the special events that would permit redemption of the Debentures, see "Description of the Debentures—Redemption."

Events of Default

        The following events are "events of default" with respect to the Debentures:

  •
  default in the payment of interest on any Debentures and such default continues for a period of 30 days; provided that a valid deferral of an interest payment will not constitute a default in the payment of interest;

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  default in the payment of principal of the Debentures when due and payable;

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  failure to observe any covenants or agreements with respect to the Debentures for a period of 90 days after we receive notice of such default by the indenture trustee or requisite number of holders of Trust Preferred Securities;

  •
  the bankruptcy of Capitol; and

  •
  certain circumstances leading to the dissolution, winding up or termination of the Trust.

        Except in the case of the bankruptcy of Capitol (in which case automatic acceleration will occur), if an event of default under the indenture occurs and continues, the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debentures may declare the entire principal and all accrued but unpaid interest of all Debentures to be due and payable immediately. If the indenture trustee or the holders of Debentures do not make such declaration and the Debentures are beneficially owned by the Trust or trustee of the Trust, the property trustee or the holders of at least 25% in aggregate liquidation amount of the Trust Preferred Securities shall have such right. In calculating the 25% threshold, the Trust Preferred Securities held by our affiliates will be treated as if they were not outstanding.

GUARANTEE BY CAPITOL

        Capitol will fully and unconditionally guarantee payment of amounts due under the Trust Preferred Securities on a subordinated basis, but only to the extent the Trust has funds available for payment of those amounts. We refer to this obligation as the "guarantee." However, the guarantee does not cover payments if the Trust does not have sufficient funds to make the distribution payments, including, for example, if we have failed to pay to the Trust amounts due under the Debentures.

        As issuer of the Debentures, we are also obligated to pay the expenses and other obligations of the Trust, other than its obligations to make payments on the Trust Preferred Securities.

SUMMARY CONSOLIDATED FINANCIAL DATA

        The summary consolidated financial data presented below, as of or for each of the years in the five-year period ended December 31, 2007, were derived from Capitol's audited historical consolidated financial statements. The summary consolidated financial data as of or for the three months ended March 31, 2008 and 2007 were derived from Capitol's unaudited consolidated financial statements. The summary information included below should be read in conjunction with more detailed information included in Capitol's 2007 Annual Report on Form 10-K and March 31, 2008 Report on Form 10-Q. Results for past periods are not necessarily indicative of results that may be expected for any future period, and accordingly, results for the three-month period ended March 31, 2008 are not necessarily indicative of results that may be expected for the year ending December 31, 2008.

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(dollars in thousands, except per share data)
Statement of Income Data:
Interest income:
Portfolio loans (including fees)	$77,331	$73,524	$314,800	$264,701	$214,882	$173,376	$157,114
Loans held for sale	300	946	2,133	2,740	2,627	2,150	3,299
Taxable investment securities	133	208	773	956	1,008	1,331	749
Federal funds sold	1,213	2,544	10,687	8,703	4,734	1,620	1,344
Other	526	617	2,046	2,253	1,188	612	1,910

Total interest income	79,503	77,839	330,439	279,353	224,439	179,089	164,416
Interest expense:
Deposits	30,688	28,329	124,160	88,629	53,213	36,695	41,260
Debt obligations and other	6,880	4,829	23,002	16,957	14,366	10,801	8,230

Total interest expense	37,568	33,158	147,162	105,586	67,579	47,496	49,490

Net interest income	41,935	44,681	183,277	173,767	156,860	131,593	114,926
Provision for loan losses	8,958	3,932	25,340	12,156	10,960	12,708	9,861

Net interest income after provision for loan losses	32,977	40,749	157,937	161,611	145,900	118,885	105,065
Noninterest income:
Service charges on deposit accounts	1,333	1,105	4,787	4,318	4,120	4,381	4,319
Trust and wealth-management revenue	1,645	1,037	5,149	3,336	2,069	3,456	2,614
Fees from origination of non-portfolio residential mortgage loans	921	1,307	4,482	5,439	6,146	5,581	8,710
Gain on sales of government-guaranteed loans	580	800	2,733	2,434	2,980	3,778	3,635
Realized gains on sale of investment securities available for sale	43		(2)		8	(603)	4
Other	2,043	1,336	7,232	6,005	5,725	2,659	805

Total noninterest income	6,565	5,585	24,381	21,532	21,048	19,252	20,087
Noninterest expense:
Salaries and employee benefits	25,548	26,072	106,563	85,196	72,387	63,281	55,264
Occupancy	4,404	3,497	15,079	12,116	9,735	8,791	7,723
Equipment rent, depreciation and maintenance	2,866	2,642	10,022	8,389	6,369	5,494	4,847

Preopening and start-up costs	$952	$928	$5,693	$4,462	$2,971	$448	$536
Directors' fees	802	683	2,819	2,196	1,577	914	796
Advertising	776	736	3,315	2,921	2,266	1,981	1,756
Paper, printing and supplies	770	652	2,870	2,409	2,135	1,697	1,728
Bank services (ATMs, telephone banking and Internet banking)	555	557	2,115	1,564	1,229	1,123	1,094
Communications	508	405	1,728	1,380	1,229	996	944
Professional fees	488	506	2,468	2,547	2,124	2,046	1,549
Taxes other than income taxes	374	489	1,786	1,372	1,401	1,010	909
Other	6,762	4,656	21,702	13,252	13,866	10,006	9,806

Total noninterest expense	44,805	41,823	176,160	137,804	117,289	97,787	86,952

Income (loss) before income taxes and minority interest	(5,263)	4,511	6,158	45,339	49,659	40,350	38,200
Income taxes (benefit)	(1,995)	1,764	2,824	15,463	19,232	14,699	14,035

Income (loss) before minority interest	(3,268)	2,747	3,334	29,876	30,427	25,651	24,165
Minority interest in net losses (income) of consolidated subsidiaries	5,459	3,524	18,603	12,515	5,498	1,065	(785)

Net income	$2,191	$6,271	$21,937	$42,391	$35,925	$26,716	$23,380

Per Share Data:
Earnings per share:
Basic	$0.13	$0.38	$1.29	$2.69	$2.42	$1.88	$1.86
Diluted	0.13	0.36	1.27	2.57	2.34	1.79	1.77
Dividends	0.25	0.25	1.00	0.95	0.72	0.65	0.51
Book value (at end of period)	$22.37	$22.37	$22.47	$21.73	$19.13	$17.00	$15.60
Financial Condition Data (at end of period):
Investment securities	$37,898	$38,676	$39,597	$40,653	$43,674	$42,363	$93,207
Portfolio loans	4,467,628	3,620,981	4,314,701	3,488,678	2,991,189	2,692,904	2,247,440
Assets	5,066,683	4,254,526	4,901,763	4,065,816	3,475,721	3,091,418	2,737,062
Deposits	3,945,754	3,392,035	3,844,745	3,258,485	2,785,259	2,510,072	2,288,664
Notes payable and short-term borrowings	379,044	173,000	320,384	191,154	175,729	172,534	92,774
Subordinated debentures	156,153	156,058	156,130	101,035	100,940	100,845	90,816
Minority interests in consolidated subsidiaries	164,525	123,600	156,198	126,512	83,838	39,520	30,946
Stockholders' equity	387,433	381,992	389,145	361,879	301,866	252,159	218,897
Total capitalization(1)	708,111	661,650	701,473	589,426	486,644	392,524	340,659
Wealth management assets under management	$1,006,000	$567,000	$1,015,000	$523,000	$209,000	$191,000	$182,000
Statements of Income Data:
Net interest income	$41,935	$44,681	$183,277	$173,767	$156,860	$131,593	$114,926
Net revenue(2)	48,500	50,266	207,658	195,299	177,908	150,845	135,013
Income before income taxes	196	8,035	24,761	57,854	55,157	41,415	37,415
Net income	$2,191	$6,271	$21,937	$42,391	$35,925	$26,716	$23,380

Financial Ratios and Other Data:
Performance Ratios:(3)
Net interest margin(4)	3.62%	4.67%	4.43%	4.94%	5.09%	4.81%	4.80%
Noninterest income to average assets	0.53	0.54	0.55	0.57	0.63	0.65	0.78
Noninterest expense to average assets	3.59	4.04	3.96	3.63	3.54	3.32	3.38
Net overhead ratio(5)	3.07	3.50	3.41	3.06	2.90	2.67	2.60
Efficiency ratio(6)	92.38	83.20	84.83	70.56	65.93	64.83	64.40
Return on average assets(7)	0.18	0.61	0.49	1.12	1.08	0.91	0.91
Return on average equity(8)	2.25	6.74	5.72	12.94	13.34	11.25	12.97
Dividend payout ratio	192.31	65.79	77.52	35.32	29.75	34.57	27.42
Asset Quality Ratios:
Nonperforming loans to total loans(9)	1.99%	1.02%	1.68%	0.98%	0.89%	1.06%	1.20%
Ratio of allowance for loan losses to:
Total loans	1.38	1.30	1.35	1.30	1.36	1.40	1.40
Nonperforming loans	69.41	128.00	80.03	132.50	151.72	131.97	116.87
Net charge-offs to average total loans	0.49	0.26	0.33	0.23	0.28	0.29	0.35
Nonperforming assets to total assets	2.20	1.08	1.82	1.08	0.88	1.05	1.14
Balance Sheet Ratio:
Loans to deposits	113.23%	106.75%	112.22%	107.06%	107.39%	107.28%	98.20%
Capital Ratios:
Average equity to average assets	7.80%	8.98%	8.61%	8.63%	8.12%	8.06%	7.01%
Total risk-based capital ratio	15.06	16.92	15.43	15.75	15.50	13.91	14.31
Tier 1 risk-based capital ratio	13.81	15.38	14.18	14.50	14.25	12.03	12.25
Leverage ratio	12.93	14.24	13.34	13.60	12.91	10.93	11.03

(1)
Total capitalization is the sum of stockholders' equity, subordinated debentures and minority interests in consolidated subsidiaries.

(2)
The sum of net interest income plus noninterest income.

(3)
These ratios are annualized for the periods indicated.

(4)
Net interest income divided by average interest-earning assets.

(5)
Noninterest expense less noninterest income divided by average total assets.

(6)
Noninterest expense divided by the sum of net interest income and noninterest income.

(7)
Net income divided by average total assets.

(8)
Net income divided by average total stockholders' equity.

(9)
Nonperforming loans consist of loans on nonaccrual status and loans more than 90 days past due.

RISK FACTORS

        An investment in the Trust Preferred Securities is subject to the risks described below, which may affect the value of the Trust Preferred Securities. In addition, our business, financial condition and results of operations are subject to various risks, uncertainties and other factors, including those discussed below and elsewhere in the prospectus, this prospectus supplement and the documents incorporated by reference therein.

        You should carefully review the following risk factors and other information, including the section entitled "Forward-Looking Statements," contained in this prospectus supplement, in the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus before deciding whether this investment is suited to your particular circumstances. In addition, because each Trust Preferred Security sold in the offering will represent a beneficial interest in the Trust, the only assets of which will be our Debentures, you are also making an investment decision with regard to the Debentures, as well as our guarantee of the Trust's obligations. You should carefully review all the information in this prospectus supplement about all of these securities.

Risks Relating to Our Business

Newly formed banks are likely to incur significant operating losses that could negatively affect the availability of earnings to support future growth.

        Many of our bank subsidiaries are less than three years old. Capitol is engaged in significant new bank development activities. Newly formed banks are expected to incur operating losses in their early periods of operation because of an inability to generate sufficient net interest income to cover operating costs. Newly formed banks may never become profitable. Current accounting rules require immediate write-off, rather than capitalization, of start-up costs and, as a result, future newly-formed banks are expected to report larger early period operating losses. Those operating losses can be significant and can occur for longer periods than planned depending upon the ability to control operating expenses and generate net interest income, which could affect the availability of earnings retained to support future growth or to fund dividends to Capitol, which could impact its ability to make payments on the Debentures.

If we are unable to manage our growth, our ability to provide quality services to customers could be impaired and cause our customer and employee relations to suffer.

        We have rapidly and significantly expanded our operations, and are engaged in significant new bank development activities. Our rapid growth has placed significant demands on our management and other resources which, given our expected future growth rate, are likely to continue. To manage future growth, we will need to attract, hire and retain highly skilled and motivated officers and employees and improve existing systems and/or implement new systems for:

  •
  transaction processing;

  •
  operational and financial management; and

  •
  training, integrating and managing our growing employee base.

The favorable environment for formation of new banks could change adversely, which could severely limit our expansion opportunities.

        Our growth strategy includes the addition of new banks. Thus far, we have experienced favorable business conditions for the formation of small, customer-focused community banks. Those favorable conditions could change suddenly or over an extended period of time. A change in the availability of financial capital, human resources or general economic conditions could eliminate or severely limit expansion opportunities. To the extent we are unable to effectively attract personnel and deploy financial capital in new or existing banks, this could adversely affect future asset growth, earnings and the value of our securities.

Our banks' small size may make it difficult to compete with larger institutions because we are not able to compete with large banks in the offering of significantly larger loans.

        We endeavor to capitalize our newly formed banks with a moderate dollar amount permitted by regulatory agencies. As a result, the legal lending limits of our banks severely constrain the size of loans that those banks can make. In addition, many of the banks' competitors have significantly larger capitalization and, hence, an ability to make significantly larger loans. The inability to offer larger loans limits the revenues that can be earned from interest amounts charged on larger loan balances.

        Our banks are intended to be small in size. Many operate from single locations. They are small relative to the dynamic markets in which they operate. Each of those markets has a variety of large and small competitors that have resources far beyond those of our banks. While it is the intention of our banks to operate as niche players within their geographic markets, their continued existence is dependent upon being able to attract and retain loan customers in those markets that are dominated by substantially larger regulated and unregulated financial institutions.

If we cannot recruit additional highly qualified personnel, our banks' customer service could suffer, causing our customer base to decline.

        Our strategy is also dependent upon our continuing ability to attract and retain other highly qualified personnel. Competition for such employees among financial institutions is intense. Availability of personnel with appropriate community banking experience varies. If we do not succeed in attracting new employees or retaining and motivating current and future employees, our business could suffer significantly, increasing the possibility of a loss of value in the Trust Preferred Securities or a deferral of interest payments.

We and our banks operate in an environment highly regulated by state and federal government; changes in federal and state banking laws and regulations could have a negative impact on our business.

        As a bank holding company, we are regulated primarily by the Federal Reserve Board. Many of our current bank affiliates are regulated primarily by state banking agencies, the FDIC, the Office of the Comptroller of the Currency ("OCC"), in the case of one national bank, and the Office of Thrift Supervision ("OTS"), in the case of our federal savings banks.

        Federal and the various state laws and regulations govern numerous aspects of the banks' operations, including:

  •
  adequate capital and financial condition;

  •
  permissible types and amounts of extensions of credit and investments;

  •
  permissible nonbanking activities; and

  •
  restrictions on dividend payments.

        Federal and state regulatory agencies have extensive discretion and power to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies. We and our banks also undergo periodic examinations by one or more regulatory agencies. Following such examinations, we may be required, among other things, to change our asset valuations or the amounts of required loan loss allowances or to restrict bank operations. Those actions would result from the regulators' judgments based on information available to them at the time of their examination.

        Our banks' operations are required to follow a wide variety of state and federal consumer protection and similar statutes and regulations. Federal and state regulatory restrictions limit the manner in which we and our banks may conduct business and obtain financing. Those laws and regulations can and do change significantly from time to time and any such change could adversely affect us.

Regulatory action could severely limit future expansion plans.

        To carry out some of our expansion plans, we are required to obtain permission from the Federal Reserve Board. Applications for the formation of new banks are submitted to the state and federal bank regulatory agencies for their approval.

        While our prior experience with the regulatory application process has been favorable, the future climate for regulatory approval is impossible to predict. Regulatory agencies could prohibit or otherwise significantly restrict our expansion plans, our current bank subsidiaries and future new start-up banks.

Our banks' allowances for loan losses may prove inadequate to absorb actual loan losses, which may adversely impact net income or increase operating losses.

        We believe that our consolidated allowance for loan losses is maintained at a level adequate to absorb inherent losses in the loan portfolios at the balance sheet date. Management's estimates are used to determine the allowance and are based on historical loss experience, specific problem loans, value of underlying collateral and other relevant factors. These estimates are subjective and their accuracy depends on the outcome of future events. Actual future losses may differ from current estimates. Depending on changes in economic, operating and other conditions, including changes in interest rates that are generally beyond our control, actual loan losses could increase significantly. As a result, such losses could exceed current allowance estimates. No assurance can be provided that the allowance will be sufficient to cover actual future loan losses should such losses be realized.

        Loan loss experience, which is helpful in estimating the requirements for the allowance for loan losses at any given balance sheet date, has been minimal at some of our banks. Because many of our banks are young, they do not have seasoned loan portfolios and it is likely that the ratio of the allowance for loan losses to total loans may need to be increased in future periods as the loan portfolios become more mature and loss experience evolves. If it becomes necessary to increase the ratio of the allowance for loan losses to total loans, such increases would be accomplished through higher provisions for loan losses, which may adversely impact net income or increase operating losses and could result in reported net losses on a consolidated basis.

        Widespread media reports of concerns about the health of the domestic economy occurred during 2007 and have continued in 2008. Our loan losses in recent years have varied. Further, levels of nonperforming loans have fluctuated and it is anticipated that levels of nonperforming loans and related loan losses may increase as economic conditions in various local markets and nationally evolve.

        In addition, bank regulatory agencies, as an integral part of their supervisory functions, periodically review the adequacy of the allowance for loan losses. Regulatory agencies may require us or our banks to increase their provision for loan losses or to recognize further loan charge-offs based upon judgments different from those of management. Any increase in the allowance required by regulatory agencies could have a negative impact on our operating results.

Our commercial loan concentration in small businesses and loans collateralized by commercial real estate increases the risk of defaults by borrowers and substantial credit losses could result.

        Our banks make various types of loans, including commercial, consumer, residential mortgage and construction loans. Our strategy emphasizes lending to small businesses and other commercial enterprises. We typically rely upon commercial real estate as a source of collateral for many of our loans. Recently, regulatory agencies have expressed concern with banks with a large concentration in commercial real estate due to the recent downturn in the real estate market in certain areas of the country, leading to increased risk of credit loss and extended periods of sale. Loans to small and medium-sized businesses are generally riskier than single-family mortgage loans. Typically, the success of a small or medium-sized business depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business. In addition, small and medium-sized businesses frequently have smaller market shares than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience substantial variations in operating results, any of which may impair a borrower's ability to repay a loan.

Loan origination activities, for both commercial and residential mortgages, involve collateral valuation risks and the risk of the subsequent identification of origination fraud or other losses which could exceed our allowance for loan losses.

        Our banks use an enterprise-wide loan policy which provides for conservative loan-to-value guidelines when loans are originated. In today's difficult real estate economy in many parts of the country, media reports of falling property values and significant foreclosure activity of both residential and commercial real estate property are resulting in significant loan losses at many financial institutions. Further, although most residential mortgage loans have been originated and sold away to investors, if it is subsequently determined that such loans were originated with any element of alleged fraud, such as exaggerated borrower income or assets, for example, the originating institution may be liable for any losses with such loans and may have to buy back those loans. The potential for additional loan losses from valuation issues or fraud is unknown. Fraud risks are particularly difficult to identify and quantify, especially when the duration of the risk is the same as the term of the loan, often as long as 30 years or more. Occurrences of fraud are often more prevalent during an economic downturn or recession. Potential losses from valuation issues or occurrences of fraud could significantly exceed our allowances for loan losses, adversely affecting our profitability and ability to make payments on the Trust Preferred Securities.

Actions by the Open Market Committee of the Federal Reserve Board may adversely affect our net interest income.

        Changes in Market Interest Rates.    Our profitability is significantly dependent on net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans, and interest expense on interest-bearing liabilities, such as deposits. Therefore, any change in general market interest rates, whether as a result of changes in monetary policies of the Federal Reserve Board or otherwise, can have a significant effect on net interest income. Our assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristic of assets and liabilities. As a result, changes in interest rates can affect net interest income in either a positive or negative way.

        Recently, the Open Market Committee of the Federal Reserve Board decreased interest rates. Future stability of interest rates and Federal Reserve Open Market Committee policy, which impact such rates, are uncertain.

        Changes in the Yield Curve.    Changes in the difference between short and long-term interest rates, commonly known as the yield curve, may also harm our business. For example, short-term deposits may be used to fund longer-term loans. When differences between short-term and long-term interest rates shrink or disappear, the spread between rates paid on deposits and received on loans could narrow significantly, decreasing net interest income.

Our bank subsidiaries have decentralized management which could have a negative impact on the rate of growth and profitability of Capitol and its bank subsidiaries.

        Our bank subsidiaries have independent boards of directors and management teams. This decentralized structure gives the banks control over the day-to-day management of their institution, including credit decisions, the selection of personnel, the pricing of loans and deposits, marketing decisions and the strategy in handling problem loans. This decentralized structure may impact our ability to uniformly implement corporate or enterprise-wide strategy at the bank level. It may slow our ability to react to changes in strategic direction due to outside factors such as rate changes and changing economic conditions. This decentralized structure may cause additional management time to be spent on internal issues and could negatively impact the growth and profitability of the banks individually and the holding company.

We may need to raise additional capital in order to fund growth and to remain "well-capitalized," reducing funds available for expansion.

        Our ability to raise additional capital to support growth and meet minimum regulatory capital requirements at the holding company and at each of our bank subsidiaries is dependent on our being able to efficiently and cost-effectively access the capital markets. Accordingly, we must be able to issue additional equity securities, trust preferred securities and/or debt when and in the amounts we deem necessary, and there must be ready purchasers of our securities willing to invest in us. Furthermore, events or circumstances in the capital markets generally that are beyond our control may adversely affect our capital costs and ability to raise capital at any given time. Our inability to raise additional capital on terms satisfactory to us or at all may affect our ability to grow and would adversely affect our financial condition and results of operations.

New accounting or tax pronouncements or interpretations may be issued by the accounting standard-setters, regulators or other government bodies which could change existing accounting methods. Changes in accounting methods could negatively impact our results of operations and financial condition.

        Current accounting and tax rules, standards, policies, and interpretations influence the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. These laws, regulations, rules, standards, policies and interpretations are constantly evolving and may change significantly over time. Events that may not have a direct impact on us, such as the bankruptcy of major U.S. companies, have resulted in legislators, regulators, and authoritative bodies, such as the Financial Accounting Standards Board, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and various taxing authorities responding by adopting and/or proposing substantive revisions to laws, regulations, rules, standards, policies, and interpretations. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. A change in accounting standards may adversely affect reported financial condition and results of operations.

Our business continuity plans or data security systems could prove to be inadequate, resulting in a material interruption in, or disruption to, our business and a negative impact on the results of operations.

        We rely heavily on communications and information systems to conduct our business. Any failure, interruption or breach in security of these systems, whether due to severe weather, natural disasters, acts of war or terrorism, criminal activity or other factors, could result in failures or disruptions in general ledger, deposit, loan, customer relationship management and other systems. While we have disaster recovery and other policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of our information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions or security breaches of our information systems could damage the reputation of us and our banks, result in a loss of customer business, subject us and our subsidiary banks to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our results of operations.

We could face unanticipated environmental liabilities or costs related to real property owned or acquired through foreclosure. Compliance with federal, state and local environmental laws and regulations, including those related to investigation and clean-up of contaminated sites, could have a negative effect on expenses and results of operations.

        A significant portion of our affiliate banks' loan portfolio are secured by real property. During the ordinary course of business, our affiliate banks may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, our affiliate banks may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require our affiliate banks to incur substantial expenses and may materially reduce the affected property's value or limit our affiliate banks' ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our affiliate banks' exposure to environmental liability. Although our affiliate banks have policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on results of operations.

The loss of personnel may adversely affect our operations.

        We are a relationship-driven organization. Our growth and development to date have resulted in large part from the efforts of our officers and management of our affiliate banks who have primary contact with our clients and are extremely important in maintaining personalized relationships with our client base, which is a key aspect of our business strategy and in increasing our market presence. The loss of one or more of these people could have a material adverse effect central to our operations if remaining employees are not successful in retaining client relationships.

        We have entered into employment contracts with Joseph D. Reid, our CEO and Chairman, Cristin K. Reid, our Corporate President, and numerous other executive officers and managing directors. Despite these agreements, there can be no assurance that any of these individuals will decide to remain employed by us or that our business will be protected by various covenants not to compete or covenants not to solicit our clients that are contained in these agreements.

Capitol relies on dividends from its wholly-owned subsidiaries.

        Capitol is a separate and distinct legal entity from its wholly-owned subsidiaries. It receives dividends from its subsidiaries to help pay interest and principal on its debt, including the Debentures. Capitol does not own, directly or indirectly, all of the equity of all of its subsidiaries. Capitol currently does not rely on dividends from such subsidiaries. To the extent any of these subsidiaries do pay dividends or make distributions, the other holders of equity will participate pro rata with Capitol. Various federal and state laws and regulations limit the amount of dividends that the banks and certain non-bank subsidiaries may pay to the holding company. In the event the banks are unable to pay sufficient dividends to Capitol, it may not be able to service its debt or pay its obligations, including obligations on the Debentures. The inability to receive dividends from its subsidiaries could have a material adverse effect on the Company's business, financial condition and results of operations and its ability to meet its obligations on the Debentures.

Risks Relating to this Offering and Ownership of the Trust Preferred Securities

Purchases of the Trust Preferred Securities by bank subsidiaries of Capitol will not count as regulatory capital.

        It is currently contemplated that certain affiliates of Capitol, including several of its state-chartered bank subsidiaries, will purchase approximately $24.6 million of Trust Preferred Securities in this offering for investment purposes. The amount of the Trust Preferred Securities purchased by such bank subsidiaries will not qualify as regulatory capital under the risk-based capital guidelines adopted by the Federal Reserve Board for so long as they are held by our bank subsidiaries. We believe that any amounts purchased by parties other than such bank subsidiaries, including parties not affiliated with Capitol, should qualify as Tier 1 capital under the aforementioned risk-based capital guidelines. We believe that purchases of the Trust Preferred Securities by Capitol's bank subsidiaries are not prohibited under applicable laws and banking regulations. If the purchases of the Trust Preferred Securities by Capitol's bank subsidiaries are determined to be prohibited or if any regulatory agency requires one or more bank subsidiaries to divest itself of such Trust Preferred Securities, the trading price and liquidity of the Trust Preferred Securities could be adversely affected.

Subsequent sales of the Trust Preferred Securities by Capitol's bank subsidiaries or other affiliates may impact the market price of the Trust Preferred Securities.

        We are unable to predict the time periods each of Capitol's bank subsidiaries or other affiliates that purchase Trust Preferred Securities in this offering will hold such securities for investment. A bank subsidiary or other affiliate may sell such Trust Preferred Securities after the completion of this offering for liquidity or other asset/liability management purposes, for other business reasons or if required by a regulatory agency. If a bank subsidiary or other affiliate sells some or all of the Trust Preferred Securities purchased in this offering, other bank subsidiaries or other affiliates may also elect to sell Trust Preferred Securities, and such sale could have an adverse effect on the trading price and liquidity of the Trust Preferred Securities.

The indenture does not limit the amount of indebtedness for money borrowed we may issue that ranks senior to the Debentures upon our liquidation or in right of payment as to principal or interest.

        The Debentures will be subordinate and junior upon our liquidation to our obligations under all of our indebtedness for money borrowed that is not by its terms made pari passu with or junior to the Debentures upon liquidation. At March 31, 2008, our indebtedness for money borrowed ranking senior to the Debentures on liquidation, on a consolidated basis, totaled approximately $379.0 million.

        In the event of the bankruptcy, liquidation or dissolution of Capitol, its assets would be available to pay obligations under the Debentures and the guarantee only after Capitol made all payments on its senior indebtedness. See "Description of the Debentures—Subordinations of the Debentures."

We have outstanding debt that will rank equally with the Debentures, and the indenture permits us to incur more, subject to a formula limitation.

        We have approximately $158.3 million of outstanding junior subordinated debt securities underlying outstanding trust preferred securities. In addition, the indenture permits us to issue additional junior subordinated indebtedness, subject to a formula limitation. See "Description of the Debentures—Limitation on Additional Junior Indebtedness." In the event of the bankruptcy, liquidation or dissolution of Capitol, its assets available to pay obligations under the Debentures and the guarantee (after paying all senior indebtedness, as described in the preceding risk factor) would have to be shared pro rata with the holders of our other outstanding junior subordinated debt and any additional junior subordinated indebtedness we issue in the future.

The Debentures beneficially owned by the Trust will be effectively subordinated to the obligations of our subsidiaries.

        We receive a significant portion of our revenue from dividends from our subsidiaries. Because we are a holding company, our right to participate in any distribution of the assets of our banking or nonbanking subsidiaries, upon a subsidiary's dissolution, winding-up, liquidation or reorganization or otherwise, and thus your ability to benefit indirectly from such distribution, is subject to the prior claims of creditors of any such subsidiary, except to the extent that we may be a creditor of that subsidiary and our claims are recognized. There are legal limitations on the extent to which some of our subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under our contracts or otherwise to make any funds available to us. Accordingly, the payments on our Debentures, and therefore the Trust Preferred Securities, effectively will be subordinated to all existing and future liabilities of our subsidiaries. At March 31, 2008, our subsidiaries' direct borrowings and deposit liabilities totaled approximately $4.3 billion.

Our ability to make distributions on or redeem the Trust Preferred Securities is restricted.

        Federal banking authorities will have the right to examine the Trust and its activities because it is our subsidiary. Under certain circumstances, including any determination that our relationship to the Trust would result in an unsafe and unsound banking practice, these banking authorities have the authority to issue orders, that could restrict the Trust's ability to make distributions on or to redeem the Trust Preferred Securities.

We guarantee distributions on the Trust Preferred Securities only if the Trust has cash available.

        If you hold any of the Trust Preferred Securities, we will guarantee you, on an unsecured and junior subordinated basis, the payment of the following:

  •
  any accumulated and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent the Trust has funds available for the distributions;

  •
  the redemption price for any Trust Preferred Securities called for redemption, to the extent the Trust has funds available for the redemptions; and

  •
  upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (unless the Debentures are distributed to the holders of the Trust Preferred Securities in exchange for their Trust Preferred Securities) the lesser of:

  •
  the liquidation distribution, to the extent the Trust has funds available therefor; and

  •
  the amount of assets of the Trust remaining available for distribution to holders of the Trust Preferred Securities after satisfaction of liabilities to creditors of the Trust as required by law.

        If we do not make a required interest payment on the Debentures, the Trust will not have sufficient funds to make the related payment on the Trust Preferred Securities. The guarantee does not cover payments on the Trust Preferred Securities when the Trust does not have sufficient funds to make them. If we do not pay any amounts on the Debentures when due, holders of a majority in liquidation amount of the Trust Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee or exercising any power conferred upon the guarantee trustee or proceed directly against us for payment of any amounts due on the Debentures.

        Our obligations under the guarantee are unsecured and are subordinated to and junior in right of payment to all of our secured and senior indebtedness, and will rank on parity with any similar guarantees issued by us in the future or that are currently outstanding.

Holders of the Trust Preferred Securities should not rely on the distributions from the Trust Preferred Securities through their maturity date—they may be redeemed at our option.

        The Trust Preferred Securities may be redeemed, in whole or in part, at our option at any time on or after September 30, 2013, at the redemption price set forth herein plus any accrued and unpaid distributions to the date of redemption. If the Debentures are redeemed, the Trust must redeem the Trust Preferred Securities and the common securities having an aggregate liquidation amount equal to the aggregate principal amount of the Debentures to be redeemed.

        If the Trust Preferred Securities were redeemed, the redemption would be a taxable event to you. In addition, you might not be able to reinvest the money you receive upon redemption of the Trust Preferred Securities at the same rate as the rate of return on the Trust Preferred Securities.

Holders of the Trust Preferred Securities should not rely on the distributions from the Trust Preferred Securities through their maturity date—they may be redeemed at any time upon certain triggering events.

        If certain changes in tax, investment company or bank regulatory law occur, the Trust Preferred Securities could be redeemed by the Trust within 180 days of the event at a redemption price described herein. In such an event, you might not be able to invest the money you receive upon redemption of the Trust Preferred Securities at the same rate of return.

We have the right to defer interest for up to five years without causing an event of default.

        We have the right to defer interest on the Debentures for one or more periods of up to 20 consecutive quarterly interest periods, or five years. During any such deferral period, holders of Trust Preferred Securities will receive limited or no current payments on the Trust Preferred Securities and, so long as we are otherwise in compliance with our obligations, such holders will have no remedies against the Trust or us for nonpayment unless we fail to pay all deferred interest (including compounded interest) at the end of the deferral period.

Deferral of interest payments could adversely affect the market price of the Trust Preferred Securities and cause you to recognize income for federal tax purposes without the receipt of any cash distribution.

        We currently do not intend to exercise our right to defer payments of interest on the Debentures. However, if we exercise that right in the future, the market price of the Trust Preferred Securities is likely to be affected. As a result of the existence of our deferral right, the market price of the Trust Preferred Securities, payments on which depend solely on payments being made on the Debentures, may be more volatile than the market prices of other securities that are not subject to optional deferrals. If we do defer interest on the Debentures and you elect to sell Trust Preferred Securities during the period of that deferral, you may not receive the same return on your investment as a holder that continues to hold its Trust Preferred Securities until the payment of interest at the end of the deferral period.

        If we do defer interest payments on the Debentures, you will be required to recognize interest income, in the form of original issue discount, for United States federal income tax purposes during the period of the deferral in respect of your proportionate share of the Debentures even if you normally report income when received and even though you may not receive the cash attributable to that income during the deferral period. You will also not receive the cash distribution related to any accrued and unpaid interest from the Trust if you sell the Trust Preferred Securities before the record date for any deferred distributions, even if you held the Trust Preferred Securities on the date that the payments would normally have been paid.

        If we exercise our option to defer payment of interest on the Debentures, the Trust Preferred Securities may trade at a price that does not fully reflect the accrued but unpaid interest relating to the underlying Debentures. In the event of that deferral, a holder who disposes of its Trust Preferred Securities will be required to include in income as ordinary income accrued but unpaid interest on the Debentures to the date of disposition and to add that amount to its adjusted tax basis in its ratable share of the underlying Debentures. To the extent the selling price is less than the holder's adjusted tax basis, that holder will recognize a capital loss.

        See "Certain United States Federal Income Tax Consequences—United States Holders—Interest Income and Original Issue Discount."

Claims would be limited upon bankruptcy, insolvency or receivership.

        In certain events upon Capitol's bankruptcy, insolvency or receivership prior to the redemption or repayment of any Debentures, whether voluntary or not, a holder of Debentures will have no claim for or a limited claim for, and thus no right to receive, all or some portion of deferred and unpaid interest (including compounded interest thereon). The reduction in such claims for unpaid interest by holders of the Debentures will, in turn, reduce such claims by holders of the Trust Preferred Securities.

You must rely on the property trustee to enforce your rights if there is an event of default under the indenture.

        You may not be able to directly enforce your rights against us if an event of default under the indenture occurs. If an event of default under the indenture occurs and is continuing, this event will also be an event of default under the trust agreement. In that case, you must rely on the enforcement by the property trustee of its rights as holder of the Debentures against us. The holders of at least 25% in liquidation amount of outstanding Trust Preferred Securities will have the right to declare the principal on the Debentures immediately due and payable, if the property trustee fails to do so. If an event of default occurs under the trust agreement that is attributable to our failure to pay interest or principal on the debentures, or if we default under the guarantee, you may proceed directly against us. You will not be able to exercise directly any other remedies available to the holders of the debentures unless the property trustee fails to do so.

There can be no assurance as to the market prices for the Trust Preferred Securities or the Debentures; therefore, the holders of the Trust Preferred Securities may suffer a loss.

        We and the Trust cannot give the holders of the Trust Preferred Securities any assurances as to the market prices for the Trust Preferred Securities or the Debentures. Accordingly, the Trust Preferred Securities that an investor may purchase, whether pursuant to the offer made by this prospectus supplement and the accompanying prospectus or in the secondary market, may trade at a discount to the price that the investor paid to purchase the Trust Preferred Securities. As a result of the right to defer payments on the Debentures, the market price of the Trust Preferred Securities may be more volatile than the market prices of other securities that are not subject to such a deferral right.

The secondary market for the Trust Preferred Securities may be illiquid.

        We are unable to predict how the Trust Preferred Securities will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the Trust Preferred Securities. Although we have applied to list the Trust Preferred Securities on the New York Stock Exchange, Inc. under the symbol "CBC PrB," we can give you no assurance as to the liquidity of any market that may develop for the Trust Preferred Securities. You should be aware that the listing of the Trust Preferred Securities will not necessarily ensure that an active trading market will be available for the Trust Preferred Securities or that you will be able to sell your Trust Preferred Securities at the price you originally paid for them.

FORWARD-LOOKING STATEMENTS

        This prospectus supplement contains or incorporates statements that we believe are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as "will likely result," "may," "are expected to," "is anticipated," "estimate," "forecast," "projected," "intends to" or other similar words. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to those described in this prospectus supplement and the accompanying prospectus or the documents incorporated by reference. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us. We undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus supplement and the accompanying prospectus or to reflect the occurrence of unanticipated events.

        The forward-looking statements involve certain risks and uncertainties. We cannot predict the results or actual effects of our plans and strategies, which are inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause our actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed in our filings with the Securities and Exchange Commission ("SEC") that are incorporated herein by reference, including future filings, as well as the following:

  •
  the environment for formation of new banks could change adversely;

  •
  new banks, which include our younger affiliates, incur operating losses and may not contribute to consolidated earnings for a period of time;

  •
  the environment which has made both capital and management talent readily available for formation of new banks could change adversely;

  •
  changes in regulations or regulatory action regarding us or our banks could limit future expansion plans;

  •
  our consolidated allowance for loan losses is based on estimates;

  •
  concentrations in loans secured by commercial real estate could limit or delay future expansion plans and loss estimates could change significantly if real estate market conditions deteriorate;

  •
  the complexity of our structure (a mixture of partially owned and wholly owned banks and related entities) complicates financial analysis;

  •
  the results of our efforts to implement our business strategy may not meet the expectations underlying our forward-looking statements;

  •
  legislation or regulatory requirements may adversely impact our banking business and/or expansion strategy;

  •
  competitive pressure among financial services companies may increase significantly, which may adversely affect our ability to market our products and services;

  •
  general economic conditions may be less favorable than expected;

  •
  changes in the interest rate environment may reduce interest margins and impact funding sources;

  •
  changes in market rates and prices may adversely impact the value of financial products and assets;

  •
  legislation or regulatory environments, requirements or changes may adversely affect businesses in which our company is engaged;

  •
  litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect us or our businesses;

  •
  trade, monetary and fiscal policies of various governmental bodies may affect the economic environment in which we operate, as well as our financial condition and results of operations;

  •
  adversity in general economic conditions, or in the condition of the local economies or industries in which we have significant operations or assets, could, among other things, materially impact credit quality trends and our ability to generate loans;

  •
  it could take us longer than we anticipate to implement strategic initiatives designed to grow revenue or manage expenses; we may be unable to implement certain initiatives; or the initiatives may be unsuccessful;

  •
  acquisitions and dispositions of assets, business units or affiliates could adversely affect us in ways that management has not anticipated;

  •
  we may experience operational or risk management failures due to technological or other factors;

  •
  changes in the stock markets, public debt markets and other capital markets could adversely affect our ability to raise capital or other funding for liquidity and business purposes;

  •
  terrorist activities or military actions could disrupt the economy and the general business climate, which may have an adverse effect on our financial results or condition and that of our borrowers;

  •
  we may become subject to new accounting, tax or regulatory practices or requirements; and

  •
  we may engage in various merger and other business combination transactions, which entail various risks and uncertainties, including:

  •
  revenues following the transaction may be lower than expected;

  •
  deposit attrition, operating costs, customer loss and business disruption following any such transaction, including difficulties in maintaining relationships with employees, may be greater than expected; and

  •
  we may not be able to achieve cost or revenue synergies and other benefits anticipated from the transaction in full, at the times we anticipate or at all.

        Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference.

        You should refer to our periodic and current reports filed with the SEC (and incorporated by reference herein) for further information on other factors that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See below under the caption "Where You Can Find More Information" and "Incorporation of Documents by Reference" in this prospectus supplement.

CAPITOL BANCORP LTD.

About Capitol Bancorp Ltd.

        Capitol is a $5.1 billion national community bank development company, with a network of 64 separately chartered banks and bank operations in 17 states. Capitol is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, with executive offices located at the Capitol Bancorp Center, 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933. Capitol's telephone number is (517) 487-6555. Capitol also has executive offices located at 2777 East Camelback Road, Suite 375, Phoenix, Arizona 85016 (telephone number (602) 955-6100).

        Capitol is a uniquely structured affiliation of community banks. Each of Capitol's banks is viewed by its management as being a separate business from the perspective of monitoring performance and allocation of financial resources. Capitol uses a unique strategy of bank ownership and development.

        Capitol's operating strategy is to provide transactional, processing and administrative support and mentoring to aid in the effective growth and development of its banks. It provides access to support services and management with significant experience in community banking. These administrative and operational support services do not require a direct interface with the bank customer and therefore can be consolidated more efficiently without affecting the bank customer relationship. Subsidiary banks have full decision-making authority in structuring and approving loans and in the delivery and pricing of other banking services.

        Additional information about Capitol and its subsidiaries is included in documents incorporated by reference in this document. See "Where You Can Find More Information." Our principal executive office is located at Capitol Bancorp Center, 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933, and our telephone number is (517) 487-6555.

Recent Developments

        Divestiture of Four Michigan Banks.    On March 31, 2008, Capitol announced that it had entered into a definitive agreement to sell four affiliate western Michigan banks: Grand Haven Bank, Kent Commerce Bank, Muskegon Commerce Bank and Paragon Bank & Trust, with combined assets of $410 million as of March 31, 2008, to Northstar Financial Group Inc. for approximately $52 million. No material gain or loss is expected to be reported upon completion of the sale. The transaction, which is subject to regulatory approval is expected to close during the second half of 2008, pending regulatory approval and other standard closing conditions.

        Common Stock Dividend.    On April 24, 2008, Capitol announced its 63rd consecutive quarterly cash dividend to shareholders. The declared dividend of $0.15 was paid June 2, 2008 to holders of record on May 9, 2008.

        Consolidation of Two Michigan Bank Affiliates.    On April 30, 2008, Capitol announced that it plans to consolidate two affiliate banks, Oakland Commerce Bank and Macomb Community Bank. The two southeast Michigan banks will join and operate as one. Macomb Community Bank is located in Clinton Township, approximately 30 miles northeast of Oakland Commerce Bank in Farmington Hills. This transaction is subject to regulatory approval and is expected to be completed in the third quarter of 2008.

        Community Bank and Joint Venture Developments.    On May 5, 2008, Capitol announced the opening of its 10th individually chartered community bank in Arizona, Colonia Bank, located in Phoenix. On May 15, 2008, Pisgah Community Bank, located in Asheville, North Carolina, commenced operations. Both of these banks are majority-owned by bank-development subsidiaries controlled by Capitol.

        Through May 31, 2008, Capitol has opened four de novo community banks in 2008 and currently has applications pending for five de novo banks in four states. Earlier in 2008, Capitol also announced a joint venture that will result in a 51 percent ownership of Forethought Federal Savings Bank, an industry leader in providing trust-related, pre-need funeral planning products and services.

        Private Placement.    In May 2008, Capitol commenced a private offering of up to $25 million of promissory notes, bearing interest at 9%, with a maturity of five years. Such offering was made solely to "accredited investors" who are affiliated with or associates of Capitol or its subsidiaries. It is anticipated that the offering will be completed on or about June 30, 2008. Proceeds from the offering will be used for bank development and other corporate purposes.

THE TRUST

        The following is a summary of some of the terms of the Trust. This summary, together with the summary of some of the provisions of the related documents described below, contains a description of the material terms of the Trust but is not necessarily complete. We refer you to the documents referred to in the following description, copies of which are available upon request as described above under "Where You Can Find More Information."

        Capitol Trust XII, or the "Trust," is a statutory trust organized under Delaware law pursuant to a trust agreement, signed by us, as sponsor of the Trust, and the Delaware trustee and the administrative trustees and the filing of a certificate of trust with the Delaware Secretary of State. The trust agreement will be amended and restated in its entirety by us, the Delaware trustee, the property trustee and the administrative trustees before the issuance of the Trust Preferred Securities. We refer to the trust agreement, as so amended and restated, as the "Trust Agreement." The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended, or "Trust Indenture Act."

        The Trust was established solely for the following purposes:

  •
  issuing the Trust Preferred Securities and common securities representing undivided beneficial interests in the Trust;

  •
  investing the gross proceeds of the Trust Preferred Securities and the common securities in the Debentures; and

  •
  engaging in only those activities convenient, necessary or incidental thereto.

        We will own all of the Trust's common securities, either directly or indirectly. The common securities rank equally with the Trust Preferred Securities and the Trust will make payment on its trust securities pro rata, except that upon certain events of default under the Trust Agreement relating to payment defaults on the Debentures, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. We will acquire common securities in an aggregate liquidation amount equal to at least 3% of the total capital of the Trust.

        The Trust's business and affairs will be conducted by its trustees, each appointed by us as sponsor of the Trust. The trustees will be Wells Fargo Bank, N.A. as the "property trustee," Wells Fargo Delaware Trust Company as the "Delaware trustee" and three or more individual trustees, or "administrative trustees," who are employees or officers of or affiliated with us. The property trustee will act as sole trustee under the Trust Agreement for purposes of compliance with the Trust Indenture Act and will also act as trustee under the guarantee and the indenture. See "Description of the Guarantee."

        Unless an event of default under the indenture has occurred and is continuing at a time that the Trust owns any Debentures, the holders of the common securities will be entitled to appoint, remove or replace the property trustee and/or the Delaware trustee. Holders of a majority in liquidation amount of the Trust Preferred Securities will be entitled to appoint, remove or replace the property trustee and/or the Delaware trustee if an event of default under the indenture has occurred and is continuing.

        The right to vote to appoint, remove or replace the administrative trustees is vested exclusively in us, as the sole holder of the Trust's common securities, and in no event will the holders of the Trust Preferred Securities have such right.

        The Trust is a "finance subsidiary" of us within the meaning of Rule 3-10 of Regulation S-X under the Securities Act. As a result, no separate financial statements of the Trust are included in this prospectus supplement, and we do not expect that the Trust will file reports with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        The Trust is perpetual, but may be dissolved earlier as provided in the Trust Agreement.

        We will pay all fees and expenses related to the Trust and the offering of the Trust Preferred Securities.

USE OF PROCEEDS

        The Trust will invest the proceeds from its sale of the Trust Preferred Securities through the underwriters to investors and its common securities to us in the Debentures issued by us. We expect to receive net proceeds from this offering of approximately $32,235,000, after expenses and underwriting commissions. We intend to use the net proceeds for bank development, to support our continued growth and for general corporate purposes.

REGULATORY CONSIDERATIONS

        We are extensively regulated under both federal and state law. We are a bank holding company under the Bank Holding Company Act of 1956 (the "Bank Holding Company Act"), as amended and Regulation Y thereunder. As such, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") regulates, supervises and examines us. Our banking subsidiaries have deposit insurance provided by the Federal Deposit Insurance Corporation through the Deposit Insurance Fund. For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus supplement.

        This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, our earnings are affected by actions of the Federal Deposit Insurance Corporation, which insures the deposits of our banking subsidiaries within certain limits, of certain other federal and state regulatory agencies that regulate us and our bank subsidiaries, and the SEC.

        Our earnings are also affected by general economic conditions, our management policies and legislative action. In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business.

        Neither the Federal Reserve Board nor any other federal or state regulatory agency has approved or disapproved of the purchase of the Trust Preferred Securities by our bank subsidiaries or other affiliates in this offering.

        Depository institutions, like our bank subsidiaries, are also affected by various federal and state laws, including those relating to consumer protection and similar matters. We also have other subsidiaries regulated, supervised and examined by the Federal Reserve Board, as well as other relevant state and federal regulatory agencies and self-regulatory organizations, including, without limitation, the Officer of the Comptroller of the Currency, the Officer of Thrift Supervision and the New York Stock Exchange, Inc. Our non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they do business.

ACCOUNTING AND REGULATORY CAPITAL TREATMENT

        The Trust will not be consolidated on our balance sheet as a result of the accounting changes reflected in Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities," as revised in December 2003. Accordingly, for balance-sheet purposes, we will recognize the aggregate principal amount, net of discount, of the Debentures we issue to the Trust as a liability and the amount we invest in the Trust's common securities as an asset. The interest paid on the Debentures will be recorded as interest expense on our income statement.

        On March 1, 2005, the Federal Reserve adopted amendments to its risk-based capital guidelines. Among other things, the amendments confirm the continuing inclusion of outstanding and prospective issuances of trust preferred securities in the Tier 1 capital of bank holding companies, but make the qualitative requirements for trust preferred securities issued on or after April 15, 2005 more restrictive in certain respects and make the quantitative limits applicable to the aggregate amount of trust preferred securities and other restricted core capital elements that may be included in Tier 1 capital of bank holding companies more restrictive. We believe that the Trust Preferred Securities will qualify as Tier 1 capital, unless owned by any of our bank subsidiaries. It is currently contemplated that approximately $24.6 million of the Trust Preferred Securities will be purchased by certain of our bank subsidiaries or other affiliates.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows the ratio of earnings to fixed charges for Capitol, which includes its subsidiaries, on a consolidated basis. The ratio of earnings to fixed charges has been computed by dividing:

  •
  net income plus all applicable income taxes plus fixed charges, by

  •
  fixed charges

        Fixed charges, excluding interest on deposits, includes interest on long-term debt, FHLB advances, federal funds purchased, securities sold under agreements to repurchase, subordinated debentures, other borrowed funds and a portion of rent expense deemed to be representative of interest cost (estimated to approximate one-third of rent expense). Fixed charges, including interest on deposits, include all of the items listed above plus interest on deposits.

		Year Ended December 31,
	Three Months Ended March 31, 2008
		2007	2006	2005	2004	2003
Ratio of earnings to fixed charges
Excluding interest on deposits	1.03x	1.95x	3.97x	4.36x	4.25x	4.75x
Including interest on deposits	1.01x	1.16x	1.54x	1.79x	1.84x	1.73x

CAPITALIZATION

        The following table sets forth our consolidated capitalization as of March 31, 2008 and as adjusted to give effect to the issuance of the Trust Preferred Securities and the Debentures.

        The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the period ended March 31, 2008, as well as financial information in the other documents incorporated by reference into this prospectus supplement.

	March 31, 2008
	Actual	As Adjusted
	(dollars in thousands, except share data)
Debt Obligations:
Notes payable and short-term borrowings	$379,044	$379,044
Subordinated debentures	156,153	168,088	(1)

Total debt obligations	$535,197	$547,132

Minority interests in consolidated subsidiaries	$164,525	$164,525
Stockholders' Equity:
Common stock, no par value; 50,000,000 shares authorized; 17,317,065 shares issued and outstanding(2)	$272,574	$272,574
Undistributed common stock held by employee-benefit trust	(580)	(580)
Retained earnings	115,381	115,381
Accumulated other comprehensive income	58	58

Total stockholders' equity	$387,433	$387,433

Total capitalization(3)	$708,111	$720,046	(1)

Book value per share	$22.37	$22.37

Capital Ratios:
Total risk-based capital ratio	15.06	15.31
Tier 1 risk-based capital ratio	13.81	14.05	(4)
Leverage ratio	12.93	13.14	(4)

(1)
Assumes our bank subsidiaries purchase $20.3 million in this offering and the as-adjusted increase in subordinated debentures is $11.935 million. Net proceeds from issuance of $33.5 million Trust Preferred Securities and Debentures net of underwriting commission, legal expenses, printing and other expenses of the offering are estimated to approximate $32.235 million.

(2)
As of March 31, 2008, there were 2,498,824 outstanding stock options with a weighted average exercise price of $27.76.

(3)
Includes stockholders' equity, subordinated debentures, minority interest in consolidated subsidiaries and, as adjusted, Capitol Trust XII.

(4)
Assumes the Trust Preferred Securities and the related Debentures qualify for Tier 1 regulatory capital classification to the extent of $11.935 million as discussed in Note 1 above.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES AND RELATED INSTRUMENTS

        The following description summarizes the material provisions of the Trust Preferred Securities and the amended and restated trust agreement, which is sometimes referred to herein as the trust agreement. This description is not complete and is subject to, and is qualified in its entirety by reference to, the amended and restated trust agreement, the form of which is filed as an exhibit to our registration statement to which this prospectus supplement relates. Whenever particular defined terms of the amended and restated trust agreement are referred to in this prospectus supplement, those defined terms are incorporated in this prospectus supplement by reference.

General

        Pursuant to the terms of the trust agreement, the Trust will sell the Trust Preferred Securities to the public and common securities to us. It is currently contemplated that certain bank subsidiaries or other affiliates of Capitol will purchase approximately $24.6 million or more of the Trust Preferred Securities. The Trust Preferred Securities represent preferred beneficial interests in the Trust. Holders of the Trust Preferred Securities will be entitled to receive distributions and amounts payable on redemption or liquidation pro-rata with the holders of the common securities unless there is an event of default under the trust agreement resulting from an event of default under the indenture, in which case payments to the holders of the Trust Preferred Securities will have priority. See "—Subordination of Common Securities." Holders of the Trust Preferred Securities will also be entitled to other benefits as described in the trust agreement.

        The Trust Preferred Securities will rank on a parity, and payments on them will be made pro rata, with the common securities of the Trust except as described under "—Subordination of Common Securities." Legal title to the Debentures will be held and administered by the property trustee in trust for the benefit of the holders of the Trust Preferred Securities and common securities.

        The guarantee agreement executed by us for the benefit of the holders of the Trust Preferred Securities will be a guarantee on a subordinated basis with respect to the Trust Preferred Securities but will not guarantee payment of distributions or amounts payable on redemption or liquidation of the Trust Preferred Securities when the Trust does not have funds on hand available to make the payments. See "Description of the Guarantee."

Distributions

        Distributions on the Trust Preferred Securities will be cumulative, will accumulate from the date of original issuance and will be payable quarterly in arrears on the last calendar day of March, June, September and December of each year, commencing on September 30, 2008. In the event that any date on which distributions are payable is not a business day, payment of that distribution will be made on the next business day (and without any interest or other payment in connection with this delay) except that, if the next business day falls in the next calendar year, payment of the distribution will be made on the immediately preceding business day, in either case with the same force and effect as if made on the original distribution date. Each date on which distributions are payable in accordance with the previous sentence is referred to as a "distribution date." A "business day" means any day other than a Saturday or a Sunday, or a day on which federal banking institutions in the City of New York are authorized or required by law, executive order or regulation to remain closed or a day on which the corporate trust office of the property trustee or the indenture trustee, as applicable, is closed for business.

        The Trust Preferred Securities represent preferred beneficial interests in the Trust, and the distributions on each Trust Preferred Security will be payable at a rate equal to 10.50% per annum of the liquidation amount.

        If an extension period occurs with respect to the Debentures, distributions on the Trust Preferred Securities will be correspondingly deferred (but will continue to accumulate additional distributions at a rate of 10.50% per annum). See "Description of the Debentures—Option to Defer Interest Payments."

        The revenue of the Trust available for distribution to holders of the Trust Preferred Securities will be limited to payments under the Debentures, which the Trust will acquire with the proceeds from the issuance and sale of its Trust Preferred Securities and common securities. See "Description of the Debentures." If we do not make interest payments on the Debentures, the property trustee will not have funds available to pay distributions on the Trust Preferred Securities. The payment of distributions (if and to the extent the Trust has funds legally available for the payment of distributions and cash sufficient to make payments) is guaranteed by us on a limited basis as described under the heading "Description of the Guarantee."

        Distributions on the Trust Preferred Securities will be payable to the holders of the Trust Preferred Securities as they appear on the register of the Trust at the close of business on the relevant record date, which, as long as the Trust Preferred Securities remain in global form, will be one business day prior to the distribution date. Subject to any applicable laws and regulations and the provisions of the trust agreement, each such payment will be made as described under the heading "Book-Entry System." In the event any Trust Preferred Securities are not in global form, the relevant record date for such Trust Preferred Securities will be the 15th day of March, June, September or December for distributions payable on the last calendar day of the respective month.

Redemption or Exchange

  Mandatory Redemption

        Upon the repayment or redemption, in whole or in part, of the Debentures, whether at maturity or upon earlier redemption as provided in the indenture, the proceeds from the repayment or redemption will be applied by the property trustee to redeem a like amount of the Trust Preferred Securities and common securities, upon not less than 30 nor more than 60 days notice, at a redemption price equal to the aggregate liquidation amount of those Trust Preferred Securities and common securities plus accumulated but unpaid distributions to the date of redemption. See "Description of the Debentures—Redemption." If less than all of the Debentures are to be repaid or redeemed on a redemption date, then the proceeds from the repayment or redemption will be allocated to the redemption, pro rata, of the Trust Preferred Securities and the common securities based upon the liquidation amounts of these classes. The amount of premium, if any, paid by us upon the redemption of all or any part of the Debentures to be repaid or redeemed on a redemption date will be allocated to the redemption pro rata of the Trust Preferred Securities and the common securities. The redemption price will be payable on each redemption date only to the extent that the Trust has funds then on hand and available in the payment account for the payment of the redemption price.

  Optional Redemption

        We will have the right to redeem the Debentures:

  •
  on or after September 30, 2013, in whole at any time or in part from time to time, or

  •
  at any time, in whole or in part, upon the occurrence of a capital treatment event, tax event or investment company event (as described below),

in each case in accordance with the indenture and subject to receipt of prior approval by the Federal Reserve Board if then required under applicable capital guidelines or policies of the Federal Reserve Board.

  Distribution of the Debentures

        Subject to our having received prior approval of the Federal Reserve Board to do so if such approval is then required under applicable capital guidelines or policies of the Federal Reserve Board, we have the right at any time to terminate the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, cause the Debentures in respect of the Trust Preferred Securities and common securities issued by the Trust to be distributed to the holders of the Trust Preferred Securities and common securities in liquidation of the Trust.

  Capital Treatment Event, Tax Event or Investment Company Event Redemption

        If a capital treatment event, tax event or investment company event in respect of the Trust Preferred Securities and common securities has occurred and is continuing, we have the right to redeem the Debentures in whole or in part and thereby cause a mandatory redemption of the Trust Preferred Securities and common securities in whole or in part within 180 days following the occurrence of the capital treatment event, tax event or investment company event. If a capital treatment event, tax event or investment company event has occurred and is continuing in respect of the Trust Preferred Securities and common securities and we do not elect to redeem the Debentures and thereby cause a mandatory redemption of the Trust Preferred Securities or to liquidate the Trust and cause the Debentures to be distributed to holders of the Trust Preferred Securities and common securities in liquidation of the Trust as described above, those Trust Preferred Securities will remain outstanding and additional sums (as defined below) may be payable on the Debentures. See "Description of the Debentures—Redemption."

        The term "additional sums" means the additional amounts as may be necessary in order that the amount of distributions then due and payable by the Trust on the outstanding Trust Preferred Securities and common securities of the Trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which the Trust has become subject as a result of a tax event.

        The term "liquidation amount" means the stated amount per Trust Preferred Security and common security of $10.

        After the liquidation date fixed for any distribution of Debentures for the Trust Preferred Securities:

  •
  the Trust Preferred Securities will no longer be deemed to be outstanding;

  •
  The Depository Trust Company, commonly referred to as DTC, or its nominee, as the record holder of the Trust Preferred Securities, will receive a registered global certificate or certificates representing the Debentures to be delivered upon the distribution; and

  •
  any Trust Preferred Securities certificates not held by DTC or its nominee will be deemed to represent the Debentures having a principal amount equal to the liquidation amount of the Trust Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on the Trust Preferred Securities until the certificates are presented to the administrative trustees or their agent for transfer or reissuance.

        Any distribution of Debentures to holders of Trust Preferred Securities will be made to the applicable record holders as they appear on the register for the Trust Preferred Securities on the relevant record date, which will be not more than 45 business days prior to the liquidation date.

        There can be no assurance as to the market prices for the Trust Preferred Securities or the Debentures that may be distributed in exchange for Trust Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Trust Preferred Securities that an investor may purchase, or the Debentures that the investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Trust Preferred Securities being offered in connection with this prospectus supplement.

Redemption Procedures

        Trust Preferred Securities redeemed on each redemption date will be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the Debentures. Redemptions of the Trust Preferred Securities will be made and the redemption price will be payable on each redemption date only to the extent that the Trust has funds on hand available for the payment of the redemption price. See also "—Subordination of Common Securities."

        If the property trustee gives a notice of redemption in respect of the Trust Preferred Securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the property trustee will, with respect to Trust Preferred Securities held in global form, deposit irrevocably with DTC funds sufficient to pay the applicable redemption price. If the Trust Preferred Securities are no longer in global form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the Trust Preferred Securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders of the Trust Preferred Securities upon surrender of their Trust Preferred Securities certificates. Notwithstanding the above, distributions payable on or prior to the redemption date for Trust Preferred Securities called for redemption will be payable to the holders of the Trust Preferred Securities on the relevant record dates for the related distribution dates. If notice of redemption has been given and funds deposited as required, then upon the date of the deposit, all rights of the holders of the Trust Preferred Securities so called for redemption will cease, except the right of the holders of the Trust Preferred Securities to receive the redemption price and any distribution payable in respect of the Trust Preferred Securities on or prior to the redemption date, but without interest on the redemption price, and the Trust Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Trust Preferred Securities is not a business day, then payment of the redemption price will be made on the next business day (and without any interest or other payment in connection with this delay) except that, if the next business day falls in the next calendar year, the redemption payment will be made on the immediately preceding business day, in either case with the same force and effect as if made on the original date. In the event that payment of the redemption price in respect of the Trust Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Trust or by us pursuant to the related guarantee as described under "Description of the Guarantee," distributions on the Trust Preferred Securities will continue to accrue at the then applicable rate from the redemption date originally established by the Trust for the Trust Preferred Securities to the date the redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

        Subject to applicable law (including, without limitation, U.S. federal securities law), we or our subsidiaries may at any time and from time to time purchase outstanding Trust Preferred Securities by tender, in the open market or by private agreement.

        Payment of the redemption price on the Trust Preferred Securities and any distribution of Debentures to holders of Trust Preferred Securities will be made to the applicable record holders as they appear on the register for the Trust Preferred Securities on the relevant record date.

        If less than all of the Trust Preferred Securities and common securities issued by the Trust are to be redeemed on a redemption date, then the aggregate liquidation amount of the Trust Preferred Securities and common securities to be redeemed will be allocated pro rata to the Trust Preferred Securities and the common securities based upon the relative liquidation amounts of these classes. The particular Trust Preferred Securities to be redeemed will be selected on a pro rata basis not more than

60 days prior to the redemption date by the property trustee from the outstanding Trust Preferred Securities not previously called for redemption, by a customary method that the property trustee deems fair and appropriate and which may provide for the selection for redemption of portions (equal to $10 or an integral multiple of $10) of the liquidation amount of Trust Preferred Securities or a denomination larger than $10. The property trustee will promptly notify the securities registrar in writing of the Trust Preferred Securities selected for redemption and, in the case of any Trust Preferred Securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of the trust agreement, unless the context otherwise requires, all provisions relating to the redemption of Trust Preferred Securities will relate, in the case of any Trust Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of Trust Preferred Securities which has been or is to be redeemed.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Trust Preferred Securities and common securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the Debentures, on and after the redemption date interest will cease to accrue on Debentures or portions thereof (and distributions will cease to accrue on the Trust Preferred Securities or portions thereof) called for redemption.

Subordination of Common Securities

        Payment of distributions on, and the redemption price of, the Trust Preferred Securities and common securities, as applicable, will be made pro rata based on the liquidation amount of the Trust Preferred Securities and common securities; provided, however, that if on any distribution date, redemption date or liquidation date a debenture event of default has occurred and is continuing as a result of any failure by us to pay any amounts in respect of the Debentures when due, no payment of any distribution on, or redemption price of, or liquidation distribution in respect of, any of the Trust's common securities, and no other payment on account of the redemption, liquidation or other acquisition of the common securities, will be made unless payment in full in cash of all accumulated and unpaid distributions on all of the Trust's outstanding Trust Preferred Securities for all distribution periods terminating on or prior to that date, or in the case of payment of the redemption price the full amount of the redemption price on all of the Trust's outstanding Trust Preferred Securities then called for redemption, or in the case of payment of the liquidation distribution the full amount of the liquidation distribution on all outstanding Trust Preferred Securities, has been made or provided for, and all funds available to the property trustee must first be applied to the payment in full in cash of all distributions on, or redemption price of, or liquidation distribution in respect of, the Trust Preferred Securities then due and payable. The existence of an event of default does not entitle the holders of the Trust Preferred Securities to accelerate the maturity thereof.

        In the case of any event of default under the trust agreement resulting from a debenture event of default, we as holder of the Trust's common securities will have no right to act with respect to the event of default until the effect of all events of default with respect to the Trust Preferred Securities have been cured, waived or otherwise eliminated. Until any events of default under the trust agreement with respect to the Trust Preferred Securities have been cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the Trust Preferred Securities and not on behalf of us as holder of the Trust's common securities, and only the holders of the Trust Preferred Securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Dissolution

        Pursuant to the trust agreement, the Trust will terminate on the first to occur of:

  •
  the expiration of its term;

  •
  certain events of bankruptcy, dissolution or liquidation of the holder of the common securities;

  •
  the distribution of a like amount of the Debentures to the holders of its Trust Preferred Securities, if we, as depositor, have given written direction to the administrative trustees and property trustee to terminate the Trust (subject to Capitol receiving prior approval of the Federal Reserve Board if then required under applicable capital guidelines or policies). Such written direction by us is optional and solely within our discretion;

  •
  redemption of all of the Trust Preferred Securities as described under "—Redemption or Exchange;" and

  •
  the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

        If an early dissolution occurs as described in the second, third and fifth bullet points above, the Trust will be liquidated by the trustees as expeditiously as the administrative trustees determine to be possible by instructing the property trustee to deliver, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of the Trust Preferred Securities and common securities a like amount of the Debentures in exchange for their Trust Preferred Securities and common securities, unless the distribution is determined not to be practical, in which event the holders will be entitled to receive out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to, in the case of holders of Trust Preferred Securities, the aggregate of the liquidation amount plus accrued and unpaid distributions to the date of payment (an amount referred to as the "liquidation distribution"). If the liquidation distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the Trust on its Trust Preferred Securities will be paid on a pro rata basis. The holder of the Trust's common securities will be entitled to receive distributions upon any liquidation pro rata with the holders of its Trust Preferred Securities, except that if a debenture event of default has occurred and is continuing as a result of any failure by us to pay any amounts in respect of the Debentures when due, the Trust Preferred Securities will have a priority over the common securities.

Events of Default; Notice

        The following events will be "events of default" with respect to Trust Preferred Securities issued under the trust agreement:

  •
  any debenture event of default (see "Description of the Debentures—Events of Default");

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  default for 30 days by the Trust in the payment of any distribution;

  •
  default by the Trust in the payment of any redemption price of any Trust Preferred Security or common security;

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  failure by the Trust trustees for 60 days in performing, in any material respect, any other covenant or warranty in the trust agreement after the holders of at least 25% in aggregate liquidation amount of the outstanding Trust Preferred Securities of the Trust give written notice to us and the Trust trustees; or

  •
  bankruptcy, insolvency or reorganization of the property trustee and the failure by us to appoint a successor property trustee within 60 days.

        Within 30 days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the Trust Preferred Securities, the administrative trustees and us, unless the event of default has been cured or waived.

        We, as depositor, and the administrative trustees on behalf of the Trust are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the trust agreement.

        If a debenture event of default has occurred and is continuing, the Trust Preferred Securities will have a preference over the common securities as described above. See "—Liquidation Distribution Upon Dissolution." The existence of an event of default does not entitle the holders of Trust Preferred Securities to accelerate the maturity of the Trust Preferred Securities; provided that the holders of Trust Preferred Securities are entitled, under certain circumstances, to accelerate the maturity of the Debentures.

Removal of Trust Trustees

        Unless a debenture event of default has occurred and is continuing, any Trust trustee may be removed at any time by the holder of the common securities. If a debenture event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed by the holders of a majority in liquidation amount of the outstanding Trust Preferred Securities. In no event will the holders of the Trust Preferred Securities have the right to vote to appoint, remove or replace the administrative trustees. Such voting rights are vested exclusively in us as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement.

Co-Trustees and Separate Property Trustee

        Unless an event of default has occurred and is continuing, at any time or from time to time, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, the Depositor will have power to appoint one or more persons approved by the property trustee either to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or to act as separate trustee of any trust property, in either case with the powers specified in the instrument of appointment, and to vest in the person or persons in this capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement.

Merger or Consolidation of Trustees

        Any person into which the property trustee or the Delaware trustee may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which the property trustee or the Delaware trustee is a party, or any person succeeding to all or substantially all the corporate trust business of the property trustee or the Delaware trustee, will automatically become the successor of the trustee under the trust agreement, provided the person is otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

        The Trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below. The Trust may, at our request, with the consent of the administrative trustees, but without the consent of the holders of the Trust Preferred Securities, the Delaware trustee or the property trustee, merge with or into, convert into, consolidate, amalgamate, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized under the laws of any state, provided that:

  •
  the successor entity either:

  •
  expressly assumes all of the obligations of the Trust with respect to the Trust Preferred Securities; or

  •
  substitutes for the Trust Preferred Securities other securities having substantially the same terms as the Trust Preferred Securities (referred to as the "successor Trust Preferred Securities") so long as the successor Trust Preferred Securities rank the same as the Trust Preferred Securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

  •
  we expressly appoint a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the Debentures;

  •
  the successor Trust Preferred Securities are listed or traded on a national securities exchange or other organization on which the Trust Preferred Securities are then listed;

  •
  the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities (including any successor Trust Preferred Securities) in any material respect;

  •
  the successor entity has a purpose substantially identical to that of the Trust;

  •
  prior to the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion of independent counsel to the Trust experienced in such matters to the effect that:

  •
  the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities (including any successor Trust Preferred Securities) in any material respect; and

  •
  following the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

  •
  we or any permitted successor or assignee own all of the common securities of the successor entity and guarantee the obligations of the successor entity under the successor Trust Preferred Securities at least to the extent provided by the related guarantee, Debentures, trust agreement and expense agreement.

        For the purposes of the foregoing, any consolidation, conversion, merger, sale, conveyance, transfer or other disposition involving us, the result of which we are not the surviving entity and the surviving entity is not both the obligor in respect of the Debentures and the guarantee, shall be deemed to constitute a replacement trust, unless the parent company of such surviving entity is a bank holding company or other regulated holding company that provides the same guaranty as we did before such transaction.

        Notwithstanding the foregoing, the Trust may not, except with the consent of holders of 100% in liquidation amount of the Trust Preferred Securities, consolidate, convert, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, convert, amalgamate, merge with or into, or replace it if the consolidation, conversion, amalgamation, merger or replacement would cause the Trust or the successor entity to be classified as other than a grantor trust for U.S. federal income tax purposes.

        There are no provisions that afford holders of any Trust Preferred Securities protection in the event of a sudden and dramatic decline in credit quality resulting from any highly leveraged transaction, takeover, merger, recapitalization or similar restructuring or change in control of Capitol, nor are there any provisions that require the repurchase of any Trust Preferred Securities upon a change in control of Capitol.

Voting Rights; Amendment of Trust Agreement

        Except as provided below and under "Description of the Guarantee—Amendments and Assignment" and as otherwise required by law and the trust agreement, the holders of the Trust Preferred Securities will have no voting rights or the right to in any manner otherwise control the administration, operation or management of the Trust.

        The trust agreement may be amended from time to time by the property trustee, the administrative trustees and the Depositor without the consent of the holders of the Trust Preferred Securities:

  •
  to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, which will not be inconsistent with the other provisions of the trust agreement; or

  •
  to modify, eliminate or add to any provisions of the trust agreement as necessary to ensure that the Trust:

  •
  will be classified for U.S. federal income tax purposes as a grantor trust or as other than an association taxable as a corporation at all times that any Trust Preferred Securities or common securities are outstanding; and

  •
  will not be required to register as an "investment company" under the Investment Company Act; or

  •
  to effect a split or reverse split of the Trust Preferred Securities for the purpose of maintaining their eligibility for listing or quoting on an exchange or quotation system;

provided that:

  •
  no such amendment may adversely affect in any material respect the rights of the holders of the Trust Preferred Securities; and

  •
  any such amendment will become effective when notice of the amendment is given to the holders of Trust Preferred Securities and common securities.

        The trust agreement may be amended by the property trustee, the administrative trustees and the Depositor with:

  •
  the consent of holders representing at least a majority (based upon liquidation amounts) of the outstanding Trust Preferred Securities and common securities; and

  •
  receipt by the Trust trustees of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the Trust trustees in accordance with the amendment will not cause the Trust to be taxable as a corporation or affect the Trust's status as a grantor trust for U.S. federal income tax purposes or the Trust's exemption from status as an "investment company" under the Investment Company Act, provided that, without the consent of each holder of Trust Preferred Securities and common securities, the trust agreement may not be amended to:

  •
  change the amount or timing of any distribution on the Trust Preferred Securities or common securities or otherwise adversely affect the amount of any distribution required to be made in respect of the Trust Preferred Securities or common securities as of a specified date; or

  •
  restrict the right of a holder of Trust Preferred Securities or common securities to institute suit for the enforcement of any such payment on or after such date.

        So long as the Debentures are held by the property trustee on behalf of the Trust, the property trustee may not:

  •
  direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the indenture trustee with respect to the Debentures;

  •
  waive any past default that is waivable under the indenture;

  •
  exercise any right to rescind or annul a declaration that the principal of all the Debentures will be due and payable; or

  •
  consent to any amendment, modification or termination of the indenture or the Debentures, where this consent is required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding Trust Preferred Securities;

provided, however, that where a consent under the indenture would require the consent of each holder of Debentures affected, no such consent will be given by the property trustee without the prior consent of each holder of the Trust Preferred Securities. The property trustee will not revoke any action previously authorized or approved by a vote of the holders of the Trust Preferred Securities except by subsequent vote of the holders of those Trust Preferred Securities. The property trustee will notify each holder of Trust Preferred Securities of any notice of default with respect to the Debentures. In addition to obtaining the foregoing approvals of the holders of the Trust Preferred Securities, prior to taking any of the foregoing actions, the property trustee must obtain an opinion of counsel to the effect that:

  •
  the Trust will not be classified as an association taxable as a corporation for U.S. federal income tax purposes on account of the action; and

  •
  the action will not cause the Trust to be classified as other than a grantor trust for U.S. federal income tax purposes.

        Any required approval of holders of Trust Preferred Securities may be given at a meeting of holders of Trust Preferred Securities convened for that purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of Trust Preferred Securities are entitled to vote, or of any matter upon which action by written consent of those holders is to be taken, to be given to each holder of record of Trust Preferred Securities in the manner set forth in the trust agreement.

        No vote or consent of the holders of Trust Preferred Securities will be required for the Trust to redeem and cancel its Trust Preferred Securities in accordance with the trust agreement.

        Notwithstanding that holders of Trust Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Trust Preferred Securities that are owned by us, the Trust trustees or any affiliate of us (including our bank subsidiaries) or any Trust trustees, will, for purposes of that vote or consent, be treated as if they were not outstanding.

Global Trust Preferred Securities

        The Trust Preferred Securities will be represented by fully registered global certificates issued as global Trust Preferred Securities that will be deposited with, or on behalf of, a depositary with respect to that series instead of paper certificates issued to each individual holder. The depositary arrangements that will apply, including the manner in which principal of and premium, if any, and interest on Trust Preferred Securities and other payments will be payable, are discussed in more detail under the heading "Book-Entry System."

Payment and Paying Agency

        Payments in respect of Trust Preferred Securities will be made to DTC. If any Trust Preferred Securities are not represented by global certificates, payments will be made by check mailed to the address of the holder entitled to them as it appears on the register. The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and reasonably acceptable to the administrative trustees and us. The paying agent will be permitted to resign as paying agent upon 30 days' written notice to the administrative trustees, the property trustee and us. In the event that the property trustee is no longer the paying agent, the administrative trustees will appoint a successor (which will be a bank or trust company acceptable to the property trustee and us) to act as paying agent.

Registrar and Transfer Agent

        The property trustee, Wells Fargo Bank, N.A., will act as registrar and transfer agent for the Trust Preferred Securities.

        Registration of transfers of Trust Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required to register or cause to be registered the transfer of Trust Preferred Securities after the Trust Preferred Securities have been called for redemption.

Information Concerning the Property Trustee

        The property trustee, other than during the occurrence and continuance of an event of default, undertakes to perform only those duties specifically set forth in the trust agreement and, after an event of default, must also exercise any rights and powers imposed on it under applicable law. The property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred as a result. If no event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of Trust Preferred Securities are entitled under the trust agreement to vote, then the property trustee will take such action as is directed by us and if not so directed, will take such action as it deems advisable and in the best interests of the holders of the Trust Preferred Securities and common securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

        The administrative trustees and the property trustee are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be (1) deemed to be an "investment company" required to be registered under the Investment Company Act or (2) classified as an association taxable as a corporation or as other than a grantor trust for U.S. federal income tax purposes and so that the Debentures will be treated as indebtedness of Capitol for U.S. federal income tax purposes. In addition, we, the administrative trustees and the property trustee are authorized to take any action not inconsistent with applicable law, the certificate of trust of the Trust or the trust agreement, that we and the administrative trustees determine in their discretion to be necessary or desirable for such purposes as long as such action does not materially adversely affect the interests of the holders of the Trust Preferred Securities.

        Holders of the Trust Preferred Securities have no preemptive or similar rights.

        The Trust may not borrow money or issue debt or mortgage or pledge any of its assets.

DESCRIPTION OF THE DEBENTURES

        The following description summarizes the material provisions of the indenture and the 10.50% Junior Subordinated Debentures (the "Debentures") to be issued under the indenture. This description is not complete and is qualified in its entirety by reference to the indenture and the Trust Indenture Act. The indenture will be qualified under the Trust Indenture Act and has been filed as an exhibit to our registration statement to which this prospectus supplement relates. Whenever particular defined terms of the indenture are referred to in this prospectus supplement, those defined terms are incorporated in this prospectus supplement by reference.

General

        The Debentures will be issued under the indenture, entered into between Capitol and Wells Fargo Bank, N.A., as indenture trustee. The Debentures will be unsecured and subordinate and junior in right of payment to the extent and in the manner set forth in the indenture to all of our senior and subordinated indebtedness, including any senior debt securities and any subordinated debt securities. Because we are a holding company and a legal entity separate and distinct from our subsidiaries, our right to participate in any distribution of assets of a subsidiary upon its liquidation, reorganization or otherwise, and the holders of the Debentures' ability to benefit indirectly from that distribution, would be subject to prior creditor's claims, except to the extent we may ourselves be recognized as a creditor of that subsidiary. Accordingly, the Debentures will be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of Debentures should look only to our assets for payments on the Debentures. The indenture does not limit the incurrence or issuance of other secured or unsecured debt of Capitol, including senior debt, whether under any existing indenture or any other indenture that we may enter into in the future or otherwise, except that it does limit our right to incur additional junior indebtedness that is equal in right of payment to the Debentures. See "—Limitation on Additional Junior Indebtedness" and "—Subordination of the Debentures."

        The Debentures will be limited in aggregate principal amount to $34,536,090, or $39,716,510 if the Underwriters' over-allotment option is exercised in full. This amount represents the sum of the aggregate stated liquidation amounts of the Trust Preferred Securities and common securities. The Debentures will bear interest at the rate of 10.50% per annum. The interest will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on September 30, 2008, to the person in whose name such Debenture is registered at the close of business on the record date for such interest installment, which will be the 15th day of the last month of each calendar quarter.

        The amount of interest payable for any period ending on or prior to March 31, 2038 will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period commencing on or after March 31, 2038 will be computed on the basis of a 360-day year and the actual number of days elapsed during the relevant period. In the event that any date on which interest is payable on the Debentures is not a business day, then payment of interest payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay) except that, if such business day is in the next succeeding calendar year, such payment will be made on the immediately preceding business day (and without any reduction of interest or any other payment in respect of any such acceleration), in each case with the same force and effect as if made on the date such payment was originally payable.

        The Debentures will mature on September 30, 2038, the stated maturity date. We may at any time before the day which is 90 days before the stated maturity date and after September 30, 2013, shorten the maturity date only once, provided that we receive prior approval of the Federal Reserve Board, if then required under applicable capital guidelines, policies or regulations of the Federal Reserve Board.

        We will give notice to the indenture trustee and the holders of the Debentures at least 35 days and no more than 180 days prior to the effectiveness of any change in the stated maturity date; provided, however, in accordance with the indenture, we retain the right to redeem all or a portion of the Debentures at such time or times on or after September 30, 2013, or at any time upon the occurrence of a "capital treatment event," a "tax event" or an "investment company event." See "—Redemption" for a description of what constitutes a "capital treatment event," a "tax event" or an "investment company event."

        Principal and interest, if any, on the Debentures will be payable, and the Debentures will be transferable, at the office of the indenture trustee, which will be the initial paying agent, except that interest may be paid at our option by check mailed to the address of the holder entitled to it as it appears on the security register.

        The indenture does not contain any provisions that would provide protection to holders of the Debentures against any highly leveraged or other transaction involving us that may adversely affect holders of the Debentures.

        The indenture allows us to merge or consolidate with another company, or to sell all or substantially all of our assets to another company. If these events occur, the other company will be required to assume our responsibilities relating to the Debentures, and we will be released from all liabilities and obligations. See "—Consolidation, Merger, Sale of Assets and Other Transactions" below for a more detailed discussion. The indenture provides that we and the indenture trustee may change certain of our obligations or certain rights of holders of the Debentures. However, to change the amount or timing of principal, interest or other payments under the Debentures, every holder in the series must consent. See "—Modification of the Indenture" below for a more detailed discussion.

Denominations, Registration and Transfer

        The Debentures will be issued only in registered form, without coupons, in denominations of $10 and any integral multiple thereof. Subject to restrictions relating to Debentures represented by global securities, the Debentures will be exchangeable for other debentures in denominations of integral multiples of $10, of a like aggregate principal amount, of the same original issue date and stated maturity and bearing the same interest rate.

        Subject to restrictions relating to Debentures represented by global securities, the Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed) at the office of the appropriate securities registrar or at the office of any transfer agent designated by us for such purpose without service charge and upon payment of any taxes and other governmental charges as described in the indenture. The registrar for the purpose of registering and transferring Debentures shall initially be the indenture trustee.

        In the event of any redemption, neither we nor the indenture trustee will be required to:

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  issue, register the transfer of or exchange the Debentures during the period beginning at the opening of business 15 days before the day of selection for redemption of the Debentures and ending at the close of business on the day of mailing of the relevant notice of redemption; or

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  transfer or exchange any of the Debentures so selected for redemption, except, in the case of any Debentures being redeemed in part, any portion thereof not being redeemed.

Option to Defer Interest Payments

        So long as no debenture event of default (as defined below) has occurred and is continuing, we will have the right at any time and from time to time during the term of the Debentures to defer payment of interest for up to 20 consecutive quarters, referred to as an "extension period." During the extension period, no interest will be due and payable, and no extension period may extend beyond the maturity date of the Debentures or end on a date other than an interest payment date. To the extent permitted by applicable law, interest, the payment of which has been deferred because of the extension period, will bear interest at a rate of 10.50% compounded quarterly for each quarter of the extension period. At the end of the extension period, we must calculate and pay all interest accrued and unpaid on the Debentures, including any additional interest and compounded interest. Upon the termination of any extension period and upon the payment of all interest then due, we may commence a new extension period, subject to the foregoing requirements. No interest will be due and payable during an extension period, except at the end thereof.

        As a consequence of any such deferral, distributions on the Trust Preferred Securities would be deferred (but would continue to accumulate additional distributions at a rate of 10.50% per annum) by the Trust during the extension period. During any applicable extension period, we may not:

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  declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock other than:

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  dividends or distributions in our common stock or a declaration of a non-cash dividend in connection with implementing a shareholder rights plan, or the issuance or redemption of stock pursuant to a shareholder rights plan,

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  purchases of our common stock under officer, director or employee benefit plans, or

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  as a result of reclassifying our stock;

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  make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank on a parity in all respects with or junior in interest to the Debentures, or make any payment under a guarantee of any subsidiary's securities if the guarantee ranks on a parity in all respects with or junior in interest to the Debentures; or

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  acquire any of the Trust Preferred Securities or redeem or acquire less than all of the Debentures.

        The above prohibitions will also apply if the Debentures are held by the Trust and:

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  an event of default under the indenture with respect to the Debentures occurs, or

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  we are in default with respect to our payment of any obligations under the guarantee related to the Trust Preferred Securities.

Redemption

        The Debentures will not be subject to any sinking fund.

        We may, at our option and subject to receipt of prior approval by the Federal Reserve Board if such approval is then required under applicable capital guidelines or policies, redeem the Debentures in whole or in part, from time to time, on or after September 30, 2013. If the Debentures are only partially redeemed, the Debentures will be redeemed pro rata or by lot or in such other manner as the indenture trustee deems appropriate and fair in its discretion. Unless otherwise indicated in the form of security, Debentures in denominations larger than the liquidation amount may be redeemed in part but only in integral multiples of the liquidation amount. The redemption price for any Debenture will equal any accrued and unpaid interest (including any additional interest) to the redemption date, plus 100% of the principal amount.

        In addition, we have the right to redeem Debentures at any time and from time to time in a principal amount equal to the liquidation amount of Trust Preferred Securities purchased and beneficially owned by us, plus an additional principal amount of Debentures equal to the liquidation amount of that number of common securities that bears the same proportion to the total number of common securities then outstanding as the number of Trust Preferred Securities to be redeemed bears to the total number of Trust Preferred Securities then outstanding.

        If a partial redemption of the Debentures would result in the delisting of the Trust Preferred Securities from the New York Stock Exchange or any other national securities exchange or other organization on which the Trust Preferred Securities are then listed or quoted, we will not be permitted to effect such partial redemption and may only redeem the Debentures in whole.

        If a tax event (as defined below), a capital treatment event (as defined below) or an investment company event (as defined below) has occurred and is continuing, we may, at our option and subject to receipt of prior approval by the Federal Reserve Board if such approval is then required under applicable capital guidelines or policies, redeem the Debentures in whole or in part at any time within 180 days following the occurrence of the tax event, capital treatment event or investment company event, at a redemption price equal to 100% of the principal amount of the Debentures then outstanding plus accrued and unpaid interest to the date fixed for redemption.

        A "capital treatment event" means, in respect of the Trust, the receipt by us and the Trust of an opinion of counsel, experienced in such matters, to the effect that as a result of:

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  any amendment to or change, including any announced prospective change, in the laws, or any rules or regulations under the laws, of the United States or of any political subdivision of or in the United States, if the amendment or change is effective on or after the date the Trust Preferred Securities of the Trust are issued; or

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  any official or administrative pronouncement or action or any judicial decision interpreting or applying such laws or regulations, if the pronouncement, action or decision is announced on or after the date the Trust Preferred Securities of the Trust are issued;

there is more than an insubstantial risk that we will not be entitled to treat the liquidation amount of the Trust Preferred Securities as "Tier 1 Capital" for purposes of the applicable Federal Reserve risk-based capital adequacy guidelines as then in effect.

        A "tax event" means the receipt by us and the Trust of an opinion of counsel, experienced in such matters, to the effect that, as a result of any amendment to or change, including any announced prospective change, in the laws or any regulations under the laws of the United States or of any political subdivision or taxing authority of or in the United States effective or announced on or after the date the Debentures are issued, or as a result of any official administrative pronouncement or any judicial decision interpreting or applying such laws or regulations effective or announced on or after the date the Debentures are issued, there is more than an insubstantial risk that any of the following will occur:

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  the Trust is, or will be within 90 days of the delivery of the opinion of counsel, subject to U.S. federal income tax on income received or accrued on the Debentures;

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  interest payable by us on the Debentures is not, or within 90 days of the delivery of the opinion of counsel will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes; or

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  the Trust is, or will be within 90 days of the delivery of the opinion of counsel, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

        An "investment company event" means the receipt by us and the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority and, the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance of the Trust Preferred Securities.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Debentures to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Debentures or portions thereof called for redemption.

Modification of the Indenture

        From time to time we and the indenture trustee may, without the consent of the holders of the Debentures, amend, waive or supplement the provisions of the indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interests of the holders of the Debentures or, in the case of the Debentures, the holders of the Trust Preferred Securities so long as they remain outstanding) and qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act. The indenture contains provisions permitting us and the indenture trustee, with the consent of the holders of not less than a majority in principal amount of the Debentures affected, to modify the indenture in a manner adversely affecting the rights of the holders of the Debentures in any material respect; provided, that no such modification may, without the consent of the holder of each outstanding Debenture so affected:

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  extend the fixed maturity of the Debentures, reduce their principal amount or reduce the amount or extend the time for payment of interest; or

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  reduce the above-stated percentage of outstanding Debentures necessary to modify or amend the indenture.

        Where an amendment or supplement requires the consent of a majority of the outstanding Debentures, it will not be effective until it is consented to by a majority in liquidation preference of the Trust Preferred Securities. Where an amendment or supplement requires the consent of each holder of the Debentures, it will not be effective until consented to by each holder of the Trust Preferred Securities.

Events of Default

        The following events will be "debenture events of default" with respect to the Debentures:

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  default for 30 days in interest payment upon any of the Debentures, including any additional interest (subject to the deferral of any due date in the case of an extension period);

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  default in any principal payment on the Debentures at the stated maturity, upon redemption, by declaration or otherwise;

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  failure by us for 90 days in performing any other covenant or agreement in the indenture after:

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  we are given written notice by the indenture trustee; or

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  the holders of at least 25% in aggregate principal amount of the outstanding Debentures give written notice to us and the indenture trustee;

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  our bankruptcy, insolvency or reorganization; or

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  the Trust dissolves, winds up its business or otherwise terminates its existence, except in connection with the distribution of Debentures to holders of Trust Preferred Securities or common securities in liquidation of their interests, the redemption of all of the Trust's outstanding Trust Preferred Securities and common securities or certain permitted mergers, consolidations or amalgamations.

        The holders of a majority in aggregate outstanding principal amount of the Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The principal will become due and payable immediately upon a debenture event of default resulting from our bankruptcy, insolvency or reorganization. The indenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the Debentures may declare the principal due and payable immediately upon any other debenture event of default. Should the indenture trustee or the holders of such Debentures fail to make this declaration, the holders of at least 25% in aggregate liquidation amount of the Trust Preferred Securities will have the right to make this declaration. The holders of a majority in aggregate outstanding principal amount of the Debentures may annul the declaration and waive the default, provided all defaults have been cured and all payment obligations have been made current. Should the holders of such Debentures fail to annul the declaration and waive the default, the holders of a majority in aggregate liquidation amount of the Trust Preferred Securities will have the right to do so. In the event of our bankruptcy, insolvency or reorganization, the Debentures holders' claims would fall under the broad equity power of a federal bankruptcy court, and to that court's determination of the nature of those holders' rights.

        The holders of a majority in aggregate outstanding principal amount of the Debentures affected may, on behalf of the holders of all the Debentures, waive any default, except a default in the payment of principal or premium, if any, or interest (including any additional interest) (unless the default has been cured and a sum sufficient to pay all matured installments of interest (including any additional interest) and principal due otherwise than by acceleration has been deposited with the indenture trustee) or a default in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding Debenture. Should the holders of such Debentures fail to waive the default, the holders of a majority in aggregate liquidation amount of the Trust Preferred Securities will have the right to do so. We are required to file annually with the indenture trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the indenture.

        In case a debenture event of default has occurred and is continuing as to the Debentures, if neither the indenture trustee nor the holders of the Debentures accelerate the Debentures, the holders of the Trust Preferred Securities will have the right to declare the principal of and the interest on the

Debentures, and any other amounts payable under the indenture, to be immediately due and payable and to enforce their other rights as creditors with respect to the Debentures.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

        If a debenture event of default has occurred and is continuing and the event is attributable to our failure to pay interest or principal on the Debentures on the date the interest or principal is due and payable, a holder of the Trust Preferred Securities may institute a legal proceeding directly against us for enforcement of payment to that holder of the principal of or interest (including any additional interest) on the Debentures having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities of that holder (a "direct action"). We may not amend the indenture to remove this right to bring a direct action without the prior written consent of the holders of all of the Trust Preferred Securities outstanding. If the right to bring a direct action is removed, the Trust may become subject to reporting obligations under the Exchange Act. We will have the right under the indenture to set-off any payment made to the holder of the Trust Preferred Securities by us in connection with a direct action.

        The holders of Trust Preferred Securities will not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the Debentures unless there has occurred an event of default under the trust agreement. See "Description of the Trust Preferred Securities and Related Instruments—Events of Default; Notice."

Consolidation, Merger, Sale of Assets and Other Transactions

        The indenture allows us to consolidate or merge with or into another corporation or to sell, convey, transfer or otherwise dispose of our property as an entirety, or substantially as an entirety, to another corporation. In the indenture, however, we covenant and agree that:

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  upon any such consolidation, merger, sale, conveyance, transfer or other disposition, the due and punctual payment of the principal of and premium, if any and interest on all of the Debentures, and the due and punctual performance and observance of all of our covenants under the indenture, will be expressly assumed by the entity formed by the consolidation or into which we are merged, or by the entity that acquires our property, and, if applicable, the ultimate parent entity of the successor entity will expressly assume our obligations under the related guarantee;

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  the successor will be organized under the laws of the United States or any state or the District of Columbia; and

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  immediately after giving effect to the transaction, no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default, will have occurred and be continuing.

        The general provisions of the indenture do not afford holders of the Debentures protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the Debentures.

Satisfaction and Discharge

        The indenture provides that when, among other things, all Debentures not previously delivered to the indenture trustee for cancellation:

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  have become due and payable;

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  will become due and payable at their stated maturity within one year; or

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  are to be called for redemption within one year under arrangements satisfactory to the indenture trustee for the giving of notice of redemption by the indenture trustee;

and we deposit or cause to be deposited with the indenture trustee funds, in trust, for the purpose and in an amount in the currency or currencies in which the Debentures are payable sufficient to pay and discharge the entire indebtedness on the Debentures not previously delivered to the indenture trustee for cancellation, for the principal, premium, if any, and interest (including any additional interest) to the date of the deposit or to the stated maturity, as the case may be, then the indenture will cease to be of further effect (except as to our obligations to pay all other sums due under the indenture and to provide the officers' certificates and opinions of counsel described therein), and we will be deemed to have satisfied and discharged the indenture.

Subordination of the Debentures

        The Debentures will be subordinate in right of payment, to the extent set forth in the indenture, to all our senior and subordinated indebtedness. As used in this prospectus supplement with respect to the Debentures, the term "senior and subordinated indebtedness" means:

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  senior debt, which means all debt (as defined in the indenture) incurred before or after the date of the indenture unless the instrument evidencing the debts provides that it is not superior in right of payment to the Debentures or to other debt which ranks equally with, or is subordinate to, the Debentures, except that senior debt does not include:

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  non-recourse debt;

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  debt we owe to our subsidiaries;

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  debt we owe to any employee;

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  debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business; or

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  subordinated debt (as defined below);

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  subordinated debt, which means debt incurred before or after the date of the indenture which is by its terms expressly provided to be junior and subordinate to our senior debt (other than the Debentures), except that subordinated debt does not include:

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  non-recourse debt;

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  debt we owe to our subsidiaries;

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  debt we owe to any employee;

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  debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business;

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  senior debt (as defined above); and

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  debt under debt securities (and guarantees in respect of these debt securities) initially issued to any trust, partnership or other entity affiliated with us that is, directly or indirectly, our financing vehicle in connection with the issuance by that entity of trust preferred securities or other securities which are intended to qualify for Tier 1 capital treatment; and

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  additional senior obligations, which means all our indebtedness incurred before or after the date of the indenture for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements, except that additional senior obligations do not include:

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  claims in respect of senior debt or subordinated debt; or

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  obligations which, by their terms, are expressly stated to be not superior in right of payment to the Debentures or to rank pari passu in right of payment with the Debentures.

        If we default in the payment of any principal, premium, if any, or interest, if any, or any other amount payable on any senior or subordinated indebtedness when it becomes due and payable, whether at maturity or at a date fixed for redemption or by declaration of acceleration or otherwise, then we may not make any payment on the Debentures. With some limitations, if the indenture trustee receives a prohibited payment, it must pay it over to the holders of senior or subordinated indebtedness.

        In any distribution to creditors upon our dissolution or winding-up or liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all senior or subordinated indebtedness must first be paid in full before we make any payment of the principal (and premium, if any) or interest on the Debentures. Upon any such dissolution or winding-up or liquidation or reorganization, any payment by us, or distribution of our assets to which the holders of Debentures or the indenture trustee would be entitled to receive must instead be paid by us or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making the payment or distribution, or by the holders of the Debentures or the indenture trustee if received by them, directly to the holders of our senior or subordinated indebtedness to the extent necessary to pay the senior or subordinated indebtedness in full before any payment or distribution is made to the holders of the Debentures or the indenture trustee.

        The indenture places no limitation on the amount of additional senior or subordinated indebtedness that may be incurred by us. We expect from time to time to incur additional indebtedness constituting senior or subordinated indebtedness.

Limitation on Additional Junior Indebtedness

        Under the indenture, we will agree not to issue or incur, directly or indirectly, any additional junior indebtedness that is equal in right of payment to the Debentures unless: the pro forma sum of all outstanding debt issued by us or any of our subsidiaries in connection with any trust preferred securities issued by any of our financing subsidiaries, including the Debentures and the maximum liquidation amount of the additional trust preferred or similar securities that we or our financing subsidiaries are then issuing, plus our total long-term debt, excluding any long-term debt which, by its terms, is expressly stated to be junior and subordinate to the Debentures, is less than 60% of the sum of our equity, any perpetual preferred stock and minority interest, calculated in accordance with applicable capital adequacy guidelines, plus any long-term debt which, by its terms, is expressly stated to be junior and subordinate to the Debentures, in each case on a consolidated basis at the time of issuance.

Trust Expenses

        Pursuant to the guarantee and the expense agreement, which will be entered into between us and the Trust, we, as borrower, will agree to pay all debts and other obligations (other than with respect to the Trust Preferred Securities) and all costs and expenses of the Trust (including costs and expenses relating to the organization of the Trust, the fees and expenses of the trustees of the Trust and the cost and expenses relating to the operation of the Trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the Trust might become subject.

Governing Law

        The indenture and the Debentures will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Indenture Trustee

        The indenture trustee will have, and be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of Debentures, unless offered reasonable indemnity by that holder against the costs, expenses and liabilities which might be incurred thereby. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

DESCRIPTION OF THE GUARANTEE

        The following description summarizes the material provisions of the guarantee. This description is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the guarantee, including the definitions therein, and the Trust Indenture Act. The form of the guarantee has been filed as an exhibit to our registration statement to which this prospectus supplement relates. Whenever particular defined terms of the guarantee are referred to in this prospectus supplement, those defined terms are incorporated in this prospectus supplement by reference.

General

        The guarantee will be executed and delivered by us at the same time the Trust issues its Trust Preferred Securities. The guarantee is for the benefit of the holders from time to time of the Trust Preferred Securities. Wells Fargo Bank, N.A. will act as trustee (referred to below as the "guarantee trustee") under the guarantee for the purposes of compliance with the Trust Indenture Act and the guarantee will be qualified under the Trust Indenture Act. The guarantee trustee will hold the guarantee for the benefit of the holders of the Trust Preferred Securities.

        We will irrevocably and unconditionally agree to pay in full on a subordinated basis, to the extent described below, the guarantee payments (as defined below) to the holders of the Trust Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments or distributions with respect to the Trust Preferred Securities, to the extent not paid by or on behalf of the Issuer Trust (referred to as the "guarantee payments"), will be subject to the guarantee:

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  any accumulated and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent that the Trust has funds on hand available for the distributions;

  •
  the redemption price with respect to Trust Preferred Securities called for redemption, to the extent that the Trust has funds on hand available for the redemptions; or

  •
  upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (unless the Debentures are distributed to holders of such Trust Preferred Securities in exchange for their Trust Preferred Securities), the lesser of:

  •
  the liquidation distribution to the extent the Trust has funds available therefor; and

  •
  the amount of assets of the Trust remaining available for distribution to holders of Trust Preferred Securities after satisfaction of liabilities to creditors of the Trust as required by applicable law.

        Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the Trust Preferred Securities or by causing the Trust to pay these amounts to the holders.

        The guarantee will be an irrevocable and unconditional guarantee on a subordinated basis of the Trust's obligations under the Trust Preferred Securities, but will apply only to the extent the Trust has funds sufficient to make such payments, and is not a guarantee of collection. See "—Status of the Guarantee."

        If we do not make interest payments on the Debentures held by the Trust, the Trust will not be able to pay distributions on the Trust Preferred Securities and will not have funds legally available for the distributions. The guarantee constitutes an unsecured obligation of ours and will rank subordinate and junior in right of payment to all of our senior or subordinated indebtedness. See "—Status of the Guarantee." Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent we may ourselves be recognized as a creditor of that subsidiary. Accordingly, our obligations under the guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments. The guarantee does not limit the incurrence or issuance of other secured or unsecured debt of ours, including senior or subordinated indebtedness, whether under any other existing indenture or any other indenture that we may enter into in the future or otherwise.

        We will, through the guarantee, the trust agreement, the Debentures and indenture, taken together, fully, irrevocably and unconditionally guarantee all of the Trust's obligations under the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under its Trust Preferred Securities. See "Relationship Among the Trust Preferred Securities, Debentures and Guarantee." In addition, pursuant to the expense agreement which will be entered into between us and the Trust, we will agree to pay all debts and other obligations (other than with respect to the Trust Preferred Securities) and all costs and expenses of the Trust.

Status of the Guarantee

        The guarantee will constitute an unsecured obligation of ours and will rank subordinate and junior in right of payment to all of our senior or subordinated indebtedness in the same manner as the Debentures.

        The guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity). The guarantee will be held for the benefit of the holders of the Trust Preferred Securities. The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the Trust or upon distribution to the holders of the Trust Preferred Securities of the Debentures. The guarantee does not place a limitation on the amount of additional senior or subordinated indebtedness that may be incurred by us. We expect from time to time to incur additional indebtedness constituting senior or subordinated indebtedness.

Amendments and Assignment

        Except with respect to any changes which do not materially adversely affect the material rights of holders of the Trust Preferred Securities (in which case no vote of the holders will be required), the guarantee may not be amended without the prior approval of the holders of at least a majority of the aggregate liquidation amount of the Trust Preferred Securities. The manner of obtaining any such approval will be as described under "Description of the Trust Preferred Securities and Related Instruments—Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in the guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the Trust Preferred Securities then outstanding.

Events of Default

        An event of default under the guarantee will occur upon our failure to perform any of our payment obligations under the guarantee or to perform any non-payment obligations. The holders of at least a majority in aggregate liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

        The holders of at least a majority in aggregate liquidation amount of the Trust Preferred Securities have the right, by vote, to waive any past events of default and its consequences under the guarantee. If such a waiver occurs, any event of default will cease to exist and be deemed to have been cured under the terms of the guarantee.

        Any holder of the Trust Preferred Securities may, to the extent permissible under applicable law, institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity.

        We, as guarantor, are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to it under the guarantee.

Information Concerning the Guarantee Trustee

        The guarantee trustee, other than during the occurrence and continuance of a default by us in performance of the guarantee, undertakes to perform only those duties specifically set forth in the guarantee and, after default with respect to the guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of the Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred as a result. However, such a requirement does not relieve the guarantee trustee of its obligations to exercise its rights and powers under the guarantee upon the occurrence of an event of default.

Termination of the Guarantee

        The guarantee will terminate and be of no further force and effect upon:

  •
  full payment of the redemption price of the Trust Preferred Securities;

  •
  full payment of the amounts payable upon liquidation of the Trust; or

  •
  the distribution of the Debentures to the holders of the Trust Preferred Securities in exchange for their Trust Preferred Securities.

        The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Trust Preferred Securities must restore payment of any sums paid under the Trust Preferred Securities or the guarantee.

Governing Law

        The guarantee will be governed by and construed in accordance with the laws of the State of New York.

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
DEBENTURES AND GUARANTEE

        The following description of the relationship among the Trust Preferred Securities, the Debentures and the guarantee is not complete and is subject to, and is qualified in its entirety by reference to, the trust agreement, the indenture and the guarantee, forms of each of which has been filed as an exhibit to our registration statement to which this prospectus supplement relates.

Full and Unconditional Guarantee

        Payments of distributions and other amounts due on the Trust Preferred Securities (to the extent the Trust has funds available for the payment of such distributions) are irrevocably guaranteed by us as described under "Description of the Guarantee." Taken together, our obligations under the Debentures, the indenture, the trust agreement and the guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Trust Preferred Securities. If and to the extent that we do not make payments on the Debentures, the Trust will not pay distributions or other amounts due on its Trust Preferred Securities. The guarantee does not cover payment of distributions when the Trust does not have sufficient funds to pay such distributions. In such an event, the remedy of a holder of any Trust Preferred Securities is to institute a legal proceeding directly against us pursuant to the terms of the indenture for enforcement of payment of amounts of such distributions to such holder. Our obligations under the guarantee are subordinate and junior in right of payment to all of our senior or subordinated indebtedness.

Sufficiency of Payments

        As long as payments of interest and other payments are made when due on the Debentures, such payments will be sufficient to cover distributions and other payments due on the Trust Preferred Securities, primarily because:

  •
  the aggregate principal amount of the Debentures will be equal to the sum of the aggregate stated liquidation amount of the Trust Preferred Securities and common securities;

  •
  the interest rate and interest and other payment dates on the Debentures will match the distribution rate and distribution and other payment dates for the Trust Preferred Securities; and

  •
  the trust agreement provides that the Trust will not engage in any activity that is inconsistent with the limited purposes of the Trust.

        Notwithstanding anything to the contrary in the indenture, we have the right to set-off any payment we are otherwise required to make under the indenture with a payment we make under the guarantee.

Enforcement Rights of Holders of Trust Preferred Securities

        A holder of any Trust Preferred Security may, to the extent permissible under applicable law, institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the Trust or any other person or entity.

        A default or event of default under any of our senior or subordinated indebtedness would not constitute a default or event of default under the indenture. However, in the event of payment defaults under, or acceleration of, our senior or subordinated indebtedness, the subordination provisions of the indenture provide that no payments may be made in respect of the Debentures until the senior or subordinated indebtedness has been paid in full or any payment default has been cured or waived. Failure to make required payments on the Debentures would constitute an event of default under the indenture.

Limited Purpose of the Trust

        The Trust Preferred Securities evidence a preferred and undivided beneficial interest in the Trust, and the Trust exists for the sole purpose of issuing its Trust Preferred Securities and common securities and investing the proceeds thereof in Debentures and engaging in only those other activities necessary or incidental thereto. A principal difference between the rights of a holder of a Trust Preferred Security and a holder of a Debenture is that a holder of a Debenture is entitled to receive from us the principal amount of and interest accrued on Debentures held, while a holder of Trust Preferred Securities is entitled to receive distributions from the Trust (or from us under the applicable guarantee) if and to the extent the Trust has funds available for the payment of such distributions.

Rights upon Termination

        Upon any voluntary or involuntary termination, winding-up or liquidation of the Trust involving our liquidation, the holders of the Trust Preferred Securities will be entitled to receive, out of the assets held by the Trust, the liquidation distribution in cash. See "Description of the Trust Preferred Securities and Related Instruments—Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of ours, the property trustee, as holder of the Debentures, would be a subordinated creditor of ours, subordinated in right of payment to all senior or subordinated indebtedness as set forth in the indenture, but entitled to receive payment in full of principal and interest, before any shareholders of ours receive payments or distributions. Since we are the guarantor under the guarantee, the positions of a holder of Trust Preferred Securities and a holder of Debentures relative to other creditors and to our shareholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

BOOK-ENTRY SYSTEM

        The Depository Trust Company, which we refer to along with its successors in this capacity as "DTC," will act as securities depository for the Trust Preferred Securities. The Trust Preferred Securities will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully registered global security certificates, representing the total aggregate number of each class of Trust Preferred Securities, will be issued and will be deposited with DTC. At any time when the Debentures may be held by persons other than the property trustee, one or more fully registered global security certificates, representing the total aggregate principal amount of Debentures, will be issued and will be deposited with DTC.

        The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in Trust Preferred Securities or Debentures, so long as the corresponding securities are represented by global security certificates.

        DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and Financial Industry Regulatory Authority Inc. ("FINRA"). Access to the DTC system is also available to others, referred to as "indirect participants," such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC's records. The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the depository to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the securities entitled to the benefits of the Trust Agreement and the guarantee or the indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

        To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC's records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If less than all of the securities of any class are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to any securities unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts securities are credited on the record date (identified in a listing attached to the omnibus proxy).

        DTC may discontinue providing its services as securities depository with respect to the Trust Preferred Securities at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depository is not obtained, certificates for the Trust Preferred Securities are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates for the Trust Preferred Securities will be printed and delivered to DTC.

        As long as DTC or its nominee is the registered owner of the global security certificates, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all securities represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of such securities. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

  •
  will not be entitled to have such global security certificates or the securities represented by these certificates registered in their names;

  •
  will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and

  •
  will not be considered to be owners or holders of the global security certificates or any securities represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of such securities.

        All redemption proceeds, distributions and dividend payments on the securities represented by the global security certificates and all transfers and deliveries of such securities will be made to DTC or its nominee, as the case may be, as the registered holder of the securities. DTC's practice is to credit direct participants' accounts upon DTC's receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of that participant and not of DTC, the depository, the issuer or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

        Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants' interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time. None of us, the Trust, the trustees of the

Trust or any agent for us or any of them, will have any responsibility or liability for any aspect of DTC's or any direct or indirect participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC's records or any direct or indirect participant's records relating to these beneficial ownership interests.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

        Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

        DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the Trust Agreement, the guarantee, the indenture or our Articles of Incorporation, only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.

        The information in this section concerning DTC and its book-entry system has been obtained from sources that we and the trustees of the Trust believe to be accurate, but we assume no responsibility for the accuracy thereof.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes certain material U.S. federal income tax consequences associated with the purchase, beneficial ownership and disposition of the Trust Preferred Securities. It applies to you only if you acquire Trust Preferred Securities upon their original issuance at their original offering price and you hold your Trust Preferred Securities as capital assets for tax purposes.

        This summary is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder's particular circumstances, or to certain types of holders subject to special treatment under U.S. federal income tax law (e.g., financial institutions, partnerships or other pass-through entities, expatriates or former long-term residents of the United States, holders subject to the alternative minimum tax, individual retirement accounts or other tax-deferred accounts, broker-dealers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, life insurance companies, real estate investment trusts, regulated investment companies, persons that hold notes as a position in a "straddle", or as part of a synthetic security or "hedge", "conversion transaction", "constructive sale" or other integrated investment, persons that have a "functional currency" other than the U.S. dollar, or tax-exempt organizations). Accordingly, prospective investors should consult their own tax advisors with regard to the U. S. federal income tax consequences of an investment in the Trust Preferred Securities and the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to their particular situations.

        This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as in effect as of the date hereof. These laws are subject to change, possibly on a retroactive basis.

        If a partnership holds the Trust Preferred Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Trust Preferred Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Trust Preferred Securities.

        The Debentures are a novel financial instrument, and there is no clear authority addressing their federal income tax treatment. We have not sought any rulings concerning the treatment of the Debentures, and the advice of our special tax counsel is not binding on the Internal Revenue Service ("IRS"). Investors should consult their own tax advisors in determining the specific tax consequences and risks to them of purchasing, holding and disposing of the Trust Preferred Securities, including the application to their particular situation of the United States federal income tax laws discussed below, as well as the application of state, local, foreign or other tax laws.

Classification of the Debentures

        Based on advice we received from Miller, Canfield, Paddock and Stone, P.L.C., our special tax counsel, which advice is based on current law, certain facts, assumptions and representations and assuming full compliance with the terms of the indenture and other relevant documents, we believe that the Debentures held by the Trust should be treated as indebtedness of Capitol for United States federal income tax purposes (although the matter is not free from doubt), and we intend to take a position consistent therewith. Accordingly, the remainder of this discussion assumes that the Debentures will be treated as indebtedness of Capitol.

Classification of Capitol Trust XII

        In connection with the issuance of the Trust Preferred Securities, Miller, Canfield, Paddock and Stone, P.L.C. will render its opinion to us generally to the effect that, under then current law and assuming full compliance with the terms of the Trust Agreement, the indenture and other relevant documents, and based on the facts and assumptions contained in that opinion, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. The remainder of this discussion assumes the Trust is properly treated as a grantor trust. Accordingly, for United States federal income tax purposes, each holder of Trust Preferred Securities generally will be considered the owner of an undivided interest in the Debentures.

United States Holders

        This subsection describes the tax consequences to a "United States Holder." You are a United States Holder if you are a beneficial owner of a Trust Preferred Security and you are:

  •
  a citizen or resident of the United States;

  •
  a corporation (or other entity that is treated as a corporation for United States federal tax purposes) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia);

  •
  an estate whose income is subject to United States federal income tax regardless of its source; or

  •
  a trust if (1) a United States court can exercise primary supervision over the Trust's administration and one or more United States persons are authorized to control all substantial decisions of the Trust, or (2) such trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        As used in this summary, the term "non-United States Holder" means a beneficial owner that is not a United States Holder and not a partnership for United States federal income tax purposes.

  Interest Income and Original Issue Discount

        Generally, a Debenture will be issued with original issue discount (or "OID") if its "stated redemption price at maturity" (the sum of all amounts payable on such Debenture other than "qualified stated interest") exceeds its issue price by more than a de minimis amount. The "issue price" of a Debenture will equal the first price at which a substantial amount of Debentures are sold for money, excluding sales to underwriters, placement agents or wholesalers. "Qualified stated interest" generally means stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

        If the Debentures are issued with OID, a U.S. Holder will be required to include in taxable income for any particular taxable year the daily portion of the OID described in the preceding paragraph that accrues on the Debenture for each day during the taxable year on which such holder holds the Debenture, whether reporting on the cash or accrual basis of accounting for U.S. federal income tax purposes. Thus, a U.S. Holder will be required to include OID in income in advance of the receipt of the cash to which such OID is attributable.

        Under applicable Treasury regulations, a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. We believe that the likelihood of our exercising our option to defer payments is remote within the meaning of the regulations. Based on the foregoing, we believe that the Debentures will not be considered to be issued with OID at the time of their original issuance. Accordingly, each United States Holder of Trust Preferred Securities should include in gross income that holder's allocable share of stated interest on the Debentures at the time the interest is paid or accrued in accordance with that holder's method of tax accounting.

        However, the IRS has not defined the meaning of the term "remote" as used in the applicable Treasury Regulations in any binding ruling or interpretation, and it is possible that the IRS could take a position contrary to the interpretation in this prospectus supplement. Under the applicable Treasury Regulations, if as of the issue date the option to defer any payment of interest was determined not to be "remote," or if we exercised that option, the Debentures would be treated as issued with OID at the time of issuance or at the time of that exercise, as the case may be, and all stated interest on the Debentures would thereafter be treated as OID as long as the Debentures remained outstanding. As discussed above, a United States Holder would be required to include any such OID in income on an economic accrual basis, regardless of that United States Holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, the holder would be required to include OID in gross income even though neither we nor the Trust would make actual payments on the Debentures, or on the Trust Preferred Securities, as the case may be, during a deferral period.

  Receipt of Debentures upon Liquidation of the Trust

        Upon the occurrence of certain events described in "Description of the Trust Preferred Securities and Related Documents—Liquidation Distribution upon Dissolution," the trustees will liquidate the Trust in accordance with the Trust Agreement, in which case the Debentures will be distributed to holders in exchange for the Trust Preferred Securities. Under current law, that distribution, for United States federal income tax purposes, generally would be treated as a non-taxable event to each United

States Holder, and each United States Holder generally would receive an aggregate tax basis in the Debentures equal to that holder's aggregate tax basis in its Trust Preferred Securities. A United States Holder's holding period in the Debentures received in liquidation of the Trust generally should include the period during which the Trust Preferred Securities were held by that holder.

  Sales of Trust Preferred Securities; Redemption of Debentures

        A United States Holder will be considered to have disposed of all or part of its ratable share of the Debentures if it sells or otherwise disposes of Trust Preferred Securities or if we redeem the Debentures and distribute the proceeds in redemption of the Trust Preferred Securities. That United States Holder will recognize gain or loss equal to the difference between its adjusted tax basis in the Trust Preferred Securities and the amount realized on the sale, redemption or other disposition of those Trust Preferred Securities. Assuming that we do not exercise our option to defer payments of interest on the Debentures and that the Debentures are not deemed to be issued with OID, a United States Holder's adjusted tax basis in the Trust Preferred Securities generally will be its initial purchase price. If the Debentures are deemed to be issued with OID, a United States Holder's tax basis in the Trust Preferred Securities generally will be its initial purchase price, increased by OID previously included in that United States Holder's gross income to the date of disposition and decreased by distributions or other payments (other than payments of qualified stated interest) received on the Trust Preferred Securities since and including the date that the Debentures were deemed to be issued with OID. That gain or loss generally will be a capital gain or loss, except to the extent of any accrued interest relating to that United States Holder's ratable share of the Debentures required to be included in income, and generally will be long-term capital gain or loss if the Trust Preferred Securities have been held for more than one year.

        If we exercise our option to defer payment of interest on the Debentures, the Trust Preferred Securities may trade at a price that does not fully reflect the accrued but unpaid interest relating to the underlying Debentures. In the event of that deferral, a United States Holder who disposes of its Trust Preferred Securities generally would be required to include in income as ordinary income accrued but unpaid interest on the Debentures outstanding as of the date of disposition and to add such amount to its adjusted tax basis in its ratable share of the underlying Debentures deemed disposed. To the extent the selling price is less than the holder's adjusted tax basis, that holder generally would recognize a capital loss.

  Information Reporting and Backup Withholding

        Generally, payments made on the Trust Preferred Securities will be subject to information reporting. In addition, a non-corporate United States Holder may be subject to a backup withholding tax on those payments if it fails to provide its accurate taxpayer identification number to the paying agent in the manner required, is notified by the IRS that it has failed to report all interest and dividends required to be shown on its federal income tax return, or otherwise fails to comply with applicable backup withholding tax rules. Non-corporate United States Holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition (collectively, a "disposition") of the Trust Preferred Securities. Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States Holder's United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-United States Holders

        Assuming that the Debentures will be respected as indebtedness of Capitol, under current United States federal income tax law, no withholding of United States federal income tax will apply to a payment on a Trust Preferred Security to a non-United States Holder under the "Portfolio Interest Exemption," provided that:

  •
  the non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  the non-United States Holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership; and

  •
  the non-United States Holder satisfies the statement requirement by providing to the paying agent, in accordance with specified procedures, a statement to the effect that it is not a United States person (generally through the provision of a properly executed Form W-8BEN).

        If a non-United States Holder cannot satisfy the requirements of the Portfolio Interest Exemption described above, payments on the Trust Preferred Securities (including payments in respect of OID, if any, on the Trust Preferred Securities) made to a non-United States Holder should be subject to a 30% United States federal withholding tax, unless that holder provides the withholding agent with a properly executed statement (i) claiming an exemption from or reduction of withholding under an applicable United States income tax treaty; or (ii) stating that the payment on the Trust Preferred Securities is not subject to such withholding tax because it is effectively connected with that holder's conduct of a trade or business in the United States.

        If a non-United States Holder is engaged in a trade or business in the United States (or, if certain tax treaties apply, if the non-United States Holder maintains a permanent establishment within the United States) and the interest on the Trust Preferred Securities is effectively connected with the conduct of that trade or business (or, if certain tax treaties apply, is attributable to that permanent establishment), the non-United States Holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if it were a United States Holder. In addition, a non-United States Holder that is a foreign corporation that is engaged in a trade or business in the United States may be subject to a 30% (or, if certain tax treaties apply, those lower rates as provided) branch profits tax.

        If, contrary to the advice of our special tax counsel, Debentures held by the Trust were recharacterized as equity of Capitol, payments on the Trust Preferred Securities to a non-United States Holder would generally be subject to U.S. withholding tax imposed at a rate of 30% or such lower rate as might be provided for by an applicable income tax treaty unless the payments are effectively connected with the holder's conduct of a trade or business in the United States (and the holder properly certifies this fact), in which case rules similar to the rules described in the preceding paragraph would apply to such payments.

        Any gain realized on the sale or other disposition of a Trust Preferred Security generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with the non-United States Holder's conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-United States Holder within the United States); or

  •
  the non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

        In general, backup withholding will not apply to a distribution on a Trust Preferred Security to a non-United States Holder, or to proceeds from the disposition of a Trust Preferred Security by a non-United States Holder, in each case, if the holder (i) certifies under penalties of perjury that it is a non-United States Holder and neither we nor our paying agent has actual knowledge to the contrary or (ii) otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a credit against the non-United States Holder's United States federal income tax liability provided the required information is timely furnished to the IRS. In general, if a Trust Preferred Security is not held through a qualified intermediary, the amount of payments made on that Trust Preferred Security, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

        THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF TRUST PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

ERISA CONSIDERATIONS

        Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974 ("ERISA") applies or other arrangement that is subject to Title I of ERISA (a "plan") should consider the fiduciary standards of ERISA in the context of the plan's particular circumstances before authorizing an investment in the Trust Preferred Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), prohibit plans, as well as individual retirement accounts and other arrangements to which Section 4975 of the Code applies (also "plans"), from engaging in specified transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("parties in interest") with respect to such plan. Capitol may be considered a party in interest or disqualified person with respect to a plan to the extent Capitol or any of its affiliates are engaged in providing services to such plans. A violation of those "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. In addition, the fiduciary of a plan that engages in a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

        Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA, are not subject to the requirements of ERISA, or Section 4975 of the Code, but these plans may be subject to other laws not described herein that contain fiduciary and prohibited transaction provisions similar to those under Title I of ERISA and Section 4975 of the Code or laws which otherwise seek to apply to the Trust Preferred Securities or the Trust as a result of such a plan investing in the Trust Preferred Securities ("Similar Laws").

        Under a regulation, 29 CFR 2510.3-101 (the "plan assets regulation"), issued by the U.S. Department of Labor and modified by Section 3(42) of ERISA, the assets of the Trust would be deemed to be "plan assets" of a plan for purposes of ERISA and Section 4975 of the Code if a plan makes an "equity" investment in the Trust and no exception were applicable under the plan assets regulation. An "equity interest" is defined under the plan assets regulation as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features and specifically includes a beneficial interest in the Trust.

        Under an exception contained in the plan assets regulation, the assets of the Trust would not be deemed to be "plan assets" of investing plans if the Trust Preferred Securities issued by the Trust are "publicly offered securities"—that is, they are widely held (i.e., owned by more than 100 investors independent of the Trust and of each other), freely transferable, and either (i) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or (ii) sold as part of an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, and then timely registered under the Exchange Act.

        Although no assurance can be given in this regard, Capitol expects that the Trust Preferred Securities will meet the criteria of "publicly offered securities" described above. The underwriters of the Trust Preferred Securities expect that the Trust Preferred Securities will be held by at least 100 independent investors at the conclusion of the offering and that the Trust Preferred Securities will be freely transferable. The Trust Preferred Securities will be sold as part of an offering under an effective registration statement under the Securities Act, and will be timely registered under the Exchange Act.

        All of the common securities will be purchased and held by Capitol. Even if the assets of the Trust are not deemed to be "plan assets" of plans investing in the Trust, specified transactions involving the Trust could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Code regarding an investing plan. For example, if Capitol were a party in interest with respect to an investing plan, either directly or by reason of the activities of one or more of its affiliates, the sale of the Trust Preferred Securities by the Trust to the plan could be prohibited by Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable administrative exemption.

        The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Trust Preferred Securities. Those class exemptions are:

  •
  PTCE 96-23, for specified transactions determined by in-house asset managers;

  •
  PTCE 95-60, for specified transactions involving insurance company general accounts;

  •
  PTCE 91-38, for specified transactions involving bank collective investment funds;

  •
  PTCE 90-1, for specified transactions involving insurance company separate accounts; and

  •
  PTCE 84-14, as amended, for specified transactions determined by independent qualified professional asset managers.

        Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Trust Preferred Securities on behalf of or with "plan assets" of any plan or governmental, church or foreign plan consult with their counsel regarding the potential consequences of the investment and the availability of exemptive relief.

        Any purchaser or holder of the Trust Preferred Securities or any interest in the Trust Preferred Securities will be deemed to have represented by its purchase and holding that either:

  •
  it is not a plan or governmental, church or foreign plan subject to Similar Laws, or a plan asset entity and is not purchasing such securities on behalf of or with "plan assets" of any such plan or governmental, church or foreign plan; or

  •
  its acquisition and holding of Trust Preferred Securities qualifies (based on advice of counsel) for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable statutory or administrative exemption with respect to such purchase or holding.

        Purchasers of Trust Preferred Securities have the exclusive responsibility for ensuring that their purchase and holding of the Trust Preferred Securities complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA or the Code (or in the case of a governmental, church or foreign plan, any Similar Law).

UNDERWRITING

        Capitol, the Trust and the underwriters named below have entered into an underwriting agreement with respect to the Trust Preferred Securities being offered. Howe Barnes Hoefer & Arnett, Inc. is the representative of the underwriters. Subject to the terms and conditions of the underwriting agreement, which was filed by us as an exhibit to a Current Report on Form 8-K, each underwriter has severally agreed to purchase from us the number of Trust Preferred Securities set forth opposite its name in the following table:

Underwriters	Number of Trust Preferred Securities
Howe Barnes Hoefer & Arnett, Inc.	2,694,500
Keefe, Bruyette & Woods, Inc.	237,750
Sandler O'Neill & Partners, L.P.	237,750
Stanford Group Company	60,000
Wunderlich Securities, Inc.	60,000
City Securities Corp.	30,000
JVB Financial Group, LLC	30,000

Total	3,350,000

        The underwriters' obligations are several, which means that each underwriter is required to purchase a specific number of Trust Preferred Securities, but it is not responsible for the commitment of any other underwriter. The underwriting agreement provides that the underwriters' several obligations to purchase Trust Preferred Securities depend on the satisfaction of the conditions contained in the underwriting agreement, including:

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there is no material adverse change in the financial markets; and

  •
  we deliver customary closing documents and legal opinions to the underwriters.

        The underwriters are committed to purchase and pay for all of the Trust Preferred Securities being offered by this prospectus supplement and the accompanying prospectus, if any such Trust Preferred Securities are taken. However, the underwriters are not obligated to take or pay for the Trust Preferred Shares covered by the underwriters' over-allotment option described below, unless and until they exercise this option.

        The Trust Preferred Securities are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part.

Electronic Prospectus Delivery

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters. In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically. The representative for the several underwriters, may agree to allocate a number of Trust Preferred Securities to underwriters for sale to their online brokerage account holders. The representative will allocate Trust Preferred Securities to underwriters that may make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on any of these web sites and any other information contained on a web site maintained by an underwriter or syndicate member is not part of this prospectus.

New York Stock Exchange Listing

        An application has been made to list the Trust Preferred Securities on the New York Stock Exchange, Inc. We expect the Trust Preferred Securities to be approved for listing and eligible for trading on the New York Stock Exchange upon initial delivery of the Trust Preferred Securities under the symbol "CBC PrB."

Over-Allotment Option

        We have granted to the underwriters an over-allotment option, exercisable no later than 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 502,500 additional Trust Preferred Securities at the public offering price, less the underwriting discount and commission set forth on the cover page of this prospectus supplement.

        To the extent that the underwriters exercise their over-allotment option, the underwriters will become obligated, so long as the conditions of the underwriting agreement are satisfied, to purchase the additional Trust Preferred Securities in proportion to their respective initial purchase amounts. We will be obligated to sell these Trust Preferred Securities to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the Trust Preferred Securities offered by this prospectus supplement.

Commissions and Expenses

        In view of the fact that the proceeds from the sale of the Trust Preferred Securities and Trust common securities will be used to purchase the Debentures, the underwriting agreement provides that we will pay as compensation for the underwriters' arranging the investment therein of such proceeds, $0.3150 per Trust Preferred Security, except that we will pay the underwriters $0.2150 per Trust Preferred Security for up to an aggregate of $15.0 million of the Trust Preferred Securities purchased by our bank subsidiaries and other affiliates. We have also agreed to reimburse up to $80,000 in certain expenses incurred by the underwriters. The following table summarizes the underwriting commission to be paid by Capitol to the underwriters and the proceeds we will receive before other expenses related to this offering:

	Per Trust Preferred Security	Total, Without Over-Allotment Exercise	Total, With Over-Allotment Exercise
Initial public offering price	$10.00	$33,500,000	$38,525,000
Proceeds to Capitol Trust XII	$10.00	$33,500,000	$38,525,000
Underwriting commission to be paid by Capitol(1)	$0.3150	$1,055,250	$1,213,538
Expense Reimbursement	N/A	$80,000	$80,000
Net Proceeds to Capitol(1)	$9.685	$32,364,750	$37,231,462

(1)
Assumes that the underwriters receive $0.3150 for all Trust Preferred Securities offered hereby. If the underwriters receive $0.2150 per Trust Preferred Security for $15.0 million Trust Preferred Securities because our bank subsidiaries or other affiliates purchase $15.0 million or more of the Trust Preferred Securities, the total underwriting commission, without over-allotment exercise, will be $905,250 with net proceeds to Capitol of $32,514,750 and the total underwriting commission with over-allotment exercise will be $1,063,538 with net proceeds to Capitol of $37,381,462.

        The underwriters propose to offer the Trust Preferred Securities directly to the public at the offering price set forth on the cover page of this prospectus supplement and to dealers at the public offering price less a concession not in excess of $0.20 per Trust Preferred Security, of which a concession of not more than $0.15 per Trust Preferred Security may be re-allowed to other dealers. After the public offering of the Trust Preferred Securities, the underwriters may change the offering price and other selling terms.

        We estimate that, after payment of offering expenses (consisting of attorneys and accounting fees, printing and other expenses) and underwriting discounts and commissions, net proceeds will approximate $32,235,000.

Indemnity

        We have agreed to indemnify the underwriters and persons who control the underwriters against liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization

        In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

  •
  Stabilizing transactions permit bids to purchase Trust Preferred Securities so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment transactions involve sales by the underwriters of Trust Preferred Securities in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of Trust Preferred Securities over-allotted by the underwriters is not greater than the number of Trust Preferred Securities that they may purchase in the over-allotment option. In a naked short position, the number of Trust Preferred Securities involved is greater than the number of Trust Preferred Securities in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing Trust Preferred Securities in the open market.

  •
  Syndicate covering transactions involve purchases of Trust Preferred Securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of Trust Preferred Securities to close out the short position, the underwriters will consider, among other things, the price of Trust Preferred Securities available for purchase in the open market as compared with the price at which they may purchase Trust Preferred Securities through exercise of the over-allotment option. If the underwriters sell more Trust Preferred Securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, that position can be closed out only by buying Trust Preferred Securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the Trust Preferred Securities in the open market that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the Trust Preferred Securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Trust Preferred Securities or preventing or retarding a decline in the market price of the Trust Preferred Securities. As a result, the price of the Trust Preferred Securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the Trust Preferred

    Securities. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Other Considerations

        It is expected that delivery of the Trust Preferred Securities will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement, which is the third business day following the date hereof.

        Because FINRA may view the offering of the Trust Preferred Securities as a "direct participation program," the offering is being made in compliance with its Conduct Rule 2810. Under Rule 2810, none of the named underwriters is permitted to sell Trust Preferred Securities in this offering to an account over which it exercises discretionary authority without the prior written approval of the customer to which the account relates.

        Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and other financing and banking services to us, for which they have in the past received, and may in the future receive, customary fees and expenses.

        In compliance with FINRA guidelines, underwriting compensation to any person participating in the distribution may not exceed 10% of the amount offered in each offering under this prospectus supplement.

VALIDITY OF SECURITIES

        The validity of the Trust Preferred Securities will be passed upon by Potter Anderson & Corroon LLP, special Delaware counsel for the Trust. The validity of the Debentures and the guarantee will be passed upon for us by Miller, Canfield, Paddock and Stone, P.L.C. Certain legal matters in connection with this offering will be passed upon for the underwriters by Paul, Hastings, Janofsky & Walker LLP.

EXPERTS

        The consolidated financial statements of Capitol as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC's web site at http://www.sec.gov. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available on our web site at www.capitolbancorp.com, and through the New York Stock Exchange Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION OF DOCUMENTS BY REFERENCE

        In this prospectus supplement, as permitted by law, we "incorporate by reference" information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

        We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") until our offering is completed:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2007;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

  •
  our Current Reports on Form 8-K filed with the SEC on January 31, 2008, February 1, 2008, March 18, 2008, March 31, 2008, April 17, 2008, April 24, 2008 and June 19, 2008;

  •
  the description of our common stock contained in our Registration Statement on Form 8-A filed April 19, 1990; and

  •
  the description of the Trust Preferred Securities contained in our Registration Statement on Form 8-A filed on June 12, 2008.

        Information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

        We also incorporate by reference any filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus supplement and prior to the termination of any offering covered by this prospectus supplement and the accompanying prospectus.

        We have also filed a registration statement (No. 333-151111) with the SEC relating to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the Trust Preferred Securities. The registration statement may contain additional information that may be important to you.

        Any statement contained in a document incorporated by reference in the prospectus or this prospectus supplement shall be deemed to be modified or superseded for purposes of the prospectus and this prospectus supplement to the extent that a statement contained in the prospectus and this prospectus supplement, or in any other document filed later that is also incorporated in the prospectus and this prospectus supplement by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of the prospectus and this prospectus supplement except as so modified or superseded. The information relating to us contained in the prospectus and this prospectus supplement should be read together with the information contained in any other prospectus supplement and in the documents incorporated in the prospectus, this prospectus supplement and any other prospectus supplement by reference.

        We will provide, without charge to each person, including any beneficial owner, to whom the prospectus and this prospectus supplement is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in the prospectus and this prospectus supplement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Capitol Bancorp Center, 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933 Attention: Investor Relations, Telephone: (517) 487-6555.

PROSPECTUS

$150,000,000

Junior Subordinated Debentures

CAPITOL TRUST XII
CAPITOL TRUST XIII
CAPITOL TRUST XIV
CAPITOL TRUST XV

CAPITAL SECURITIES

Fully and unconditionally guaranteed as described in this prospectus, by

CAPITOL BANCORP LTD.

        The Issuer Trusts may offer from time to time capital securities guaranteed on a junior subordinated basis by Capitol Bancorp Ltd.

        This prospectus describes some of the general terms that may apply to these securities and the general manner in which they will be offered. The specific terms of any securities to be offered will be included in a supplement to this prospectus. Your prospectus supplement will also describe the specific manner in which we will offer the securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        As used in this prospectus, except as otherwise specified, the terms "Capitol," "we," "us" and "our" refer to Capitol Bancorp Ltd. Capitol Trust XII, Capitol Trust XIII, Capitol Trust XIV and Capitol Trust XV are statutory trusts created under Delaware law. We refer to each trust separately as an "Issuer Trust" and we refer to them together as the "Issuer Trusts."

        Investing in our securities involves risks. See the section entitled "Risk Factors" contained on page 6 and in the applicable prospectus supplement.

        These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

        Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

The date of this prospectus is June 9, 2008.

(i)

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we, along with the Issuer Trusts filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf registration process, using this prospectus, together with a prospectus supplement, we may sell junior subordinated debentures to the Issuer Trusts and each Issuer Trust will:

  •
  sell capital securities (representing undivided beneficial interests in each Issuer Trust) to the public; and

  •
  sell common securities to us.

        Unless otherwise specified in the applicable prospectus supplement, the Issuer Trust will use the proceeds from sales of capital securities to buy the related junior subordinated debentures with terms that correspond to the terms of the capital securities.

        We:

  •
  will pay principal and interest on our junior subordinated debentures, subject to the payment of our more senior debt;

  •
  may choose to distribute our junior subordinated debentures pro rata to the holders of the related capital securities and common securities if we dissolve the related Issuer Trust; and

  •
  will fully and unconditionally guarantee payments and other distributions due on the capital securities of each Issuer Trust, on a junior subordinated basis, to the extent such Issuer Trust has funds available therefor from payments on the junior subordinated debentures held by such Issuer Trust, which, together with our junior subordinated debentures, will constitute our unconditional guarantee of the capital securities.

        This prospectus provides you with a general description of the junior subordinated debentures, capital securities, and the guarantees. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. We encourage you to read the definitive agreements relating to the junior subordinated debentures, capital securities, and the guarantees, forms of which are included as exhibits to our registration statement or will be filed in a Current Report on Form 8-K and incorporated by reference in the registration statement prior to an applicable offering.

        As used in this prospectus, except as otherwise specified, the terms "Capitol," "we," "us" and "our" refer to Capitol Bancorp Ltd. Capitol Trust XII, Capitol Trust XIII, Capitol Trust XIV and Capitol Trust XV are statutory trusts created under Delaware law. We refer to each trust separately as an "Issuer Trust" and we refer to them together as the "Issuer Trusts."

        Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of such offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the information incorporated by reference in this prospectus before making an investment in our securities. See "Where You Can Find More Information" for more information.

        Our registration statement containing this prospectus, including exhibits, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC's web site or at the SEC's offices. The SEC's web site and street addresses are provided under the heading "Where You Can Find More Information."

        You should rely only on the information contained in or incorporated by reference in this prospectus or a supplement to this prospectus. We have not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities is permitted. You should not assume that information contained in this prospectus, in any supplement to this prospectus, or in any document incorporated by reference is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our securities occurs.

        We may sell our securities to underwriters who will in turn sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents which we may designate from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

        A prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to be received by Capitol. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC's Internet site at http://www.sec.gov and through the New York Stock Exchange Inc., 20 Broad Street, New York, New York 10005.

DOCUMENTS INCORPORATED BY REFERENCE

        In this prospectus, as permitted by law, we "incorporate by reference" information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

        We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") until our offering is completed:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2007;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

  •
  our Current Reports on Form 8-K filed with the SEC on January 31, 2008, February 1, 2008, March 18, 2008, March 31, 2008, April 17, 2008 and April 24, 2008; and

  •
  the description of our common stock contained in our Registration Statement on Form 8-A filed April 19, 1990.

        Information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

        You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Capitol Bancorp Ltd.
Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, Michigan 48933
Attention: Investor Relations
Telephone: (517) 487-6555
Internet website: www.capitolbancorp.com

        No separate financial statements of the Issuer Trusts are included in this prospectus. Capitol and the Issuer Trusts do not consider that such financial statements would be material to holders of the capital securities because the Issuer Trusts are each a special purpose entity, have no operating history or independent operations and are not engaged in and do not propose to engage in any activity other than holding as trust assets the corresponding junior subordinated debentures of Capitol and issuing the trust securities. Furthermore, taken together, Capitol's obligations under each indenture and its corresponding junior subordinated debentures, the indenture under which the corresponding junior subordinated debentures will be issued, the related trust agreement and the related guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the related capital securities of an Issuer Trust on a junior subordinated basis. For a more detailed discussion, see "The Issuer Trusts," "Capital Securities and Related Instruments," "Junior Subordinated Debentures ," "Guarantees" and "Relationship Among the Capital Securities and the Related Instruments" described below. In addition, in accordance with Rule 12h-5 under the Exchange Act, Capitol does not expect any of the Issuer Trusts to file reports under the Exchange Act with the SEC.

FORWARD-LOOKING STATEMENTS

        This prospectus and each prospectus supplement contains or incorporates statements that we believe are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as "will likely result," "may," "are expected to," "is anticipated," "estimate," "forecast," "projected," "intends to" or other similar words. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to those described in this prospectus, the prospectus supplement or the documents incorporated by reference. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us. We undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

        The forward-looking statements involve certain risks and uncertainties. We cannot predict the results or actual effects of our plans and strategies, which are inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause our actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed in our SEC filings that are incorporated herein by reference, including future filings, as well as the following:

  •
  the environment for formation of new banks could change adversely;

  •
  new banks, which include our younger affiliates, incur operating losses and may not contribute to consolidated earnings for a period of time;

  •
  the environment which has made both capital and management talent readily available for formation of new banks could change adversely;

  •
  changes in regulations, or regulatory action regarding us or our banks could limit future expansion plans;

  •
  our consolidated allowance for loan losses is based on estimates;

  •
  concentrations in loans secured by commercial real estate could limit or delay future expansion plans and loss estimates could change significantly if real estate market conditions deteriorate;

  •
  the complexity of our structure (a mixture of partially-owned and wholly-owned banks and related entities) complicates financial analysis;

  •
  the results of our efforts to implement our business strategy may not meet the expectations underlying our forward-looking statements;

  •
  legislation or regulatory requirements may adversely impact our banking business and/or expansion strategy;

  •
  competitive pressure among financial services companies may increase significantly, which may adversely affect our ability to market our products and services;

  •
  general economic conditions may be less favorable than expected;

  •
  changes in the interest rate environment may reduce interest margins and impact funding sources;

  •
  changes in market rates and prices may adversely impact the value of financial products and assets;

  •
  legislation or regulatory environments, requirements or changes may adversely affect businesses in which our company is engaged;

  •
  litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect us or our businesses;

  •
  trade, monetary and fiscal policies of various governmental bodies may affect the economic environment in which we operate, as well as our financial condition and results of operations;

  •
  adversity in general economic conditions, or in the condition of the local economies or industries in which we have significant operations or assets, could, among other things, materially impact credit quality trends and our ability to generate loans;

  •
  it could take us longer than we anticipate to implement strategic initiatives designed to grow revenue or manage expenses; we may be unable to implement certain initiatives; or the initiatives may be unsuccessful;

  •
  acquisitions and dispositions of assets, business units or affiliates could adversely affect us in ways that management has not anticipated;

  •
  we may experience operational or risk management failures due to technological or other factors;

  •
  changes in the stock markets, public debt markets and other capital markets could adversely affect our ability to raise capital or other funding for liquidity and business purposes;

  •
  terrorist activities or military actions could disrupt the economy and the general business climate, which may have an adverse effect on our financial results or condition and that of our borrowers;

  •
  we may become subject to new accounting, tax or regulatory practices or requirements; and

  •
  we may engage in various merger and other business combination transactions, which entail various risks and uncertainties, including:

  •
  revenues following the transaction may be lower than expected;

  •
  deposit attrition, operating costs, customer loss and business disruption following any such transaction, including difficulties in maintaining relationships with employees, may be greater than expected; and

  •
  we may not be able to achieve cost or revenue synergies and other benefits anticipated from the transaction in full, at the times we anticipate or at all.

        Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus, any prospectus supplement, and the documents we incorporate by reference.

        You should refer to our periodic and current reports filed with the SEC (and incorporated by reference herein) for further information on other factors that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See above under the caption "Where You Can Find More Information" and "Documents Incorporated by Reference" in this prospectus.

RISK FACTORS

        Before making an investment decision, you should carefully consider the risks described under "Risk Factors" in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

CAPITOL BANCORP LTD.

About Capitol Bancorp Ltd.

        Capitol is a $5.1 billion national community bank development company, with a network of 64 separately chartered banks and bank operations in 17 states. Capitol is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, with executive offices located at the Capitol Bancorp Center, 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933. Capitol's telephone number is (517) 487-6555. Capitol also has executive offices located at 2777 East Camelback Road, Suite 375, Phoenix, Arizona 85016 (telephone number (602) 955-6100).

        Capitol is a uniquely structured affiliation of community banks. Each of Capitol's banks is viewed by its management as being a separate business from the perspective of monitoring performance and allocation of financial resources. Capitol uses a unique strategy of bank ownership and development.

        Capitol's operating strategy is to provide transactional, processing and administrative support and mentoring to aid in the effective growth and development of its banks. It provides access to support services and management with significant experience in community banking. These administrative and operational support services do not require a direct interface with the bank customer and therefore can be consolidated more efficiently without affecting the bank customer relationship. Subsidiary banks have full decision-making authority in structuring and approving loans and in the delivery and pricing of other banking services.

        Additional information about Capitol and its subsidiaries is included in documents incorporated by reference in this document. See "Where You Can Find More Information." Our principal executive office is located at Capitol Bancorp Center, 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933, and our telephone number is (517) 487-6555.

Recent Developments

        Subsequent to March 31, 2008, two de novo banks have opened. Colonia Bank, located in Phoenix, Arizona, opened on April 30, 2008. On May 15, 2008, Pisgah Community Bank, located in Asheville, North Carolina, commenced operations. Each is majority owned by bank-development subsidiaries controlled by Capitol.

        In May 2008, Capitol commenced a private offering of up to $25 million of promissory notes, bearing interest at 9%, with a maturity of five years. Such offering was made solely to "accredited investors" who are affiliated with or associates of Capitol or its subsidiaries. It is anticipated that the offering will be completed on or about June 15, 2008. Proceeds from the offering will be used for bank development and other corporate purposes.

USE OF PROCEEDS

        Each Issuer Trust will use substantially all proceeds from the sale of trust securities to purchase junior subordinated debentures from us. Unless otherwise set forth in a prospectus supplement, we expect to use the net proceeds from the sale of any securities for general corporate and other purposes, which may include:

  •
  reducing or refinancing existing debt;

  •
  investments at the holding company level;

  •
  investing in, or extending credit to, our subsidiaries;

  •
  possible acquisitions;

  •
  stock repurchases;

  •
  providing capital to our subsidiaries to support additional growth;

  •
  continued investment in new bank subsidiaries; and

  •
  other purposes as described in any prospectus supplement.

        Pending such use, we may temporarily invest the net proceeds. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as indicated in a prospectus supplement, allocations of the proceeds to specific purposes will not have been made at the date of that prospectus supplement.

        Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

        We continually evaluate possible business combination opportunities. As a result, future business combinations involving cash, debt or equity securities may occur. Any future business combination or series of business combinations that we might undertake may be material, in terms of assets acquired, liabilities assumed or otherwise, to our financial condition.

        [the remainder of this page is left intentionally blank]

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows the ratio of earnings to fixed charges for Capitol, which includes its subsidiaries, on a consolidated basis. The ratio of earnings to fixed charges has been computed by dividing:

  •
  net income plus all applicable income taxes plus fixed charges, by

  •
  fixed charges

        Fixed charges, excluding interest on deposits, includes interest on long-term debt, FHLB advances, federal funds purchased, securities sold under agreements to repurchase, subordinated debentures, other borrowed funds and a portion of rent expense deemed to be representative of interest cost (estimated to approximate one-third of rent expense). Fixed charges, including interest on deposits, include all of the items listed above plus interest on deposits.

		Year Ended December 31,
	Three Months Ended March 31, 2008
		2007	2006	2005	2004	2003
Ratio of earnings to fixed charges
Excluding interest on deposits	1.03x	1.95x	3.97x	4.36x	4.25x	4.75x
Including interest on deposits	1.01x	1.16x	1.54x	1.79x	1.84x	1.73x

REGULATORY CONSIDERATIONS

        We are extensively regulated under both federal and state law. We are a bank holding company under the Bank Holding Company Act of 1956 (the "Bank Holding Company Act"), as amended and Regulation Y thereunder. As such, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") regulates, supervises and examines us. Our banking subsidiaries have deposit insurance provided by the Federal Deposit Insurance Corporation through the Deposit Insurance Fund. For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus.

        This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, our earnings are affected by actions of the Federal Deposit Insurance Corporation, which insures the deposits of our banking subsidiaries within certain limits, of certain other federal and state regulatory agencies that regulate us and our bank subsidiaries, and the SEC.

        Our earnings are also affected by general economic conditions, our management policies and legislative action. In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business.

        Depository institutions, like our bank subsidiaries, are also affected by various federal and state laws, including those relating to consumer protection and similar matters. We also have other subsidiaries regulated, supervised and examined by the Federal Reserve Board, as well as other relevant state and federal regulatory agencies and self-regulatory organizations, including, without limitation, the Officer of the Comptroller of the Currency, the Officer of Thrift Supervision and the New York Stock Exchange, Inc. Our non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they do business.

THE ISSUER TRUSTS

        The following description summarizes the formation, purposes and material terms of each Issuer Trust. This description is followed by descriptions of:

  •
  the capital securities to be issued by each Issuer Trust;

  •
  the junior subordinated debentures to be issued by us to each Issuer Trust, and the junior subordinated indentures under which they will be issued;

  •
  our guarantees for the benefit of the holders of the capital securities; and

  •
  the relationship among the capital securities, the corresponding junior subordinated debentures and the guarantees.

        Each Issuer Trust is a statutory trust formed under Delaware law pursuant to:

  •
  a trust agreement executed by us, as depositor of the Issuer Trust, and the Delaware trustee of such Issuer Trust; and

  •
  a certificate of trust filed with the Delaware Secretary of State.

        Before trust securities are issued, the trust agreement for the relevant Issuer Trust will be amended and restated in its entirety substantially in the form filed as an exhibit to our registration statement or in a Current Report on Form 8-K and incorporated by reference in the registration statement prior to an applicable offering. The trust agreements will be qualified as indentures under the Trust Indenture Act of 1939.

        Each Issuer Trust may offer to the public, from time to time, preferred securities representing preferred beneficial interests in the applicable Issuer Trust, which we call "capital securities." In addition to capital securities offered to the public, each Issuer Trust will sell common securities representing common ownership interests in the Issuer Trust to Capitol, which we call "trust common securities." All of the trust common securities of each Issuer Trust will be owned by us. The trust common securities and the capital securities are also referred to together as the "trust securities."

        Each Issuer Trust exists for the exclusive purposes of:

  •
  issuing and selling its trust securities;

  •
  using the proceeds from the sale of these trust securities to acquire corresponding junior subordinated debentures from us; and

  •
  engaging in only those other activities necessary, convenient or incidental to these purposes (for example, registering the transfer of the trust securities).

        When any Issuer Trust sells trust securities, it will use the money it receives to buy the related junior subordinated debentures offered by us, which we call the "corresponding junior subordinated debentures." The payment terms of the corresponding junior subordinated debentures will be virtually the same as the terms of that Issuer Trust's capital securities, which we call the "related capital securities."

        Each Issuer Trust will own only the applicable corresponding junior subordinated debentures. The only source of funds for each Issuer Trust will be the payments it receives from us on the corresponding junior subordinated debentures. Each Issuer Trust will use these funds to make any cash payments due to holders of its capital securities.

        We will issue the corresponding junior subordinated debentures pursuant to an agreement, which we call the "junior indenture," between us and a trustee. Through a combination of provisions of the trust agreement, the junior indenture and an agreement as to expenses between us and each Issuer

Trust, we will guarantee the payment of all debts and other obligations (other than with respect to the capital securities) of each Issuer Trust and will agree to pay all costs and expenses of each Issuer Trust (including costs and expenses relating to the organization of each Issuer Trust, the fees and expenses of the Issuer Trustees and the cost and expenses relating to the operation of each Issuer Trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which each Issuer Trust might become subject.

        The trust common securities of an Issuer Trust will rank equally, and payments on them will be made pro rata, with the capital securities of that Issuer Trust, except that upon the occurrence and continuance of an event of default under a trust agreement resulting from an event of default under the junior indenture, our rights, as holder of the trust common securities, to payment in respect of distributions and payments upon liquidation or redemption will be subordinated to the rights of the holders of the capital securities of that Issuer Trust. See "Capital Securities and Related Instruments—Subordination of Trust Common Securities." We will acquire trust common securities in an aggregate liquidation amount greater than or equal to 3% of the total capital of each Issuer Trust. The prospectus supplement relating to any capital securities will contain the details of the cash distributions to be made periodically.

        Under certain circumstances, we may redeem the corresponding junior subordinated debentures that we sold to an Issuer Trust. If this happens, the Issuer Trust will redeem a like amount of the capital securities which it sold to the public and the trust common securities which it sold to us.

        Under certain circumstances, we may terminate an Issuer Trust and cause the corresponding junior subordinated debentures to be distributed to the holders of the related capital securities. If this happens, owners of the related capital securities will no longer have any interest in the Issuer Trust and will only own the corresponding junior subordinated debentures we issued to the Issuer Trust.

        Generally, we need the approval of the Federal Reserve Board to redeem the corresponding junior subordinated debentures or to terminate one or more of the Issuer Trusts. A more detailed description is provided under the heading "Capital Securities and Related Instruments—Liquidation Distribution Upon Dissolution."

        Unless otherwise specified in the applicable prospectus supplement:

  •
  each Issuer Trust will have a term of approximately 30 years from the date it issues its trust securities, but may terminate earlier as provided in the applicable trust agreement;

  •
  each Issuer Trust's business and affairs will be conducted by its trustees as provided in the applicable trust agreement;

  •
  the trustees will be appointed by us as holder of the trust common securities;

  •
  the trustees for each Issuer Trust will be a property trustee, a Delaware trustee, and three individual administrative trustees who are employees or officers of or affiliated with Capitol. These trustees are also referred to as the "Issuer Trust trustees." The property trustee will act as sole indenture trustee under each trust agreement for purposes of compliance with the Trust Indenture Act. The same entity that serves as property trustee will also act as trustee under the guarantees and the junior indenture. See "Guarantees" and "Junior Subordinated Debentures;"

  •
  unless an event of default under the junior indenture has occurred and is continuing, the holder of the trust common securities of an Issuer Trust will be entitled to appoint, remove or replace the property trustee and/or the Delaware trustee for that Issuer Trust;

  •
  if an event of default under the junior indenture has occurred and is continuing, the holders of a majority in liquidation amount of the capital securities of an Issuer Trust will be entitled to appoint, remove or replace the property trustee and/or the Delaware trustee for that Issuer Trust;

  •
  under all circumstances, only the holder of the trust common securities has the right to vote to appoint, remove or replace the administrative trustees;

  •
  the duties and obligations of each Issuer Trust trustee are governed by the applicable trust agreement; and

  •
  we will pay all fees and expenses related to each Issuer Trust and the offering of the capital securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of each Issuer Trust.

        The principal executive office of each Issuer Trust is c/o Capitol Bancorp Ltd., Capitol Bancorp Center, 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933, and its telephone number is (517) 487-6555.

CAPITAL SECURITIES AND RELATED INSTRUMENTS

        The following description summarizes the material provisions of the capital securities and the amended and restated trust agreements, which are sometimes referred to herein as a trust agreement. This description is not complete and is subject to, and is qualified in its entirety by reference to, each amended and restated trust agreement, the form of which will be filed as an exhibit to our registration statement or in a Current Report on Form 8-K and incorporated by reference in our registration statement prior to each offering, and the Trust Indenture Act. The specific terms of the capital securities being offered at any time will be described in the applicable prospectus supplement, and may differ from the general description of the terms presented below. Whenever particular defined terms of an amended and restated trust agreement are referred to in this prospectus or in a prospectus supplement, those defined terms are incorporated in this prospectus or that prospectus supplement by reference.

General

        Pursuant to the terms of the trust agreement for each Issuer Trust, each Issuer Trust will sell capital securities to the public and trust common securities to us. The capital securities represent preferred beneficial interests in the Issuer Trust that sold them. Holders of the capital securities will be entitled to receive distributions and amounts payable on redemption or liquidation pro-rata with the holders of the trust common securities unless there is an event of default under the trust agreement resulting from an event of default under the junior indenture in which case payments to the holders of the capital securities will have priority. A more complete discussion appears under the heading "—Subordination of Trust Common Securities." Holders of the capital securities will also be entitled to other benefits as described in the corresponding trust agreement.

        Each of the Issuer Trusts is a legally separate entity and the assets of one are not available to satisfy the obligations of any of the others.

        The capital securities of an Issuer Trust will rank on a parity, and payments on them will be made pro rata, with the trust common securities of that Issuer Trust except as described under "—Subordination of Trust Common Securities." Legal title to the corresponding junior subordinated debentures will be held and administered by the property trustee in trust for the benefit of the holders of the related capital securities and trust common securities.

        Each guarantee agreement executed by us for the benefit of the holders of an Issuer Trust's capital securities will be a guarantee on a subordinated basis with respect to the related capital securities but will not guarantee payment of distributions or amounts payable on redemption or liquidation of the capital securities when the related Issuer Trust does not have funds on hand available to make the payments. See "Guarantees."

Distributions

        Distributions on the capital securities will be cumulative, will accumulate from the date of original issuance (unless otherwise specified in the applicable prospectus supplement) and will be payable on the dates specified in the applicable prospectus supplement. In the event that any date on which distributions are payable is not a business day, payment of that distribution will be made on the next business day (and without any interest or other payment in connection with this delay) except that, if the next business day falls in the next calendar year, payment of the distribution will be made on the immediately preceding business day, in either case with the same force and effect as if made on the original distribution date. Each date on which distributions are payable in accordance with the previous sentence is referred to as a "distribution date." A "business day" means any day other than a Saturday or a Sunday, or a day on which federal banking institutions in the City of New York are authorized or required by law, executive order or regulation to remain closed or a day on which the corporate trust office of the property trustee or the trustee under the applicable indenture is closed for business.

        Each Issuer Trust's capital securities represent preferred beneficial interests in the applicable Issuer Trust, and the distributions on each capital security will be payable at a rate specified in the applicable prospectus supplement. Distributions to which holders of capital securities are entitled will accumulate additional distributions at the rate per annum if and as specified in the applicable prospectus supplement. The term "distributions" as used in this summary includes these additional distributions unless otherwise stated.

        If an extension period occurs with respect to the corresponding junior subordinated debentures, distributions on the related capital securities will be correspondingly deferred (but would continue to accumulate additional distributions at the rate per annum set forth in the prospectus supplement for the capital securities). See "Junior Subordinated Debentures—Option to Defer Interest Payments."

        The revenue of each Issuer Trust available for distribution to holders of its capital securities will be limited to payments under the corresponding junior subordinated debentures, which the Issuer Trust will acquire with the proceeds from the issuance and sale of its trust securities. See "Junior Subordinated Debentures—Corresponding Junior Subordinated Debentures." If we do not make interest payments on the corresponding junior subordinated debentures, the property trustee will not have funds available to pay distributions on the related capital securities. The payment of distributions (if and to the extent the Issuer Trust has funds legally available for the payment of distributions and cash sufficient to make payments) is guaranteed by us on a limited basis as described under the heading "Guarantees."

        Distributions on the capital securities will be payable to the holders of capital securities as they appear on the register of the Issuer Trust at the close of business on the relevant record dates, which, as long as the capital securities remain in global form, will be one business day prior to the relevant distribution date. Subject to any applicable laws and regulations and the provisions of the applicable trust agreement, each such payment will be made as described under the heading "Issuance of Global Securities." In the event any capital securities are not in global form, the relevant record date for such capital securities will be the date at least 15 days prior to the relevant distribution date, as specified in the applicable prospectus supplement.

Redemption or Exchange

Mandatory Redemption

        Upon the repayment or redemption, in whole or in part, of any corresponding junior subordinated debentures, whether at maturity or upon earlier redemption as provided in the junior indenture, the proceeds from the repayment or redemption will be applied by the property trustee to redeem a like amount of the trust securities, upon not less than 30 nor more than 60 days notice, at a redemption price equal to the aggregate liquidation amount of those trust securities plus accumulated but unpaid distributions to the date of redemption and the related amount of the premium, if any, paid by us upon the concurrent redemption of the corresponding junior subordinated debentures. See "Junior Subordinated Debentures—Redemption." If less than all of any corresponding junior subordinated debentures are to be repaid or redeemed on a redemption date, then the proceeds from the repayment or redemption will be allocated to the redemption pro rata of the related capital securities and the trust common securities based upon the relative liquidation amounts of these classes. The amount of premium, if any, paid by us upon the redemption of all or any part of any corresponding junior subordinated debentures to be repaid or redeemed on a redemption date will be allocated to the redemption pro rata of the related capital securities and the trust common securities. The redemption price will be payable on each redemption date only to the extent that the Issuer Trust has funds then on hand and available in the payment account for the payment of the redemption price.

        Unless specified in the applicable prospectus supplement, we will have the right to redeem any corresponding junior subordinated debentures:

  •
  on or after such date as may be specified in the applicable prospectus supplement, in whole at any time or in part from time to time;

  •
  at any time, in whole or in part, upon the occurrence of a tax event, capital treatment event or investment company event; or

  •
  as may be otherwise specified in the applicable prospectus supplement,

in each case in accordance with the trust agreement and subject to receipt of prior approval by the Federal Reserve Board if then required under applicable Federal Reserve capital guidelines or policies.

Distribution of Corresponding Junior Subordinated Debentures

        Subject to our having received prior approval of the Federal Reserve Board to do so if such approval is then required under applicable capital guidelines or policies of the Federal Reserve Board, we have the right at any time to terminate any Issuer Trust and, after satisfaction of the liabilities of creditors of the Issuer Trust as provided by applicable law, cause the corresponding junior subordinated debentures in respect of the capital securities and trust common securities issued by the Issuer Trust to be distributed to the holders of the capital securities and trust common securities in liquidation of the Issuer Trust.

Tax Event, Capital Treatment Event or Investment Company Event Redemption

        If a tax event, capital treatment event or investment company event in respect of capital securities and trust common securities has occurred and is continuing, unless specified in the applicable prospectus supplement, we have the right to redeem the corresponding junior subordinated debentures in whole or in part and thereby cause a mandatory redemption of the capital securities and trust common securities in whole or in part within 180 days following the occurrence of the tax event, capital treatment event or investment company event. If a tax event, capital treatment event or investment company event has occurred and is continuing in respect of a series of capital securities and trust common securities and we do not elect to redeem the corresponding junior subordinated debentures and thereby cause a mandatory redemption of the capital securities or to liquidate the related Issuer Trust and cause the corresponding junior subordinated debentures to be distributed to holders of the capital securities and trust common securities in liquidation of the Issuer Trust as described above, those capital securities will remain outstanding and additional sums (as defined below) may be payable on the corresponding junior subordinated debentures.

        The term "additional sums" means the additional amounts as may be necessary in order that the amount of distributions then due and payable by an Issuer Trust on the outstanding capital securities and trust common securities of the Issuer Trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which the Issuer Trust has become subject as a result of a tax event.

        The term "liquidation amount" means the stated amount per trust security of $25 (or another stated amount set forth in the applicable prospectus supplement).

        After the liquidation date fixed for any distribution of corresponding junior subordinated debentures for any related capital securities:

  •
  the related capital securities will no longer be deemed to be outstanding;

  •
  The Depository Trust Company, commonly referred to as DTC (for a more detailed explanation of DTC, see "Issuance of Global Securities") or its nominee, as the record holder of the related capital securities, will receive a registered global certificate or certificates representing the corresponding junior subordinated debentures to be delivered upon the distribution; and

  •
  any capital securities certificates not held by DTC or its nominee will be deemed to represent the corresponding junior subordinated debentures having a principal amount equal to the stated liquidation amount of the related capital securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on the related capital securities until the certificates are presented to the administrative trustees or their agent for transfer or reissuance.

        Any distribution of corresponding junior subordinated debentures to holders of related capital securities will be made to the applicable record holders as they appear on the register for the related capital securities on the relevant record date, which will be not more than 45 days (or such other number of days specified in a prospectus supplement) prior to the liquidation date.

        There can be no assurance as to the market prices for the related capital securities or the corresponding junior subordinated debentures that may be distributed in exchange for related capital securities if a dissolution and liquidation of an Issuer Trust were to occur. Accordingly, the related capital securities that an investor may purchase, or the corresponding junior subordinated debentures that the investor may receive on dissolution and liquidation of an Issuer Trust, may trade at a discount to the price that the investor paid to purchase the related capital securities being offered in connection with this prospectus.

Redemption Procedures

        Capital securities redeemed on each redemption date will be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the corresponding junior subordinated debentures. Redemptions of the capital securities will be made and the redemption price will be payable on each redemption date only to the extent that the related Issuer Trust has funds on hand available for the payment of the redemption price. See also "—Subordination of Trust Common Securities."

        If the property trustee gives a notice of redemption in respect of any capital securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the property trustee will, with respect to capital securities held in global form, deposit irrevocably with DTC funds sufficient to pay the applicable redemption price. See "Issuance of Global Securities." If the capital securities are no longer in global form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the capital securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders of the capital securities upon surrender of their capital securities certificates. Notwithstanding the above, distributions payable on or prior to the redemption date for any capital securities called for redemption will be payable to the holders of the capital securities on the relevant record dates for the related distribution dates. If notice of redemption has been given and funds deposited as required, then upon the date of the deposit, all rights of the holders of the capital securities so called for redemption will cease, except the right of the holders of the capital securities to receive the redemption price and any distribution payable in respect of the capital securities on or prior to the redemption date, but without interest on the redemption price, and the capital securities will cease to be outstanding. In the event that any date fixed for redemption of capital securities is not a business day, then payment of the redemption price will be made on the next business day (and without any interest or other payment in connection with this delay) except that, if the next business day falls in the next calendar year, the redemption payment will be made on the immediately preceding business day, in either case with the same force and effect as if made on the original date. In the event that payment of the redemption price in respect of capital securities called for redemption is improperly withheld or refused and not paid either by an Issuer Trust or by us pursuant to the related guarantee as described under "Guarantees," distributions on the capital securities will continue to accrue at the then applicable rate from the redemption date originally established by the Issuer Trust for the capital securities to the date the redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

        Subject to applicable law (including, without limitation, U.S. federal securities law), we or our subsidiaries may at any time and from time to time purchase outstanding capital securities by tender, in the open market or by private agreement.

        Payment of the redemption price on the capital securities and any distribution of corresponding junior subordinated debentures to holders of capital securities will be made to the applicable record holders as they appear on the register for the capital securities on the relevant record date.

        If less than all of the capital securities and trust common securities issued by an Issuer Trust are to be redeemed on a redemption date, then the aggregate liquidation amount of the capital securities and trust common securities to be redeemed will be allocated pro rata to the capital securities and the trust common securities based upon the relative liquidation amounts of these classes. The particular capital securities to be redeemed will be selected on a pro rata basis not more than 60 days prior to the redemption date by the property trustee from the outstanding capital securities not previously called for redemption, by a customary method that the property trustee deems fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25, unless a different amount is specified in the applicable prospectus supplement) of the liquidation amount of capital securities of a denomination larger than $25 (or another denomination as specified in the applicable prospectus supplement). The property trustee will promptly notify the securities registrar in writing of the capital securities selected for redemption and, in the case of any capital securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of each trust agreement, unless the context otherwise requires, all provisions relating to the redemption of capital securities will relate, in the case of any capital securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of capital securities which has been or is to be redeemed.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of trust securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the corresponding junior subordinated debentures, on and after the redemption date interest will cease to accrue on the junior subordinated debentures or portions thereof (and distributions will cease to accrue on the related capital securities or portions thereof) called for redemption.

Subordination of Trust Common Securities

        Payment of distributions on, and the redemption price of, each Issuer Trust's capital securities and trust common securities, as applicable, will be made pro rata based on the liquidation amount of the capital securities and trust common securities; provided, however, that if on any distribution date, redemption date or liquidation date a debenture event of default has occurred and is continuing as a result of any failure by us to pay any amounts in respect of the junior subordinated debentures when due, no payment of any distribution on, or redemption price of, or liquidation distribution in respect of, any of the Issuer Trust's trust common securities, and no other payment on account of the redemption, liquidation or other acquisition of the trust common securities, will be made unless payment in full in cash of all accumulated and unpaid distributions on all of the Issuer Trust's outstanding capital securities for all distribution periods terminating on or prior to that date, or in the case of payment of the redemption price the full amount of the redemption price on all of the Issuer Trust's outstanding capital securities then called for redemption, or in the case of payment of the liquidation distribution the full amount of the liquidation distribution on all outstanding capital securities, has been made or provided for, and all funds available to the property trustee must first be applied to the payment in full in cash of all distributions on, or redemption price of, or liquidation distribution in respect of, the Issuer Trust's capital securities then due and payable. The existence of an event of default does not entitle the holders of capital securities to accelerate the maturity thereof.

        In the case of any event of default under the applicable trust agreement resulting from a debenture event of default, we as holder of the Issuer Trust's trust common securities will have no right to act with respect to the event of default until the effect of all events of default with respect to that Issuer Trust's capital securities have been cured, waived or otherwise eliminated. Until any events of default under the applicable trust agreement with respect to the capital securities have been cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the capital securities and not on behalf of us as holder of the Issuer Trust's trust common securities, and only the holders of the capital securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Dissolution

        Pursuant to each trust agreement, each Issuer Trust will terminate on the first to occur of:

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  the expiration of its term;

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  certain events of bankruptcy, dissolution or liquidation of the holder of the trust common securities;

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  the distribution of a like amount of the corresponding junior subordinated debentures to the holders of its trust securities, if we, as depositor, have given written direction to the property trustee to terminate the Issuer Trust (subject to Capitol receiving prior approval of the Federal Reserve if then required under applicable capital guidelines or policies). Such written direction by us is optional and solely within our discretion;

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  redemption of all of the Issuer Trust's capital securities as described under "—Redemption or Exchange;" and

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  the entry of an order for the dissolution of the Issuer Trust by a court of competent jurisdiction.

        If an early dissolution occurs as described in the second, third and fifth bullet points above, the relevant Issuer Trust will be liquidated by the trustees as expeditiously as the trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, to the holders of the trust securities a like amount of the corresponding junior subordinated debentures in exchange for their trust securities, unless the distribution is determined not to be practical, in which event the holders will be entitled to receive out of the assets of the Issuer Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, an amount equal to, in the case of holders of capital securities, the aggregate of the liquidation amount plus accrued and unpaid distributions to the date of payment (an amount referred to as the "liquidation distribution"). If the liquidation distribution can be paid only in part because the Issuer Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the Issuer Trust on its capital securities will be paid on a pro rata basis. The holder of the Issuer Trust's trust common securities will be entitled to receive distributions upon any liquidation pro rata with the holders of its capital securities, except that if a debenture event of default has occurred and is continuing as a result of any failure by us to pay any amounts in respect of the junior subordinated debentures when due, the capital securities will have a priority over the trust common securities.

Events of Default; Notice

        The following events will be "events of default" with respect to capital securities issued under each trust agreement:

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  any debenture event of default (see "Junior Subordinated Debentures—Events of Default");

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  default for 30 days by the Issuer Trust in the payment of any distribution;

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  default by the Issuer Trust in the payment of any redemption price of any trust security;

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  failure by the Issuer Trust trustees for 60 days in performing, in any material respect, any other covenant or warranty in the trust agreement after the holders of at least 25% in aggregate liquidation amount of the outstanding capital securities of the applicable Issuer Trust give written notice to us and the Issuer Trust trustees; or

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  bankruptcy, insolvency or reorganization of the property trustee and the failure by us to appoint a successor property trustee within 60 days.

        Within 30 days after the occurrence of any event of default actually known to a responsible officer of the property trustee, the property trustee will transmit notice of the event of default to the holders of the Issuer Trust's capital securities, the administrative trustees and us, unless the event of default has been cured or waived.

        We, as depositor, and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under each trust agreement; provided that the holders of capital securities are entitled, under certain circumstances, to accelerate the maturity of the debentures.

        If a debenture event of default has occurred and is continuing, the capital securities will have a preference over the trust common securities as described above. See "—Liquidation Distribution Upon Dissolution." The existence of an event of default does not entitle the holders of capital securities to accelerate the maturity of the capital securities.

Removal of Issuer Trust Trustees

        Unless a debenture event of default has occurred and is continuing, any Issuer Trust trustee may be removed at any time by the holder of the trust common securities. If a debenture event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed by the holders of a majority in liquidation amount of the outstanding capital securities. In no event will the holders of the capital securities have the right to vote to appoint, remove or replace the administrative trustees. Such voting rights are vested exclusively in us as the holder of the trust common securities. No resignation or removal of an Issuer Trust trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable trust agreement.

Co-Trustees and Separate Property Trustee

        Unless an event of default has occurred and is continuing, at any time or from time to time, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, the property trustee will have power to appoint one or more persons either to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or to act as separate trustee of any trust property, in either case with the powers specified in the instrument of appointment, and to vest in the person or persons in this capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable trust agreement.

Merger or Consolidation of Issuer Trust Trustees

        Any person into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which the trustee will be a party, or any person succeeding to all or substantially all the corporate trust business of the trustee, will automatically become the successor of the trustee under each trust agreement, provided the person is otherwise qualified and eligible.

Conversion of Exchange Rights

        The terms that govern whether capital securities of any Issuer Trust are convertible or exchangeable for our securities will be set forth in the prospectus supplement applicable to such capital securities. The terms will include provisions regarding whether conversion or exchange is mandatory or at the option of the holder or at our option and may include provisions that adjust the number of our securities that holders of capital securities may receive.

Mergers, Consolidations, Amalgamations or Replacements of the Issuer Trusts

        An Issuer Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below. An Issuer Trust may, at our request, with the consent of the administrative trustees, but without the consent of the holders of the capital securities, the Delaware trustee or the property trustee, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized under the laws of any state, provided that:

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  the successor entity either:

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  expressly assumes all of the obligations of the Issuer Trust with respect to the capital securities; or

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    substitutes for the capital securities other securities having substantially the same terms as the capital securities (referred to as the "successor capital securities") so long as the successor capital securities rank the same as the capital securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

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  we expressly appoint a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the corresponding junior subordinated debentures;

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  successor capital securities are listed or traded on a national securities exchange or other organization on which the capital securities are then listed;

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  the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the capital securities (including any successor capital securities) in any material respect;

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  the successor entity has a purpose substantially identical to that of the Issuer Trust;

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  prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion of independent counsel to the Issuer Trust experienced in such matters to the effect that:

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  the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the capital securities (including any successor capital securities) in any material respect; and

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  following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Issuer Trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

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  we or any permitted successor or assignee owns all of the trust common securities of the successor entity and guarantees the obligations of the successor entity under the successor capital securities at least to the extent provided by the related guarantee, junior subordinated debentures, trust agreement and expense agreement.

        For the purposes of the foregoing, any consolidation, merger, sale, conveyance, transfer or other disposition involving us, the result of which we are not the surviving entity and the surviving entity is not both the obligor in respect of the related junior subordinated debentures and the related guaranty, shall be deemed to constitute a replacement trust, unless such surviving entity is a bank or other regulated holding company that provides the same guaranty as we did before such transaction.

        Notwithstanding the foregoing, an Issuer Trust may not, except with the consent of holders of 100% in liquidation amount of the related capital securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if the consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Issuer Trust or the successor entity to be classified as an association taxable as a corporation or as other than a grantor trust for U.S. federal income tax purposes.

        There are no provisions that afford holders of any capital securities protection in the event of a sudden and dramatic decline in our credit quality resulting from any highly leveraged transaction, takeover, merger, recapitalization or similar restructuring or change in control of Capitol, nor are there any provisions that require the repurchase of any capital securities upon a change in control of Capitol.

Voting Rights; Amendment of Each Trust Agreement

        Except as provided below and under "Guarantees—Amendments and Assignment" and as otherwise required by law and the applicable trust agreement, the holders of the capital securities will have no voting rights or the right to in any manner otherwise control the administration, operation or management of the relevant Issuer Trust.

        Each trust agreement may be amended from time to time by us and the property trustee, without the consent of the holders of the capital securities:

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  to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, which will not be inconsistent with the other provisions of the trust agreement; or

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  to modify, eliminate or add to any provisions of the trust agreement as necessary to ensure that the relevant Issuer Trust:

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  will be classified for U.S. federal income tax purposes as a grantor trust or as other than an association taxable as a corporation at all times that any trust securities are outstanding; and

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  will not be required to register as an "investment company" under the Investment Company Act; or

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  to effect a split or reverse split of the capital securities for the purpose of maintaining their eligibility for listing or quoting on an exchange or quotation system;

provided that:

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  no such amendment may adversely affect in any material respect the rights of the holders of the capital securities; and

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  any such amendment will become effective when notice of the amendment is given to the holders of trust securities.

        Each trust agreement may be amended by the property trustee and us with:

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  the consent of holders representing at least a majority (based upon liquidation amounts) of the outstanding trust securities; and

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  receipt by the Issuer Trust trustees of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the Issuer Trust trustees in accordance with the amendment will not cause the Issuer Trust to be taxable as a corporation or affect the Issuer Trust's status as a grantor trust for U.S. federal income tax purposes or the Issuer Trust's exemption from status as an "investment company" under the Investment Company Act, provided that, without the consent of each holder of trust securities, the trust agreement may not be amended to:

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  change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date; or

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  restrict the right of a holder of trust securities to institute suit for the enforcement of any such payment on or after such date.

        So long as any corresponding junior subordinated debentures are held by the property trustee on behalf of the Issuer Trust, the property trustee may not:

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  direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or executing any trust or power conferred on the debenture trustee with respect to the corresponding junior subordinated debentures;

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  waive any past default that is waivable under the junior indenture;

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  exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures will be due and payable; or

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  consent to any amendment, modification or termination of the junior indenture or the corresponding junior subordinated debentures, where this consent is required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding capital securities;

provided, however, that where a consent under the junior indenture would require the consent of each holder of corresponding junior subordinated debentures affected, no such consent will be given by the property trustee without the prior consent of each holder of the related capital securities. The property trustee will not revoke any action previously authorized or approved by a vote of the holders of the capital securities except by subsequent vote of the holders of those capital securities. The property trustee will notify each holder of capital securities of any notice of default with respect to the corresponding junior subordinated debentures. In addition to obtaining the foregoing approvals of the holders of the capital securities, prior to taking any of the foregoing actions, the property trustee must obtain an opinion of counsel to the effect that:

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  the Issuer Trust will not be classified as an association taxable as a corporation for U.S. federal income tax purposes on account of the action; and

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  the action will not cause the Issuer Trust to be classified as other than a grantor trust for U.S. federal income tax purposes.

        Any required approval of holders of capital securities may be given at a meeting of holders of capital securities convened for that purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of capital securities are entitled to vote, or of any matter upon which action by written consent of those holders is to be taken, to be given to each holder of record of capital securities in the manner set forth in each trust agreement.

        No vote or consent of the holders of capital securities will be required for an Issuer Trust to redeem and cancel its capital securities in accordance with the applicable trust agreement.

        Notwithstanding that holders of capital securities are entitled to vote or consent under any of the circumstances described above, any of the capital securities that are owned by us, the Issuer Trust trustees or any affiliate of us or any Issuer Trust trustees, will, for purposes of that vote or consent, be treated as if they were not outstanding.

Global Capital Securities

        Unless otherwise set forth in a prospectus supplement, any capital securities will be represented by fully registered global certificates issued as global capital securities that will be deposited with, or on behalf of, a depositary with respect to that series instead of paper certificates issued to each individual holder. The depositary arrangements that will apply, including the manner in which principal of and premium, if any, and interest on capital securities and other payments will be payable, are discussed in more detail under the heading "Issuance of Global Securities."

Payment and Paying Agency

        Payments in respect of capital securities will be made to DTC as described under "Issuance of Global Securities." If any capital securities are not represented by global certificates, payments will be made by check mailed to the address of the holder entitled to them as it appears on the register. Unless otherwise specified in the applicable prospectus supplement, the paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and reasonably acceptable to the administrative trustees and us. The paying agent will be permitted to resign as paying agent upon 30 days' written notice to the administrative trustees, the property trustee and us. In the event that the property trustee is no longer the paying agent, the administrative trustees will appoint a successor (which will be a bank or trust company acceptable to the property trustee and us) to act as paying agent.

Registrar and Transfer Agent

        Unless otherwise specified in the applicable prospectus supplement, the property trustee will act as registrar and transfer agent for the capital securities.

        Registration of transfers of capital securities will be effected without charge by or on behalf of each Issuer Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Issuer Trusts will not be required to register or cause to be registered the transfer of their capital securities after the capital securities have been called for redemption.

Information Concerning the Property Trustee

        The property trustee, other than during the occurrence and continuance of an event of default, undertakes to perform only those duties specifically set forth in each trust agreement and, after an event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the applicable trust agreement at the request of any holder of capital securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred as a result. If no event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the applicable trust agreement or is unsure of the application of any provision of the applicable trust agreement, and the matter is not one on which holders of capital securities are entitled under the trust agreement to vote, then the property trustee will take such action as is directed by us and if not so directed, will take such action as it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

        The administrative trustees and the property trustee are authorized and directed to conduct the affairs of and to operate the Issuer Trusts in such a way that no Issuer Trust will be (1) deemed to be an "investment company" required to be registered under the Investment Company Act or (2) classified as an association taxable as a corporation or as other than a grantor trust for U.S. federal income tax purposes and so that the corresponding junior subordinated debentures will be treated as indebtedness of Capitol for U.S. federal income tax purposes. In addition, we, the administrative trustees and the property trustee are authorized to take any action not inconsistent with applicable law, the certificate of trust of each Issuer Trust or each trust agreement, that we and the administrative trustees determine in their discretion to be necessary or desirable for such purposes as long as such action does not materially adversely affect the interests of the holders of the related capital securities.

        Holders of the capital securities have no preemptive or similar rights.

        No Issuer Trust may borrow money or issue debt or mortgage or pledge any of its assets.

JUNIOR SUBORDINATED DEBENTURES

        The following description summarizes the material provisions of the junior indentures and the junior subordinated debentures to be issued under the corresponding junior indenture. This description is not complete and is qualified in its entirety by reference to the applicable junior indenture and the Trust Indenture Act. The specific terms of the applicable junior subordinated debentures will be described in the applicable prospectus supplement, and may differ from the general description of the terms presented below. Each junior indenture will be qualified under the Trust Indenture Act and has been filed as an exhibit to our registration statement or will be filed in a Current Report on Form 8-K and incorporated by reference in the registration statement prior to an applicable offering. Whenever particular defined terms of the junior indentures (as supplemented or amended from time to time) are referred to in this prospectus or a prospectus supplement, those defined terms are incorporated in this prospectus or that prospectus supplement by reference.

General

        Each series of the junior subordinated debentures are to be issued under separate indentures, to be entered into between Capitol and a trustee. Each indenture is referred herein to as the "junior indenture" and the related trustee is referred to as the "junior trustee." Unless specified in a prospectus supplement, each series of junior subordinated debentures will rank equally with all other junior subordinated debentures and will be unsecured and subordinate and junior in right of payment to the extent and in the manner set forth in the junior indenture to all of our senior indebtedness, including any senior debt securities and any subordinated debt securities. See "—Subordination of Junior Subordinated Debentures." Because we are a holding company and a legal entity separate and distinct from our subsidiaries, our rights to participate in any distribution of assets of a subsidiary upon its liquidation, reorganization or otherwise, and the holders of junior subordinated debentures' ability to benefit indirectly from that distribution, would be subject to prior creditor's claims, except to the extent we may ourselves be recognized as a creditor of that subsidiary. Accordingly, the junior subordinated debentures will be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of junior subordinated debentures should look only to our assets for payments on the junior subordinated debentures. Except as otherwise provided in the applicable prospectus supplement, the junior indenture does not limit the incurrence or issuance of other secured or unsecured debt of Capitol, including senior debt, whether under the junior indenture, any other existing indenture or any other indenture that we may enter into in the future or otherwise. See "—Subordination of Junior Subordinated Debentures" and the prospectus supplement relating to any offering of capital securities or junior subordinated debentures.

        Each series of the junior subordinated debentures will be issuable pursuant to separate junior indentures.

        The particular terms of any junior subordinated debentures will be contained in a prospectus supplement. The prospectus supplement will describe the following terms of the junior subordinated debentures:

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  the title of the junior subordinated debentures;

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  any limit upon the aggregate principal amount of the junior subordinated debentures;

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  the date or dates on which the principal of the junior subordinated debentures must be paid;

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  the interest rate or rates, if any, applicable to the junior subordinated debentures;

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  the dates on which any such interest will be payable;

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  our right, if any, to defer or extend an interest payment date;

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  the record dates for any interest payable on any interest payment date or the method by which any of the foregoing will be determined;

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  the place or places where the principal of and premium, if any, and interest on the junior subordinated debentures will be payable and where, subject to the terms of the junior indenture as described below under "—Denominations, Registration and Transfer," the junior subordinated debentures may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon us in respect of the junior subordinated debentures and the junior indenture may be made;

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  any period or periods within which or date or dates on which, the price or prices at which and the terms and conditions upon which junior subordinated debentures may be redeemed, in whole or in part, at the holder's option or at our option;

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  the obligation or the right, if any, of Capitol or a holder to redeem, purchase or repay the junior subordinated debentures and the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which and the other terms and conditions upon which the junior subordinated debentures will be redeemed, repaid or purchased, in whole or in part, pursuant to that obligation;

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  the denominations in which any junior subordinated debentures will be issued;

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  if other than in U.S. dollars, the currency or currencies (including currency unit or units) in which the principal of (and premium, if any) and interest and additional interest, if any, on the junior subordinated debentures will be payable, or in which the junior subordinated debentures will be denominated;

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  any additions, modifications or deletions in the events of default under the junior indenture or covenants of Capitol specified in the junior indenture with respect to the junior subordinated debentures;

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  if other than the principal amount, the portion of the junior subordinated debentures' principal amount that will be payable upon declaration of acceleration of their maturity;

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  whether the applicable junior subordinated debentures, in whole or in any specified part, will be defeasible and, if other than by a board resolution, the manner in which any election by us to defease the junior subordinated debentures will be evidenced;

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  any additions or changes to the applicable junior indenture with respect to such junior subordinated debentures that are necessary to permit or facilitate the issuance of such junior subordinated debentures in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

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  any index or indices used to determine the amount of payments of principal of and premium, if any, on the junior subordinated debentures and the manner in which those amounts will be determined;

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  the terms and conditions relating to the issuance of a temporary global security representing all of such junior subordinated debentures of that series and the exchange of the temporary global security for definitive junior subordinated debentures;

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  whether the applicable junior subordinated debentures will be issued in whole or in part in the form of one or more global securities and, if so, the depositary for the global securities;

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  the appointment of any paying agent or agents;

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  the terms and conditions of any obligation or right of us or a holder to convert or exchange the junior subordinated debentures into capital securities;

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  the form of trust agreement and guarantee agreement, if applicable;

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  the relative degree, if any, to which junior subordinated debentures of that series will be senior to or be subordinated to other series of junior subordinated debentures or other indebtedness of Capitol in right of payment, whether the other series of junior subordinated debentures or other indebtedness are outstanding or not; and

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  any other terms of the junior subordinated debentures not inconsistent with the provisions of the applicable junior indenture.

        Unless otherwise described in the applicable prospectus supplement, principal, premium, if any, and interest, if any, on the junior subordinated debentures will be payable, and the junior subordinated debentures will be transferable, at the office of the junior trustee, except that interest may be paid at our option by check mailed to the address of the holder entitled to it as it appears on the security register.

        Junior subordinated debentures may be sold at a substantial discount below their stated principal amount bearing no interest or interest at a rate which at the time of issuance is below market rates. Federal income tax consequences and other special considerations applicable to any such junior subordinated debentures will be summarized in the applicable prospectus supplement.

        If the purchase price of any of the junior subordinated debentures is payable in whole or in part in any currency other than U.S. dollars or if any junior subordinated debentures are denominated in whole or in part in any currency other than U.S. dollars, if the principal of, premium, if any, or interest on the junior subordinated debentures are to be payable in one or more foreign currencies or currency units, or if any index is used to determine the amount of payments of principal of, premium, if any, or interest on any series of the junior subordinated debentures, the restrictions, elections, certain U.S. federal income tax consequences, specific terms and other information with respect to that series of junior subordinated debentures and the foreign currencies or currency units will be described in the applicable prospectus supplement.

        Unless specified in a prospectus supplement, the junior indenture will not contain any provisions that would provide protection to holders of the junior subordinated debentures against any highly leveraged or other transaction involving us that may adversely affect holders of the junior subordinated debentures.

        The junior indenture allows us to merge or consolidate with another company, or to sell all or substantially all of our assets to another company. If these events occur, the other company will be required to assume our responsibilities relating to the junior subordinated debentures, and we will be released from all liabilities and obligations. See "—Consolidation, Merger, Sale of Assets and Other Transactions" below for a more detailed discussion. The junior indenture provides that we and the junior trustee may change certain of our obligations or certain rights of holders of the junior subordinated debentures of that series. However, to change the amount or timing of principal, interest or other payments under the junior subordinated debentures, every holder in the series must consent. See "—Modification of the Junior Indenture" below for a more detailed discussion.

Denominations, Registration and Transfer

        Unless otherwise described in the applicable prospectus supplement, the junior subordinated debentures will be issued only in registered form, without coupons, in denominations specified in the applicable prospectus supplement. See "Issuance of Global Securities." Subject to restrictions relating to junior subordinated debentures represented by global securities, junior subordinated debentures of any series will be exchangeable for other junior subordinated debentures of the same issue and series, of any authorized denominations, of a like aggregate principal amount, of the same original issue date and stated maturity and bearing the same interest rate.

        Subject to restrictions relating to junior subordinated debentures represented by global securities, junior subordinated debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed) at the office of the appropriate securities registrar or at the office of any transfer agent designated by us for such purpose with respect to any series of junior subordinated debentures and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the junior indenture. We will appoint the junior trustee as securities registrar under the junior indenture. If the applicable prospectus supplement refers to any transfer agents (in addition to the securities registrar) initially designated by us for any series of junior subordinated debentures, we may at any time rescind the designation of any of these transfer agents or approve a change in the location through which any of these transfer agents acts, provided that we maintain a transfer agent in each place of payment for that series. We may at any time designate additional transfer agents for any series of junior subordinated debentures.

        In the event of any redemption, neither we nor the junior trustee will be required to:

  •
  issue, register the transfer of or exchange junior subordinated debentures of any series during the period beginning at the opening of business 15 days before the day of selection for redemption of junior subordinated debentures of that series and ending at the close of business on the day of mailing of the relevant notice of redemption; or

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  transfer or exchange any junior subordinated debentures so selected for redemption, except, in the case of any junior subordinated debentures being redeemed in part, any portion thereof not being redeemed.

Option to Defer Interest Payments

        If provided in the applicable prospectus supplement, so long as no debenture event of default (as defined below) has occurred and is continuing, we will have the right at any time and from time to time during the term of any series of junior subordinated debentures to defer payment of interest for up to the number of consecutive interest payment periods that is specified in the applicable prospectus supplement, referred to as an "extension period," subject to the terms, conditions and covenants, if any, specified in the prospectus supplement, provided that the extension period may not extend beyond the stated maturity of the applicable series of junior subordinated debentures. U.S. federal income tax consequences and other special considerations applicable to any such junior subordinated debentures will be described in the applicable prospectus supplement.

        As a consequence of any such deferral, distributions on the capital securities would be deferred (but would continue to accumulate additional distributions at the rate per annum described in the prospectus supplement for the capital securities) by the Issuer Trust of the capital securities during the extension period. During any applicable extension period, we may not:

  •
  declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock other than:

  •
  dividends or distributions in our common stock or a declaration of a non-cash dividend in connection with implementing a shareholder rights plan, or the issuance or redemption of stock pursuant to a shareholder rights plan,

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  purchases of our common stock under officer, director or employee benefit plans, or

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  as a result of reclassifying our stock;

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  make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank on a parity in all respects with or junior in interest to the corresponding junior subordinated debentures, or make any payment under a guarantee of any subsidiary's securities if the guarantee ranks on a parity in all respects with or junior in interest to the corresponding junior subordinated debentures; or

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  acquire any of the capital securities or redeem or acquire less than all of the corresponding junior subordinated debentures.

        Prior to the termination of any applicable extension period, we may further defer the payment of interest.

        The above prohibitions will also apply if the junior subordinated debentures are held by an Issuer Trust and:

  •
  an event of default under the junior indenture with respect to the respective junior subordinated debentures shall have occurred, or

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  we are in default with respect to our payment of any obligations under the guarantee related to the related capital securities.

Redemption

        Unless otherwise indicated in the applicable prospectus supplement, junior subordinated debentures will not be subject to any sinking fund.

        Unless otherwise indicated in the applicable prospectus supplement, we may, at our option and subject to receipt of prior approval by the Federal Reserve Board if such approval is then required under applicable capital guidelines or policies, redeem the junior subordinated debentures of any series in whole at any time or in part from time to time. If the junior subordinated debentures of any series are so redeemable only on or after a specified date or upon the satisfaction of additional conditions, the applicable prospectus supplement will specify this date or describe these conditions. Unless otherwise indicated in the form of security, junior subordinated debentures in denominations larger than the liquidation amount may be redeemed in part but only in integral multiples of the liquidation amount. Except as otherwise specified in the applicable prospectus supplement, the redemption price for any junior subordinated debenture will equal any accrued and unpaid interest (including any additional interest) to the redemption date, plus 100% of the principal amount.

        Except as otherwise specified in the applicable prospectus supplement, if a tax event (as defined below), a capital treatment event (as defined below) or an investment company event (as defined below) has occurred and is continuing, we may, at our option and subject to receipt of prior approval by the Federal Reserve Board if such approval is then required under applicable capital guidelines or policies, redeem that series of junior subordinated debentures in whole or in part at any time within 180 days following the occurrence of the tax event, capital treatment event or investment company event, at a redemption price equal to 100% of the principal amount of the junior subordinated debentures then outstanding plus accrued and unpaid interest to the date fixed for redemption, except as otherwise specified in the applicable prospectus supplement.

        A "capital treatment event" means, in respect of the Issuer Trust, the receipt by us and the Issuer Trust of an opinion of counsel, experienced in such matters, to the effect that as a result of:

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  any amendment to or change, including any announced prospective change, in the laws, or any rules or regulations under the laws, of the United States or of any political subdivision of or in the United States, if the amendment or change is effective on or after the date the capital securities of such Issuer Trust are issued; or

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  any official or administrative pronouncement or action or any judicial decision interpreting or applying such laws or regulations, if the pronouncement, action or decision is announced on or after the date the capital securities of such Issuer Trust are issued;

there is more than an insubstantial risk that we will not be entitled to treat the liquidation amount of the capital securities as "Tier 1 Capital" for purposes of the applicable Federal Reserve risk-based capital adequacy guidelines as then in effect.

        A "tax event" means the receipt by us and the Issuer Trust of an opinion of counsel, experienced in such matters, to the following effect that, as a result of any amendment to or change, including any announced prospective change, in the laws or any regulations under the laws of the United States or of any political subdivision or taxing authority of or in the United States effective or announced on or after the date the junior subordinated debentures are issued, or as a result of any official administrative pronouncement or any judicial decision interpreting or applying such laws or regulations effective or announced on or after the date the junior subordinated debentures are issued, there is more than an insubstantial risk that any of the following will occur:

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  the applicable Issuer Trust is, or will be within 90 days of the delivery of the opinion of counsel, subject to U.S. federal income tax on income received or accrued on the corresponding junior subordinated debentures;

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  interest payable by us on the corresponding junior subordinated debentures is not, or within 90 days of the delivery of the opinion of counsel will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes; or

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  the Issuer Trust is, or will be within 90 days of the delivery of the opinion of counsel, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

        An "investment company event" means the receipt by us and the Issuer Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority and, such Issuer Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance of the capital securities of such Issuer Trust.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of junior subordinated debentures to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the junior subordinated debentures or portions thereof called for redemption.

Modification of the Junior Indenture

        From time to time we and the junior trustee may, without the consent of the holders of any series of junior subordinated debentures, amend, waive or supplement the provisions of the junior indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interests of the holders of any series of junior subordinated debentures or, in the case of corresponding junior subordinated debentures, the holders of the related capital securities so long as they remain outstanding) and qualifying, or maintaining the qualification of, the junior indenture under the Trust Indenture Act. The junior indenture contains provisions permitting us and the junior trustee, with the consent of the holders of not less than a majority in principal amount of each outstanding series of junior subordinated debentures affected, to modify the junior indenture in a manner adversely affecting the rights of the holders of such series of the junior subordinated debentures in any material respect; provided, that no such modification may, without the consent of the holder of each outstanding junior subordinated debenture so affected:

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  extend the fixed maturity of the junior subordinated debentures, reduce their principal amount or reduce the amount or extend the time for payment of interest; or

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  reduce the above-stated percentage of outstanding junior subordinated debentures necessary to modify or amend the applicable indenture.

        Where an amendment or supplement requires the consent of a majority of the outstanding subordinated debentures, it will not be effective until it is consented to by a majority in liquidation preference of the corresponding capital securities. Where an amendment or supplement requires the consent of each holder of the junior subordinated debentures, it will not be effective until consented to by each holder of the corresponding capital securities.

Events of Default

        Unless specified in a prospective supplement, the following events will be "debenture events of default" with respect to each series of junior subordinated debenture:

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  default for 30 days in interest payment of any security of that series, including any additional interest (subject to the deferral of any due date in the case of an extension period);

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  default in any principal or premium payment on any security of junior subordinated debenture at its stated maturity, upon redemption, by declaration or otherwise;

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  failure by us for 90 days in performing any other covenant or agreement in the junior indenture after:

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  we are given written notice by the junior trustee; or

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  the holders of at least 25% in aggregate principal amount of the outstanding securities of that series give written notice to us and the junior trustee;

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  our bankruptcy, insolvency or reorganization;

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  the corresponding Issuer Trust dissolves, winds up its business or otherwise terminates its existence, except in connection with the distribution of junior subordinated debentures to holders of trust securities in liquidation of their interests, the redemption of all of the Issuer

    Trusts' outstanding trust securities or certain permitted mergers, consolidations or amalgamations; or

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  any other event of default provided for that series, as described in the applicable prospectus supplement.

        The holders of a majority in aggregate outstanding principal amount of junior subordinated debentures of each series affected have the right to direct the time, method and place of conducting any proceeding for any remedy available to the junior trustee. The principal (or, if the junior subordinated debentures of such series are discount securities, the portion of the principal amount specified in a prospectus supplement) will become due and payable immediately upon a debenture event of default resulting from our bankruptcy, insolvency or reorganization. The junior trustee or the holders of at least 25% in aggregate outstanding principal amount of junior subordinated debentures of each series affected may declare the principal (or, if the junior subordinated debentures of such series are discount securities, the portion of the principal amount specified in a prospectus supplement) due and payable immediately upon any other debenture event of default. In the case of corresponding junior subordinated debentures, should the junior trustee or the holders of such corresponding junior subordinated debentures fail to make this declaration, the holders of at least 25% in aggregate liquidation amount of the related capital securities will have the right to make this declaration. The holders of a majority in aggregate outstanding principal amount of junior subordinated debentures of each series affected may annul the declaration and waive the default, provided all defaults have been cured and all payment obligations have been made current. In the case of corresponding junior subordinated debentures, should the holders of such corresponding junior subordinated debentures fail to annul the declaration and waive the default, the holders of a majority in aggregate liquidation amount of the related capital securities will have the right to do so. In the event of our bankruptcy, insolvency or reorganization, junior subordinated debentures holders' claims would fall under the broad equity power of a federal bankruptcy court, and to that court's determination of the nature of those holders' rights.

        The holders of a majority in aggregate outstanding principal amount of each series of junior subordinated debentures affected may, on behalf of the holders of all the junior subordinated debentures of that series, waive any default, except a default in the payment of principal or premium, if any, or interest (including any additional interest) (unless the default has been cured and a sum sufficient to pay all matured installments of interest (including any additional interest) and principal due otherwise than by acceleration has been deposited with the junior trustee) or a default in respect of a covenant or provision which under the junior indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture of that series. In the case of corresponding junior subordinated debentures, should the holders of such corresponding junior subordinated debentures fail to waive the default, the holders of a majority in aggregate liquidation amount of the related capital securities will have the right to do so. We are required to file annually with the junior trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the junior indenture.

        In case a debenture event of default has occurred and is continuing as to a series of corresponding junior subordinated debentures, if neither the junior trustee nor the holders of the junior subordinated debentures accelerate the corresponding junior subordinated debentures, the holders of the capital securities will have the right to declare the principal of and the interest on the corresponding junior subordinated debentures, and any other amounts payable under the junior indenture, to be immediately due and payable and to enforce their other rights as creditors with respect to the corresponding junior subordinated debentures.

Enforcement of Certain Rights by Holders of Capital Securities

        If a debenture event of default with respect to a series of corresponding junior subordinated debentures has occurred and is continuing and the event is attributable to our failure to pay interest or principal on the corresponding junior subordinated debentures on the date the interest or principal is due and payable, a holder of the related capital securities may institute a legal proceeding directly against us for enforcement of payment to that holder of the principal of or interest (including any additional interest) on corresponding junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the related capital securities of that holder (a "direct action"). We may not amend the junior indenture to remove this right to bring a direct action without the prior written consent of the holders of all of the related capital securities outstanding. If the right to bring a direct action is removed, the applicable Issuer Trust may become subject to reporting obligations under the Exchange Act. We will have the right under the junior indenture to set-off any payment made to the holder of the related capital securities by us in connection with a direct action.

        The holders of related capital securities will not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the junior subordinated debentures unless there has occurred an event of default under the trust agreement. See "Capital Securities and Related Instruments—Events of Default; Notice."

Consolidation, Merger, Sale of Assets and Other Transactions

        Unless specified in a prospectus supplement, the junior indenture allows us to consolidate or merge with or into another corporation or to sell, convey, transfer or otherwise dispose of our property as an entirety, or substantially as an entirety, to another corporation. In the junior indenture, however, we covenant and agree that:

  •
  upon any such consolidation, merger, sale, conveyance, transfer or other disposition, the due and punctual payment of the principal of and premium, if any and interest on all of the junior subordinated debentures, and the due and punctual performance and observance of all of our covenants under the junior indenture, will be expressly assumed by the entity formed by the consolidation or into which we are merged, or by the entity that acquires our property, and, if applicable, the ultimate parent entity of the successor entity will expressly assume our obligations under the related guarantee;

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  the successor will be organized under the laws of the United States or any state or the District of Columbia; and

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  immediately after giving effect to the transaction, no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default, will have occurred and be continuing.

        The general provisions of the junior indenture do not afford holders of the junior subordinated debentures protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the junior subordinated debentures.

Satisfaction and Discharge

        The junior indenture provides that when, among other things, all junior subordinated debentures not previously delivered to the junior trustee for cancellation:

  •
  have become due and payable;

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  will become due and payable at their stated maturity within one year; or

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  are to be called for redemption within one year under arrangements satisfactory to the junior trustee for the giving of notice of redemption by the junior trustee;

and we deposit or cause to be deposited with the junior trustee funds, in trust, for the purpose and in an amount in the currency or currencies in which the junior subordinated debentures are payable sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the junior trustee for cancellation, for the principal, premium, if any, and interest (including any additional interest) to the date of the deposit or to the stated maturity, as the case may be, then the junior indenture will cease to be of further effect (except as to our obligations to pay all other sums due under the junior indenture and to provide the officers' certificates and opinions of counsel described therein), and we will be deemed to have satisfied and discharged the junior indenture.

Conversion or Exchange

        If and to the extent indicated in the applicable prospectus supplement, a series of junior subordinated debentures may be convertible or exchangeable into junior subordinated debentures of another series or into capital securities of another series. The specific terms on which series may be converted or exchanged will be described in the applicable prospectus supplement. These terms may include provisions for conversion or exchange, whether mandatory, at the holder's option, or at our option, in which case the number of shares of capital securities or other securities the junior subordinated debenture holder would receive would be calculated at the time and manner described in the applicable prospectus supplement.

Subordination of Junior Subordinated Debentures

        The junior subordinated debentures will be subordinate in right of payment, to the extent set forth in the junior indenture, to all our senior indebtedness. As used in this prospectus with respect to the junior subordinated debentures, the term "senior indebtedness" means:

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  senior debt, which means all debt (as defined in the junior indenture) incurred before or after the date of the junior indenture unless the instrument evidencing the debts provides that it is not superior in right of payment to the junior subordinated debentures or to other debt which ranks equally with, or is subordinate to, the junior subordinated debentures, except that senior debt does not include:

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  non-recourse debt;

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  debt we owe to our subsidiaries;

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  debt we owe to any employee;

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  debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business; or

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  subordinated debt (as defined below);

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  subordinated debt, which means debt incurred before or after the date of the junior indenture which is by its terms expressly provided to be junior and subordinate to our senior debt (other than the junior subordinated debentures), except that subordinated debt does not include:

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  non-recourse debt;

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  debt we owe to our subsidiaries;

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    debt we owe to any employee;

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    debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business;

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    senior debt (as defined above); and

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    debt under debt securities (and guarantees in respect of these debt securities) initially issued to any trust, partnership or other entity affiliated with us that is, directly or indirectly, our financing vehicle in connection with the issuance by that entity of preferred securities or other securities which are intended to qualify for Tier 1 capital treatment; and

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  additional senior obligations, which means all our indebtedness incurred before or after the date of the junior indenture for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements, except that additional senior obligations do not include:

  •
  claims in respect of senior debt or subordinated debt; or

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  obligations which, by their terms, are expressly stated to be not superior in right of payment to the junior subordinated debentures or to rank pari passu in right of payment with the junior subordinated debentures.

        If we default in the payment of any principal, premium, if any, or interest, if any, or any other amount payable on any senior indebtedness when it becomes due and payable, whether at maturity or at a date fixed for redemption or by declaration of acceleration or otherwise, then we may not make any payment on the junior subordinated debentures. With some limitations, if the junior trustee receives a prohibited payment, it must pay it over to the holders of senior indebtedness.

        In any distribution to creditors upon our dissolution or winding-up or liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all senior indebtedness must first be paid in full before we make any payment of the principal (and premium, if any) or interest on the junior subordinated debentures. Upon any such dissolution or winding-up or liquidation or reorganization, any payment by us, or distribution of our assets to which the holders of junior subordinated debentures or the junior trustee would be entitled to receive must instead be paid by us or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making the payment or distribution, or by the holders of the junior subordinated debentures or the junior trustee if received by them, directly to the holders of our senior indebtedness to the extent necessary to pay the senior indebtedness in full before any payment or distribution is made to the holders of junior subordinated debentures or the junior trustee.

        The junior indenture places no limitation on the amount of additional senior indebtedness that may be incurred by us. We expect from time to time to incur additional indebtedness constituting senior indebtedness.

Trust Expenses

        Pursuant to the guarantee and the expense agreement, we, as borrower, will agree to pay all debts and other obligations (other than with respect to the capital securities) and all costs and expenses of each Issuer Trust (including costs and expenses relating to the organization of each Issuer Trust, the fees and expenses of the Issuer Trustees and the cost and expenses relating to the operation of each Issuer Trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which each Issuer Trust might become subject.

Governing Law

        The junior indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Junior Trustee

        The junior trustee will have, and be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the junior trustee is under no obligation to exercise any of the powers vested in it by the junior indenture at the request of any holder of junior subordinated debentures, unless offered reasonable indemnity by that holder against the costs, expenses and liabilities which might be incurred thereby. The junior trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the junior trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

GUARANTEES

        The following description summarizes the material provisions of the guarantees. This description is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of each guarantee, including the definitions therein, and the Trust Indenture Act. The form of the guarantee has been filed as an exhibit to our registration statement or will be filed in a Current Report on Form 8-K and incorporated by reference in the registration statement prior to an applicable offering. Reference in this summary to capital securities means the capital securities issued by the related Issuer Trust to which a guarantee relates. Whenever particular defined terms of the guarantees are referred to in this prospectus or in a prospectus supplement, those defined terms are incorporated in this prospectus or the prospectus supplement by reference.

General

        A guarantee will be executed and delivered by us at the same time each Issuer Trust issues its capital securities. Each guarantee is for the benefit of the holders from time to time of the capital securities. A trustee will act as indenture trustee (referred to below as the "guarantee trustee") under each guarantee for the purposes of compliance with the Trust Indenture Act and each guarantee will be qualified as an indenture under the Trust Indenture Act. The guarantee trustee will hold each guarantee for the benefit of the holders of the related Issuer Trust's capital securities.

        We will irrevocably and unconditionally agree to pay in full on a subordinated basis, to the extent described below, the guarantee payments (as defined below) to the holders of the capital securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer Trust may have or assert other than the defense of payment. The following payments or distributions with respect to the capital securities, to the extent not paid by or on behalf of the related Issuer Trust (referred to as the "guarantee payments"), will be subject to the related guarantee:

  •
  any accumulated and unpaid distributions required to be paid on the capital securities, to the extent that the Issuer Trust has funds on hand available for the distributions;

  •
  the redemption price with respect to any related capital securities called for redemption, to the extent that the Issuer Trust has funds on hand available for the redemptions; or

  •
  upon a voluntary or involuntary dissolution, winding up or liquidation of the Issuer Trust (unless the corresponding junior subordinated debentures are distributed to holders of such capital securities in exchange for their capital securities), the lesser of:

  •
  the liquidation distribution to the extent the Issuer Trusts shall have funds available therefor; and

  •
  the amount of assets of the Issuer Trust remaining available for distribution to holders of capital securities after satisfaction of liabilities to creditors of the Issuer Trust as required by applicable law.

        Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the applicable capital securities or by causing the Issuer Trust to pay these amounts to the holders.

        Each guarantee will be an irrevocable and unconditional guarantee on a subordinated basis of the related Issuer Trust's obligations under the capital securities, but will apply only to the extent that the related Issuer Trust has funds sufficient to make such payments, and is not a guarantee of collection. See "—Status of the Guarantees."

        If we do not make interest payments on the corresponding junior subordinated debentures held by the Issuer Trust, the Issuer Trust will not be able to pay distributions on the capital securities and will not have funds legally available for the distributions. Each guarantee constitutes an unsecured obligation of ours and will rank subordinate and junior in right of payment to all of our senior indebtedness. See "—Status of the Guarantees." Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent we may ourselves be recognized as a creditor of that subsidiary. Accordingly, our obligations under the guarantees will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments. Except as otherwise provided in the applicable prospectus supplement, the guarantees do not limit the incurrence or issuance of other secured or unsecured debt of ours, including senior indebtedness, whether under the junior indenture, any other existing indenture or any other indenture that we may enter into in the future or otherwise. See the applicable prospectus supplement relating to any offering of capital securities.

        We will, through the applicable guarantee, the applicable trust agreement, the applicable series of corresponding junior subordinated debentures and junior indenture, taken together, fully, irrevocably and unconditionally guarantee all of the Issuer Trust's obligations under the related capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of an Issuer Trust's obligations under its related capital securities. See "Relationship Among the Capital Securities and the Related Instruments."

Status of the Guarantees

        Each guarantee will constitute an unsecured obligation of ours and will rank subordinate and junior in right of payment to all of our senior indebtedness in the same manner as corresponding junior subordinated debentures.

        Each guarantee will rank equally with all other guarantees issued by us with respect to the Issuer Trusts. Each guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity). Each guarantee will be held for the benefit of the holders of the related capital securities. Each guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the Issuer Trust or upon distribution to the holders of the capital securities of the corresponding junior subordinated debentures. None of the guarantees places a limitation on the amount of additional senior indebtedness that may be incurred by us. We expect from time to time to incur additional indebtedness constituting senior indebtedness.

Amendments and Assignment

        Except with respect to any changes which do not materially adversely affect the material rights of holders of the related capital securities (in which case no vote of the holders will be required), no guarantee may be amended without the prior approval of the holders of at least a majority of the aggregate liquidation amount of the related outstanding capital securities. The manner of obtaining any such approval will be as described under "Capital Securities and Related Instruments—Voting Rights; Amendment of Each Trust Agreement." All guarantees and agreements contained in each guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the related capital securities then outstanding.

Events of Default

        Unless otherwise specified in a prospectus supplement, an event of default under each guarantee will occur upon our failure to perform any of our payment obligations under the guarantee or to perform any non-payment obligations. The holders of at least a majority in aggregate liquidation amount of the related capital securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

        The holders of at least a majority in aggregate liquidation amount of the related capital securities have the right, by vote, to waive any past events of default and its consequences under each guarantee. If such a waiver occurs, any event of default will cease to exist and be deemed to have been cured under the terms of the guarantee.

        Any holder of the capital securities may, to the extent permissible under applicable law, institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the Issuer Trust, the guarantee trustee or any other person or entity.

        We, as guarantor, are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to it under the guarantee.

Information Concerning the Guarantee Trustee

        The guarantee trustee, other than during the occurrence and continuance of a default by us in performance of any guarantee, undertakes to perform only those duties specifically set forth in each guarantee and, after default with respect to any guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by any guarantee at the request of any holder of any capital securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred as a result. However, such a requirement does not relieve the guarantee trustee of its obligations to exercise its rights and powers under the guarantee upon the occurrence of an event of default.

Termination of the Guarantees

        Each guarantee will terminate and be of no further force and effect upon:

  •
  full payment of the redemption price of the related capital securities;

  •
  full payment of the amounts payable upon liquidation of the related Issuer Trust; or

  •
  the distribution of corresponding junior subordinated debentures to the holders of the related capital securities in exchange for their capital securities.

        Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related capital securities must restore payment of any sums paid under the capital securities or the guarantee.

Governing Law

        Each guarantee will be governed by and construed in accordance with the laws of the State of New York.

RELATIONSHIP AMONG THE CAPITAL SECURITIES
AND THE RELATED INSTRUMENTS

        The following description of the relationship among the capital securities, the corresponding junior subordinated debentures and the relevant guarantee is not complete and is subject to, and is qualified in its entirety by reference to, each trust agreement, the junior indenture and the form of guarantee, each of which has been filed as an exhibit to our registration statement or will be filed in a Current Report on Form 8-K and incorporated by reference in the registration statement prior to an applicable offering, and the Trust Indenture Act.

Full and Unconditional Guarantee

        Payments of distributions and other amounts due on the capital securities (to the extent the related Issuer Trust has funds available for the payment of such distributions) are irrevocably guaranteed by us as described under "Guarantees." Taken together, our obligations under each series of corresponding junior subordinated debentures, the junior indenture, the related trust agreement and the related guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the related capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer Trust's obligations under the related capital securities. If and to the extent that we do not make payments on any series of corresponding junior subordinated debentures, an Issuer Trust will not pay distributions or other amounts due on its related capital securities. The guarantees do not cover payment of distributions when the related Issuer Trust does not have sufficient funds to pay such distributions. In such an event, the remedy of a holder of any capital securities is to institute a legal proceeding directly against us pursuant to the terms of the junior indenture for enforcement of payment of amounts of such distributions to such holder. Our obligations under each guarantee are subordinate and junior in right of payment to all of our senior indebtedness.

Sufficiency of Payments

        As long as payments of interest and other payments are made when due on each series of corresponding junior subordinated debentures, such payments will be sufficient to cover distributions and other payments due on the related capital securities, primarily because:

  •
  the aggregate principal amount of each series of corresponding junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the related capital securities and related trust common securities;

  •
  the interest rate and interest and other payment dates on each series of corresponding junior subordinated debentures will match the distribution rate and distribution and other payment dates for the related capital securities; and

  •
  each trust agreement provides that the Issuer Trust will not engage in any activity that is inconsistent with the limited purposes of such Issuer Trust.

        Notwithstanding anything to the contrary in the junior indenture, we have the right to set-off any payment we are otherwise required to make under the junior indenture with a payment we make under the related guarantee.

Enforcement Rights of Holders of Capital Securities

        A holder of any related capital security may, to the extent permissible under applicable law, institute a legal proceeding directly against us to enforce its rights under the related guarantee without first instituting a legal proceeding against the guarantee trustee, the related Issuer Trust or any other person or entity.

        A default or event of default under any of our senior indebtedness would not constitute a default or event of default under the junior indenture. However, in the event of payment defaults under, or acceleration of, our senior indebtedness, the subordination provisions of the junior indenture provide that no payments may be made in respect of the corresponding junior subordinated debentures until the senior indebtedness has been paid in full or any payment default has been cured or waived. Failure to make required payments on any series of corresponding junior subordinated debentures would constitute an event of default under the junior indenture.

Limited Purpose of Issuer Trusts

        Each Issuer Trust's capital securities evidence a preferred and undivided beneficial interest in the Issuer Trust, and each Issuer Trust exists for the sole purpose of issuing its capital securities and trust common securities and investing the proceeds thereof in corresponding junior subordinated debentures and engaging in only those other activities necessary or incidental thereto. A principal difference between the rights of a holder of a capital security and a holder of a corresponding junior subordinated debenture is that a holder of a corresponding junior subordinated debenture is entitled to receive from us the principal amount of and interest accrued on corresponding junior subordinated debentures held, while a holder of capital securities is entitled to receive distributions from the Issuer Trust (or from us under the applicable guarantee) if and to the extent the Issuer Trust has funds available for the payment of such distributions.

Rights upon Termination

        Upon any voluntary or involuntary termination, winding-up or liquidation of any Issuer Trust involving our liquidation, the holders of the related capital securities will be entitled to receive, out of the assets held by such Issuer Trust, the liquidation distribution in cash. See "Capital Securities and Related Instruments—Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of ours, the property trustee, as holder of the corresponding junior subordinated debentures, would be a subordinated creditor of ours, subordinated in right of payment to all senior indebtedness as set forth in the junior indenture, but entitled to receive payment in full of principal and interest, before any stockholders of ours receive payments or distributions. Since we are the guarantor under each guarantee, the positions of a holder of capital securities and a holder of corresponding junior subordinated debentures relative to other creditors and to our stockholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

ISSUANCE OF GLOBAL SECURITIES

General

        The debt securities and the capital securities may be issued in whole or in part in the form of one or more fully-registered global securities that will be deposited with, or on behalf of, a depository which, unless otherwise indicated in the applicable prospectus supplement for such securities, will be DTC. Global capital securities may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for securities in certificated form, a global security may not be transferred except as a whole in the following manner:

  •
  by the depository for such global security to a nominee of such depository, or

  •
  by a nominee of such depository to such depository or another nominee of such depository, or

  •
  by such depository or any such nominee to a successor of such depository or a nominee of such successor, or

  •
  in the manner provided below under "—Book-Entry Issuance."

        The specific terms of the depository arrangement with respect to any debt securities or capital securities will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depository arrangements.

        Upon the issuance of a global security and the deposit of such global security with or on behalf of the depository, the depository for such global security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security, or, in the case of capital securities, the respective aggregate liquidation amounts of the capital securities represented by such global security, to the accounts of persons that have accounts with such depository (each such person, a "participant"), which may include Euroclear and Clearstream. The accounts to be credited shall be designated by the dealers, underwriters or agents participating in the distribution of such debt securities or capital securities or by us if we have offered and sold such debt securities or capital securities directly. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants.

        Ownership of a beneficial interest in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depository for such global security (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in a global security.

        So long as the depository for a global security, or its nominee, is the holder of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities or capital securities represented by such global security for all purposes under the applicable indenture or trust agreement. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have debt securities or capital securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of securities in certificated form and will not be considered the owners or holders thereof under the applicable indenture or trust agreement. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depository for such global security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture or trust agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture or trust agreement, the depository for such global security would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

        Payments of principal of or premium, if any, and interest, if any, on debt securities or distributions or other payments on capital securities represented by a global security registered in the name of a depository or its nominee will be made to such depository or its nominee, as the case may be, as the registered owner or the holder of the global security representing such debt securities or capital securities. None of Capitol, the trustee for such securities, any paying agent for such securities, the property trustee or the securities registrar, as applicable, will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that the depository for any debt securities represented by a global debt security, upon receipt of any payment of principal, premium or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global debt security as shown on the records of such depository. We also expect that the depository for a series of capital securities or its nominee, upon receipt of any payment of liquidation amount, redemption price, premium or distributions in respect of a permanent global capital security representing any of such capital securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of such global capital security for such capital securities as shown on the records of such depositary or its nominee. We further expect that payments by participants to owners of beneficial interests in any such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

        Unless otherwise specified in the applicable prospectus supplement, no global debt security may be exchanged in whole or in part for debt securities registered, and no transfer of a global debt security in whole or in part may be registered, in the name of any person other than the depository for such global debt security or a nominee thereof unless:

  •
  such depository has notified us that it is unwilling or unable to continue as depository for such global debt security or has ceased to be a clearing agency registered under the Exchange Act;

  •
  there shall have occurred and be continuing an event of default or a default, as the case may be, with respect to such global debt security; or

  •
  there shall exist such circumstances, if any, in addition to or in lieu of the foregoing as have been specified for this purpose as contemplated by the indentures.

        Unless otherwise specified in the applicable prospectus supplement, if a depository for a series of capital securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the trust within 90 days, the trust will issue individual capital securities of such series in exchange for the global capital security representing such series of capital securities. In addition, the trust may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to such capital securities, determine not to have any capital securities of such series represented by one or more global capital securities and, in such event, will issue individual capital securities of such series in exchange for the global capital security or securities representing such series of capital securities. Further, if the trust so specifies with respect to the capital securities of a series, an owner of a beneficial interest in a global capital security representing capital securities of such series may, on terms acceptable to the trust, the property trustee and the depository for such global capital security, receive individual capital securities of such series in exchange for such beneficial interests, subject to any limitations described in the prospectus supplement relating to such capital securities. In any such instance, an owner of a beneficial interest in a global capital security will be entitled to a physical delivery of individual capital securities of the series represented by such global capital security equal in liquidation amount to such beneficial interest and to have such capital securities registered in its name.

Book-Entry Issuance

        We expect DTC to act as securities depository for all of the debt securities. The debt securities will be issued only as fully-registered securities registered in the name of Cede & Co., DTC's nominee. DTC will thus be the only registered holder of the debt securities and will be considered the sole owner of the debt securities. One or more fully-registered global certificates will be issued for the debt securities, representing in the aggregate the aggregate principal balance of debt securities.

        We also expect DTC to act as securities depository for all of the capital securities, unless otherwise specified in the prospectus supplement. The capital securities will be issued only as fully-registered securities registered in the name of Cede & Co. One or more fully-registered global certificates will be issued for the capital securities of each trust, representing in the aggregate the total number of such trust's capital securities, and will be deposited with the property trustee as custodian for DTC.

        In this prospectus and the applicable prospectus supplement, for book-entry debt securities, references to actions taken by debt security holders will mean actions taken by DTC upon instructions from its participants, and reference to payments and notices of redemptions to debt security holders will mean payments and notices of redemption to DTC as the registered holder of the debt securities for distribution to the participants in accordance with DTC's procedures.

        DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of debt securities or capital securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities or capital securities on DTC's records. The beneficial ownership interest of each actual purchaser of each debt security or capital security is in turn to be recorded on the direct and indirect participants' records, including Euroclear and Clearstream. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased their securities. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in their securities, except in limited circumstances.

        Transfers between participants will be effected in accordance with DTC's procedures and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Cross-market transfers between participants, on the one hand, and Euroclear participants or Clearstream participants, on the other hand, will be effected by DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depository; however, such cross-market transaction will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the debt securities or capital securities in DTC, and making or receiving payment in accordance with normal procedures.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a debt security or capital security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear participant or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream, as the case may be) immediately following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of interests in a debt security or capital security by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC settlement date.

        DTC has no knowledge of the actual beneficial owners of the debt securities or capital securities; DTC's records reflect only the identity of the direct participants to whose accounts such debt securities or capital securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices will be sent to Cede & Co. as the registered holder of the debt securities or capital securities. If less than all of the debt securities are being redeemed, or less than all of a trust's capital securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

        Although voting with respect to the debt securities and capital securities is limited to the holders of record of the debt securities and capital securities, respectively, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the debt securities or capital securities, as applicable. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. Such omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts such debt securities or capital securities are credited on the record date (identified in a listing attached to the omnibus proxy).

        Distribution payments on the debt securities and capital securities will be made by the relevant trustee to DTC. DTC's usual practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC, the relevant trustee, the trust thereof (in the case of capital securities) or Capitol, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the relevant trustee, and disbursements of such payments to the beneficial owners is the responsibility of direct and indirect participants.

        DTC may discontinue providing its services as securities depository with respect to any of the debt securities at any time by giving reasonable notice to the relevant trustee and to us. Under such circumstances, in the event that a successor capital securities depository is not obtained, definitive certificates representing such debt securities are required to be printed and delivered. Additionally, we, at our option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). After an event of default, the holders of a majority in aggregate principal amount of debt securities may determine to discontinue the system of book-entry transfers through DTC. In any such event, definitive certificates for such debt securities will be printed and delivered.

        DTC may also discontinue providing its services as securities depository with respect to any of the capital securities at any time by giving reasonable notice to the relevant trustee and to us. In the event that a successor capital securities depository is not obtained, definitive capital security certificates representing such capital securities are required to be printed or delivered. Additionally, we, at our option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). After an event of default, the holders of a majority in liquidation preference of capital securities may determine to discontinue the system of book-entry transfers through DTC. In any such event, definitive certificates for such capital securities will be printed and delivered.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we and the Issuer Trusts believe to be accurate, but we and the Issuer Trusts assume no responsibility for the accuracy thereof. Neither we nor the Issuer Trusts have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

PLAN OF DISTRIBUTION

Initial Offering and Sale of Capital Securities

        Each Issuer Trust may sell capital securities:

  •
  to or through underwriting syndicates represented by managing underwriters;

  •
  through one or more underwriters without a syndicate for them to offer and sell to the public;

  •
  through dealers or agents; and

  •
  to investors directly in negotiated sales or in competitively bid transactions.

        Any underwriter, agent or dealer involved in the offer and sale of the capital securities will be named in the prospectus supplement.

        The prospectus supplement will describe:

  •
  the terms of the offering, including the name of the agent or the name or names of any underwriters;

  •
  the public offering or purchase price;

  •
  any discounts and commissions to be allowed or paid to the agent or underwriters and all other items constituting underwriting compensation;

  •
  any discounts and commissions to be allowed or paid to dealers; and

  •
  other specific terms of the particular offering or sale.

        Only the agents or underwriters named in a prospectus supplement are agents or underwriters in connection with the capital securities being offered by that prospectus supplement.

        Underwriters, agents and dealers may be entitled, under agreements with us and/or our subsidiaries, to indemnification against certain civil liabilities, including liabilities under the Securities Act and/or to contribution by us and/or our subsidiaries with respect to payments that the agents, dealers or underwriters may be required to make with respect to such liabilities.

        If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters to whom capital securities are sold by us for public offering and sale are obliged to purchase all of those securities if any are purchased. This obligation is subject to certain conditions and may be modified in the prospectus supplement.

        If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

        Underwriters, dealers or agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

Matters Relating to Initial Offering and Market-Making Resales

        Each series of securities will be a new issue, and there will be no established trading market for any security prior to its original issue date. We may not list a particular series of securities on a securities exchange or quotation system. Any underwriters to whom we sell securities for public offering may make a market in those securities. However, no such underwriter that makes a market is obligated to do so, and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for any of the securities.

        During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

        In this prospectus, the term "this offering" means the initial offering of the securities made in connection with their original issuance. This term does not refer to any subsequent resales of securities in market-making transactions.

CERTAIN LEGAL MATTERS

        Miller, Canfield, Paddock and Stone, P.L.C. and Capitol's General Counsel will pass upon certain legal matters in connection with the securities, and Potter Anderson & Corroon LLP will pass upon certain legal matters in connection with Delaware law. Miller, Canfield, Paddock and Stone, P.L.C. has served as primary outside counsel for us and our subsidiaries and affiliates and may do so in the future.

Counsel named in the applicable prospectus supplement will pass upon certain legal matters in connection with the securities for any underwriters or agents.

EXPERTS

        The consolidated financial statements of Capitol Bancorp Ltd. as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

CAPITOL TRUST XII

$33,500,000
10.50% Trust Preferred Securities
(liquidation amount $10 per security)
fully and unconditionally guaranteed, as described herein, by

PROSPECTUS
SUPPLEMENT
June 30, 2008
(To Prospectus Dated June 9, 2008)

Howe Barnes Hoefer & Arnett
Keefe, Bruyette & Woods
Sandler O'Neill + Partners L.P.

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS SUPPLEMENT
SUMMARY INFORMATION
CAPITOL BANCORP LTD.
CAPITOL TRUST XII
THE TRUST PREFERRED SECURITIES
THE DEBENTURES
GUARANTEE BY CAPITOL
SUMMARY CONSOLIDATED FINANCIAL DATA
RISK FACTORS
FORWARD-LOOKING STATEMENTS
CAPITOL BANCORP LTD.
THE TRUST
USE OF PROCEEDS
REGULATORY CONSIDERATIONS
ACCOUNTING AND REGULATORY CAPITAL TREATMENT
RATIO OF EARNINGS TO FIXED CHARGES
CAPITALIZATION
DESCRIPTION OF THE TRUST PREFERRED SECURITIES AND RELATED INSTRUMENTS
DESCRIPTION OF THE DEBENTURES
DESCRIPTION OF THE GUARANTEE
RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, DEBENTURES AND GUARANTEE
BOOK-ENTRY SYSTEM
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
ERISA CONSIDERATIONS
UNDERWRITING
VALIDITY OF SECURITIES
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
FORWARD-LOOKING STATEMENTS
RISK FACTORS
CAPITOL BANCORP LTD.
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
REGULATORY CONSIDERATIONS
THE ISSUER TRUSTS
CAPITAL SECURITIES AND RELATED INSTRUMENTS
JUNIOR SUBORDINATED DEBENTURES
GUARANTEES
RELATIONSHIP AMONG THE CAPITAL SECURITIES AND THE RELATED INSTRUMENTS
ISSUANCE OF GLOBAL SECURITIES
PLAN OF DISTRIBUTION
CERTAIN LEGAL MATTERS
EXPERTS